EXHIBIT 10.8

MAGNOLIA ASSOCIATES, LTD.
Landlord,
and
PZENA INVESTMENT MANAGEMENT, LLC,
Tenant.

LEASE

Premises:	Thirty-Fourth (34th) Floor
120 West 45th Street
New York, New York

New York, New York

Dated: February 4, 2003

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EXHIBIT A            FLOOR PLAN
EXHIBIT B            DEFINITIONS
EXHIBIT C            INTENTIONALLY OMITTED
EXHIBIT D            LANDLORD’S WORK
EXHIBIT E            RULES AND REGULATIONS
EXHIBIT F            HEATING, VENTILATION AND AIR CONDITIONING SPECIFICATIONS

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EXHIBIT G            CLEANING SPECIFICATIONS
EXHIBIT H            FORM LETTER OF CREDIT
EXHIBIT I              PLANS

iii

LEASE
          THIS LEASE is made as of the 4th day of February, 2003, between MAGNOLIA ASSOCIATES, LTD., a Florida limited partnership, having an office at c/o Reckson Associates Realty Corp., 1350 Avenue of the Americas, New York, New York 10019 (“Landlord”), and PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company, having an office at 830 Third Avenue, Fourteenth Floor, New York, New York 10022 (“Tenant”).
          Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
BASIC LEASE PROVISIONS

PREMISES	The thirty-fourth (34th) Floor of the Building, substantially as shown on Exhibit A, which Landlord and Tenant agrees contains 11,858 rentable square feet.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 120 West 45th Street, New York, New York.

COMMENCEMENT DATE	The date of this Lease.

RENT COMMENCEMENT DATE	The date four (4) months after the Substantial Completion Date (subject, however, to the provisions of Section D of Exhibit D).

EXPIRATION DATE	The last day of the calendar month in which the day preceding the tenth (10th) anniversary of the Rent Commencement Date occurs, or if the term of this Lease shall be extended in accordance with any express provision of this Lease, the last day of any renewal or extended term.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES	Executive and general offices, provided that any areas designated on Exhibit A as bathroom, utility or storage areas shall be used only for those respective purposes, and provided that in no event shall any Prohibited Use be included as a Permitted Use.

BASE TAXES	The average of (i) the Taxes for the Tax Year commencing July 1, 2002 and ending on June 30, 2003, and (ii) the Taxes for the Tax Year commencing July 1, 2003 and ending on June 30, 2004.

BASE OPERATING YEAR	The Computation Year commencing on January 1, 2003 and ending on December 31, 2003.

TENANT’S AREA	11,858 rentable square feet.

TENANT’S PROPORTIONATE SHARE	2.67% for Taxes and 2.78% for Operating Expenses (which Landlord and Tenant stipulate and agree is based on the Premises containing 11,858 rentable square feet and the Building containing 444,255 rentable square feet for purposes of computing Taxes and 426,960 rentable square feet for purposes of computing Operating Expenses.

FIXED RENT	(i) Five Hundred Ninety Two Thousand Nine Hundred Dollars ($592,900.00) per annum ($49,408.33 per month) for the period from the Rent Commencement Date through the day immediately preceding the fifth anniversary of the Rent Commencement Date; and (ii) Six Hundred Forty Thousand Three Hundred Thirty-Two Dollars ($640,332.00) per annum ($53,361.00 per month) for the period commencing on the fifth anniversary of the Rent Commencement Date through the Expiration Date.

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment and Tenant’s Operating Payment (as required pursuant to Article 8), late charges, overtime or excess service charges, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

SECURITY DEPOSIT	$592,900.00, subject to reduction as provided in Section 34.5.

LANDLORD’S AGENT	Any Person designated by Landlord from time to time as Landlord’s agent for purposes of managing the Real Property.

LANDLORD’S CONTRIBUTION	Seven Hundred Eleven Thousand Four Hundred Eighty Dollars ($711,480.00).
All capitalized terms used in the text of this Lease without definition are defined in this Article 1 or in Exhibit B.
ARTICLE 2
PREMISES; TERM; RENT
     Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term.
     Section 2.2 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States, by check or money order drawn on a bank which clears through the New York Clearinghouse Association or Federal Reserve Bank of New York or other bank reasonably approved by Landlord: (i) Fixed Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term, commencing on the Rent Commencement Date, (ii) Additional Rent, at the times and in the manner set forth in this Lease, and (iii) electricity charges due under Article 17, on the first day of each calendar month during the term commencing on the Commencement Date.
     Section 2.3 First Month’s Rent. Tenant shall pay one (1) month’s Fixed Rent upon the execution and delivery of this Lease. If the Rent Commencement Date is on the first day of a month, such payment shall be credited towards such month’s Fixed Rent payment. If the Rent Commencement Date is not the first day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period (the “Partial Month”) from the Rent Commencement Date through the last day of such month, and the payment made by Tenant on the date of execution and delivery of this Lease shall be credited towards Fixed Rent for the next succeeding calendar month.
ARTICLE 3
USE AND OCCUPANCY
     Section 3.1 Permitted Uses. (a) Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or suffer the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses or suffers the use of the Premises for a purpose which constitutes a Prohibited Use or violates any Requirements, or which causes the Building to be in violation of any Requirements, then Tenant shall promptly discontinue such use upon notice of such violation.

          (b) Licenses and Permits. Tenant, at its expense, shall obtain and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.
     Section 3.2 Delivery of Premises. Landlord shall be deemed to have delivered possession of the Premises to Tenant, and Tenant shall be deemed to have accepted possession of the Premises, immediately upon the Commencement Date. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirements. Acceptance of possession of the Premises by Tenant as herein provided shall not obviate, waive or otherwise affect Landlord’s obligation to perform Landlord’s Work as provided in this Lease.
     Section 3.3 Use of Building Name. Neither Tenant nor any occupant of the Premises shall use the name of the Building or the name of the entity for which the Building is named or designated by Landlord or any part or abbreviation (including initials) of any such name, except in a conventional manner, and without emphasis or display, as a part of Tenant’s or such permitted occupant’s business address.
ARTICLE 4
CONDITION OF THE PREMISES
     Section 4.1 Condition. Tenant has inspected the Premises and agrees (i) to accept possession of the Premises in the “as is” condition existing on the Commencement Date, subject, however, to Landlord’s obligation to perform Landlord’s Work as provided in this Lease, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Building except as expressly set forth herein, and (iii) except for the work set forth on Exhibit D to this Lease (“Landlord’s Work”), Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises to prepare the Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Premises shall be conclusive evidence, as against Tenant, that (A) Landlord has Substantially Completed Landlord’s Work, (B) Tenant has accepted possession of the Premises in their then current condition, and (C) the Premises and the Building are in a good and satisfactory condition as required by this Lease. Not later than five (5) Business Days after the date that Landlord has Substantially Completed Landlord’s Work, Tenant shall deliver to Landlord written notice of all items, which Tenant claims to be Punch-List Items (hereinafter defined). Landlord shall complete and perform all Punch-List Items within a reasonable period after the date Landlord has Substantially Completed Landlord’s Work (subject, however, to Unavoidable Delay, including Tenant Delay).
     Section 4.2 Performance of Landlord’s Work. Provided this Lease shall be in full force and effect and no Event of Default then exists, Landlord shall perform Landlord’s Work in accordance with the provisions of this Article 4 and Exhibit D hereto. Tenant shall not interfere with the performance of Landlord’s Work by Landlord, its employees, agents, contractors, subcontractors and suppliers, and Tenant at all times shall fully and freely cooperate with Landlord, its employees, agents, contractors, subcontractors and suppliers in connection with the performance of Landlord’s Work. To the extent that in the performance of Landlord’s Work there shall be issued, by any contractor, subcontractor or supplier, any warranty or guaranty, then Landlord, at Landlord’s option, shall either (i) use reasonable efforts (without being required to incur any cost or expense, or to commence or continue any suit, action or proceeding), to obtain the benefits of such warranties and guaranties for Tenant, or (ii) to the extent assignable, and without representation or warranty by Landlord, and without recourse to Landlord, assign such warranties and guaranties to Tenant; provided that in either case Landlord in no way shall be liable or obligated in connection with any such warranties or guaranties, or the issuance or non-issuance thereof, or the performance or non-performance thereof by or on behalf of the issuer thereof.
     Section 4.3 Landlord’s Work In connection with the performance of Landlord’s Work, as set forth in Section 4.2 hereof, Tenant shall provide Landlord with access at all times to all portions of the Premises. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be subject to any liability and/or penalty whatsoever as a result of any delays in connection with the performance of Landlord’s Work which result from Unavoidable Delay, including, without limitation, Tenant Delay.
     Section 4.4 Landlord’s Contribution. Provided this Lease shall be in full force and effect and that no Event of Default shall have occurred and be continuing, Landlord agrees to pay Landlord’s Contribution toward the cost of the Landlord’s Work. Tenant shall pay any and all costs of Landlord’s Work (including both “hard costs,” such as costs of construction labor and materials, and “soft costs”, such as costs of obtaining permits and approvals, and inspection, architectural and engineering costs), in excess of Landlord’s Contribution in accordance with the terms and conditions set forth herein and in Exhibit D. Landlord’s Contribution shall be payable solely on account of work related to the Landlord’s Work (including, without limitation, (i) actual architectural, consulting and engineering fees and costs incurred by Tenant in connection therewith and (ii) costs of electricity and other utilities incurred in connection therewith) except as otherwise specifically provided in this Lease. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended in the performance of the Landlord’s Work in accordance with Exhibit D, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant under this Lease; provided, however (and subject to the first sentence of this Section 4.4), that if, after payment of all costs of Landlord’s Work and the costs set forth in Section 12.9(c), there shall be any unexpended balance of Landlord’s Contribution, then such balance shall be applied to reimburse Tenant for costs incurred by Tenant for installing Tenant’s initial telecommunications and computer data wiring and initial built-in furniture in the Premises, provided that Tenant provides to Landlord, not later than sixty (60) days after the Substantial Completion Date (as hereinafter defined) (with TIME OF THE ESSENCE), a request for such reimbursement accompanied by evidence reasonably satisfactory to Landlord substantiating that such work has been performed and completed and that such costs actually have been incurred and paid by Tenant; but Tenant shall pay the costs for such wiring and built-in furniture to the extent that the unexpended balance of Landlord’s Contribution (if any), after payment of the costs and expenses to which said Landlord’s Contribution otherwise is to be applied, including the costs set forth in Section 12.9(c), shall be insufficient therefor. Such reimbursement out of the unexpended balance of Landlord’s Contribution shall be provided by Landlord to Tenant not later than thirty (30) days after request by Tenant for such reimbursement made as and when provided herein, accompanied by such substantiating evidence.
ARTICLE 5
ALTERATIONS
     Section 5.1 (a) Tenant’s Alterations. Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”), other than decorative Alterations such as painting, wall coverings and floor coverings (collectively, “Decorative Alterations”), without Landlord’s prior consent, which may be withheld in Landlord’s sole discretion. Landlord will not unreasonably withhold, delay or condition its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the Building Systems, (ii) are performed only by Landlord’s designated contractors or by contractors approved by Landlord to perform such Alterations, (iii) affect only the Premises and are not visible from outside of the Premises or the Building, (iv) do not affect the certificate of occupancy issued for the Building or the Premises, (v) are consistent with the design, construction and equipment of the Building, and (vi) do not adversely affect any service furnished by Landlord in connection with the operation of the Building.
          (b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural construction drawings using the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, Tenant shall submit proof that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance, all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord, Landlord’s Affiliates and subsidiaries now or hereafter existing, Landlord’s managing agent, if any, Landlord’s leasing agent, if any, and all Mortgagees and Lessors, and their respective successors and assigns, now or hereafter existing and (provided that Tenant shall not be required to bear any additional expense in connection therewith) all other Indemnitees and any other parties designated by Landlord as additional insureds, as well as Builder’s Risk coverage which satisfies the requirements of Section 13.1(a)(iii), (iv) furnish to Landlord such other evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations) as is reasonably satisfactory to Landlord. Upon Tenant’s request, Landlord shall reasonably cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (if the provisions of the applicable Requirements require that Landlord join in such application), provided that Tenant shall reimburse Landlord for any cost, expense or liability in connection therewith. Tenant shall give Landlord not less than three (3) Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.
          (c) Governmental Approvals; Plans. Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations (other than Decorative Alterations) prepared on the AutoCAD Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord reasonably may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming convention as Landlord may accept) and magnetic computer media of such record drawings and specifications, translated into DXF format or another format reasonably acceptable to Landlord.
     Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (i) in a good and workmanlike manner and free from defects, (ii) in accordance with the plans and specifications as required under Section 5.1, and by contractors, approved by Landlord, (iii) under the supervision of a licensed architect reasonably satisfactory to Landlord (other than Decorative Alterations), and (iv) in compliance with all Requirements, the terms of this Lease, all procedures and regulations then prescribed by Landlord for work performed in the Building, and the Rules and Regulations. All materials and equipment to be used in the Premises shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment shall be subject to any lien or other encumbrance.
     Section 5.3 Removal of Tenant’s Property. All Building Standard Installations (as defined in Article 13 of this Lease) shall be the property of Landlord and shall not be removed by Tenant without the prior approval of Landlord. All Above Building Standard Installations (as defined in Article 14 of this Lease) and Tenant’s Property shall be and, except as hereinafter provided, shall remain the property of Tenant. On or prior to the Expiration Date or sooner termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s Property and, unless otherwise directed by Landlord: (i) close up any slab penetrations in the Premises and (ii) remove any Alterations which are not standard office installations, including kitchen facilities, raised floors, internal stairways, vaults, private lavatories, libraries, vertical transportation systems, reinforced floor areas, and supplemental air-conditioning systems (collectively, “Specialty Alterations”) (all Specialty Alterations shall be deemed to be Above Building Standard Installations for all purposes of this Lease). At least thirty (30) days prior to commencing the removal of any Specialty Alterations or the closing of any slab penetrations, Tenant shall notify Landlord of its intention to remove such Specialty Alterations or effect such closings, and if Landlord notifies Tenant within such thirty (30) day period, Tenant shall not remove such Specialty Alterations or close such slab penetrations, and the Specialty Alterations not so removed shall become the property of Landlord upon the Expiration Date or sooner termination of the Term. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property, or by the closing of any slab penetrations, and if Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for Landlord’s actual cost of repairing and restoring such damage. Any Above Building Standard Installations or Tenant’s Property not removed on or before the Expiration Date or sooner termination of the Term shall be deemed abandoned and Landlord may either retain the same as Landlord’s property or remove and dispose of same without accountability to Tenant, and repair and restore any damage caused thereby, at Tenant’s cost. Simultaneously with submitting to Landlord any Alteration Plans for proposed Specialty Alterations, Tenant may submit to Landlord a notice in writing (using bold letters) requesting Landlord to notify Tenant whether Landlord shall require Tenant, at the Expiration Date or sooner termination of this Lease, to remove the specified Specialty Alterations depicted in such Alteration Plans and restore the Premises as provided in this Section 5.3 (an “Alteration Removal Request”). If Tenant fails to so submit such Alteration Removal Request, and if the Specialty Alterations are in fact made (it being agreed that such Specialty Alterations shall be subject to the terms and provisions of this Lease), Landlord shall have the option to require Tenant, at the Expiration Date or sooner termination of the Term, to remove all or any of the Specialty Alterations shown on such Alteration Plans and to restore the Premises as provided in this Section 5.3. If Landlord does not respond to the Alteration Removal Request within five (5) Business Days, then as Tenant’s sole remedy Tenant shall have the right to provide Landlord with a second Alteration Removal Request (a “Second Alteration Removal Request”), which shall specifically identify the Specialty Alterations to which such request relates, and set forth in bold capital letters the following statement: IF LANDLORD FAILS TO RESPOND WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, TENANT SHALL NOT BE REQUIRED, AT THE EXPIRATON OR SOONER TERMINATION OF THE TERM OF THE LEASE, TO REMOVE THE SPECIFIED ALTERATIONS OR RESTORE THE PREMISES AS PROVIDED IN SECTION 5.3 OF THE LEASE. If Landlord shall respond to the Alteration Removal Request or a Second Alteration Removal Request, Landlord shall state in such response whether or not Tenant shall be required, at the Expiration Date or sooner termination of this Lease, to remove such Specialty Alterations and restore the Premises as provided in this Section 5.3. If Landlord fails to respond to a Second Alteration Removal Request within five (5) Business Days after receipt of same by Landlord, then as Tenant’s sole remedy Landlord shall be deemed to have agreed that Tenant shall not be required to remove the specified Specialty Alterations or restore the Premises at the Expiration Date or sooner termination of this Lease as provided in provided this Section 5.3. If Landlord, in a timely manner, shall respond to an Alteration Removal Request or a Second Alteration Removal Request, then Tenant’s obligations to remove such Specialty Alterations and restore the Premises as provided in this Section 5.3 shall be as set forth in Landlord’s response. Nothing in this Section 5.3, and no response (or lack of response) by Landlord to any Alteration Removal Request or Second Alteration Removal Request, shall affect, waive or reduce Tenant’s repair and/or maintenance obligations as otherwise set forth in this Lease.
     Section 5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge filed against the Premises, the Building or the Real Property in connection with any work claimed or determined in good faith by Landlord to have been done by or on behalf of, or materials claimed or determined in good faith by Landlord to have been furnished to, Tenant, within thirty (30) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

     Section 5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict or disharmony with other contractors or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of the Building by other tenants or occupants. In the event of such interference, conflict or disharmony, upon Landlord’s request, Tenant shall cause all contractors or laborers causing such interference or conflict to leave the Building immediately.
     Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord or its designee, within ten (10) Business Days after demand, all out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (i) Landlord’s review of the Alterations (including review of requests for approval thereof), and (ii) the provision of Building personnel during the performance of any Alterations required by trade union policy or otherwise, to operate elevators or otherwise to facilitate Tenant’s Alterations.
     Section 5.7 Tenant’s Equipment. Tenant shall not move any heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) and payment to Landlord of Landlord’s reasonable charges in connection therewith. If any such machinery, equipment or other items require special handling, Tenant agrees (i) to employ only persons holding a Master Rigger’s License to perform such work, and (ii) such work shall be done only during hours designated by Landlord.
     Section 5.8 Legal Compliance. The approval of plans or specifications, or the consent by Landlord to the making of any Alterations, does not constitute Landlord’s agreement or representation that such plans, specifications or Alterations comply with any Requirements or the certificate of occupancy issued for the Building. Landlord shall have no liability to Tenant or any other party in connection with Landlord’s approval of plans and specifications for any Alterations, or Landlord’s consent to Tenant’s performing any Alterations. If, as the result of any Alterations made by or on behalf of Tenant, Landlord is required to make any alterations or improvements to any part of the Building in order to comply with any Requirements, whether or not in the Premises, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements as provided in Article 21.
     Section 5.9 Landlord’s Reasonable Cooperation. Provided Tenant shall at times be in compliance with its agreements and obligations under this Lease, and subject to the terms and provisions of this Lease, including, without limitation, the provisions of this Article 5, Landlord, at Tenant’s sole cost and expense, shall provide reasonable cooperation to Tenant in connection with the performance of Alterations by Tenant to which Landlord has consented, or which Tenant has a right to perform under the provisions of this Lease without the consent of Landlord, provided that Landlord shall not be obligated to incur any liability, expense, cost or obligation in connection therewith.

ARTICLE 6
FLOOR LOAD
     Tenant shall not place a load upon any floor of the Premises that exceeds 50 pounds per square foot. Landlord reserves the right to reasonably designate the position of all heavy machinery, equipment and fixtures which Tenant wishes to place within the Premises, and to place limitations on the weight thereof, in accordance with the Rules and Regulations.
ARTICLE 7
REPAIRS
     Section 7.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 7.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems, (ii) the public portions of the Building, and (iii) the structural elements of the Building, both exterior and interior, including the roof, foundation and curtain wall (including the windows which comprise components thereof), in conformance with standards applicable to first-class office buildings of comparable age and quality in midtown Manhattan.
     Section 7.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 of this Lease, (i) make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (to the extent not required to be made by Landlord pursuant to Section 7.1) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible pursuant to this Lease, and (ii) replace (or, to the extent practical and consistent with the esthetic standards of the Building, repair) damaged doors, signs and glass (other than exterior window glass) in and about the Premises. Without limiting the foregoing but subject to the provisions of Section 13.2, all damage to the Premises or to any other part of the Building, or to any fixtures, equipment, sprinkler system and/or appurtenances thereof, whether requiring structural or nonstructural repairs, caused by or resulting from any act, omission, neglect or improper conduct of, or Alterations made by, or the moving of Tenant’s fixtures, furniture or equipment, including machinery and heavy equipment, into, within or out of the Premises by any Tenant Party, shall be repaired at Tenant’s expense. Such repairs shall be made by (A) Tenant, at Tenant’s expense if the required repairs are nonstructural in nature and do not affect any Building System or any portion of the Building outside of the Premises, or (B) Landlord, at Tenant’s expense, if the required repairs are structural in nature, involve replacement of exterior window glass (if damaged by any Tenant Party), or affect any Building System or any portion of the Building outside of the Premises. Tenant shall give Landlord reasonably prompt notice of any defective condition of which Tenant is aware in any structural element or any Building System located in, servicing or passing through the Premises. All Tenant repairs shall be of a quality at least equal to the original work or construction using new construction materials, and shall be made in accordance with this Lease. If Tenant fails to proceed with due diligence to make any repairs required to be made by Tenant, Landlord may make such repairs, and all actual costs and expenses incurred by Landlord in connection therewith shall be paid by Tenant as provided in Article 21.
     Section 7.3 Interruptions Due to Repairs. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building, including the Building Systems which provide services to Tenant, as Landlord deems necessary or desirable, provided that in no event shall the level of any Building service decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such work by Landlord), nor shall there be a denial of Tenant’s access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes, alterations, additions, improvements, repairs or replacements, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant shall bear and pay in full such overtime or premium pay rates, overtime costs, and other additional expenses, to the extent same exceed Landlord’s ordinary, non-overtime, non-premium pay rates, costs and expenses. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment therein; provided, however, that Landlord shall be responsible for repairing any damage to the Premises to the extent actually caused by Landlord, its employees or contractors, in connection with the performance by Landlord of any repairs, alterations, additions or improvements as provided herein.
ARTICLE 8
INCREASES IN REAL ESTATE TAXES AND OPERATING EXPENSES
     Section 8.1 Definitions. As used in this Article:
          (a) “Base Expenses” means the Operating Expenses payable for the Base Operating Year.
          (b) Intentionally omitted
          (c) “Computation Year” means each calendar year in which any part of the Term occurs and, in the case of a termination of this Lease pursuant to Article 19, in which any part of the Term would have occurred except for such termination.
          (d) “Landlord’s Statement” means an instrument or instruments containing a comparison of one or both of (i) the Base Taxes and the Taxes for any Tax Year, and (ii) the Base Expenses and the Operating Expenses for any Computation Year.

          (e) “Operating Expenses” means the costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord and/or its Affiliates with respect to the ownership, operation, maintenance and repair of the Real Property, including the costs incurred for (i) air conditioning, ventilation, and heating; (ii) interior and exterior cleaning and rubbish removal; (iii) window washing; (iv) elevators and escalators; (v) hand tools and other movable equipment; (vi) porter service; (vii) electricity, gas, oil, steam, water rates, sewer rents and other utilities; (viii) association fees and dues; (ix) insurance premiums; (x) supplies; (xi) wages, salaries, disability benefits, pensions, hospitalization, retirement plans, severance packages and group insurance for employees of Landlord, up to and including the level of building managers and their immediate supervisors, (xii) uniforms and working clothes for such employees and the cleaning thereof; (xiii) expenses imposed pursuant to any collective bargaining agreement with respect to such employees; (xiv) payroll, social security, unemployment and other similar taxes with respect to such employees; (xv) sales, use and similar taxes; (xvi) vault charges; (xvii) franchise and license fees; (xviii) charges of independent contractors performing work in connection with the operation, maintenance and repair of the Real Property; (xix) legal, accounting and other professional fees; (xx) installation, operation and maintenance of holiday decorations; (xxi) landscaping costs; (xxii) management fees; (xxiii) the annual depreciation or amortization, on a straight-line basis over such period as shall be appropriate under generally acceptable accounting principals (with interest on the unamortized portion at the Base Rate plus 2 percent per annum), of any capital costs incurred after the Base Operating Year for any equipment, device or other improvement made or acquired (provided, however, that capital costs incurred in order to comply with Requirements shall be includable only to the extent required by Requirements which are enacted or imposed after the date of this Lease, or any modification, amendment or re-interpretation of currently existing Requirements); and (xxiv) protection and security services.
          (f) Operating Expenses shall not include (1) Taxes (including without limitation legal fees included in the definition of Taxes), special assessments and franchise, income or any other taxes imposed upon or measured by the income or profits of Landlord; (2) except for depreciation and amortization specifically included in Operating Expenses as provided above, the costs of all items which should be capitalized in accordance with generally accepted accounting practices; (3) the costs of all services furnished to any other tenant of the Building on a “rent inclusion” basis which are not provided to Tenant on such basis; (4) the costs of all work or services performed for any tenant in the Building (including Tenant) at such tenant’s cost and expense; (5) mortgage amortization and interest; (6) leasing commissions; (7) allowances, concessions and other costs of tenant installations and decorations incurred in connection with preparing space for any tenant in the Real Property, including workletters and concessions; (8) rent payable under Superior Leases, if any; (9) wages, salaries and benefits paid to any employees of Landlord and Landlord’s Agent, above the level of the immediate supervisors of building managers; (10) legal and accounting fees relating to (i) disputes or negotiations with tenants, prospective tenants or other occupants of the Real Property, (ii) disputes or negotiations with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or any part thereof, or (iii) negotiations of leases, contracts of sale or mortgages; (11) costs which are reimbursed by insurance, warranty or condemnation proceeds, or which are reimbursable by Tenant or other tenants or any other Person other than pursuant to an expense escalation clause;

(12) costs in the nature of penalties or fines; (13) the costs of all services, supplies and repairs paid to any Affiliate or subsidiary of Landlord or Landlord’s Agent materially in excess of the costs that would be payable in an “arm’s length” or unrelated situation; (14) advertising expenses in connection with leasing of the Real Property; (15) the costs of installing, operating and maintaining a specialty improvement, such as a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club, unless Tenant is permitted to make use of any such facility without additional cost or on a subsidized basis consistent with other users; (16) the costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; and (17) the costs incurred in connection with the removal, encapsulation or other treatment of any Hazardous Materials classified as such and existing in the Premises as of the date hereof and required to be removed, encapsulated or treated under applicable Requirements in effect as of the date hereof.
          (g) “Taxes” means the taxes and assessments imposed upon the Real Property, including assessments made as a result of the Real Property or any part thereof being within a business improvement district, other than any interest or penalties imposed in connection therewith, and all expenses, including fees and disbursements of counsel and experts, reasonably incurred by Landlord in connection with any application for a reduction in the assessed valuation for the Real Property or for a judicial review thereof (but in no event shall such expenses be included in Base Taxes). If due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Tax, such franchise, income, profit or other tax shall be deemed to be a Tax for the purposes of this Lease. Interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes shall not be included in “Taxes.” “Taxes” shall also include any occupancy or rent tax now in effect or hereafter enacted and applicable to Tenant’s occupancy of the Premises imposed upon Landlord or payable by Landlord.
          (h) “Tax Year” means the twelve (12) month period commencing July 1 of each year, or such other twelve (12) month period as may be duly adopted as the fiscal year for real estate tax purposes by the City of New York.
     Section 8.2 Tax Payments. (a) If the Taxes for any Tax Year exceed the Base Taxes, Tenant shall pay to Landlord, as Additional Rent with respect to such Tax Year, an amount (“Tenant’s Tax Payment”) equal to Tenant’s Proportionate Share of the amount by which the Taxes for such Tax Year exceed the Base Taxes. Landlord shall furnish to Tenant, prior to the commencement of each Tax Year, a Landlord’s Statement setting forth Landlord’s estimate of Tenant’s Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of the June preceding such Tax Year and the first day of December of such Tax Year (each a “Payment Date”) of such Tax Year, an amount equal to one-half (2) of Landlord’s estimate of Tenant’s Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (x) until the first Payment Date following the date on which such estimate is furnished to Tenant, Tenant shall pay to Landlord on each Payment Date, an amount equal to the amount due from Tenant on the immediately preceding Payment Date; (y) after such estimate is furnished to Tenant, if any Tenant’s Tax Payment previously made was greater or less than the

Tenant’s Tax Payment to be made in accordance with such estimate, then (1) if there is a deficiency, Tenant shall pay the amount thereof to Landlord within ten (10) Business Days after such estimate is furnished to Tenant, or (2) if there is an overpayment, Landlord shall credit such overpayment against subsequent installments of Rent, unless the Term has expired, in which event Landlord shall refund such overpayment to Tenant within thirty (30) days after the issuance of such estimate, provided that if Tenant is in default under this Lease and there are amounts due and payable to Landlord hereunder, then Landlord shall refund such overpayment to Tenant to the extent in excess of any amounts claimed to be in default hereunder within such thirty (30) day period and once all defaults under this Lease are cured and there are no amounts due and payable to Landlord hereunder, Landlord shall refund any remaining portion of such overpayment to Tenant within thirty (30) days; and (z) on the first Payment Date following the date on which such estimate is furnished to Tenant, Tenant shall make the Tenant’s Tax Payment in accordance with the terms set forth above. Landlord may, during each Tax Year, furnish to Tenant a revised Landlord’s Statement of Landlord’s good faith estimate of Tenant’s Tax Payment for such Tax Year, and in such case, Tenant’s Tax Payment for such Tax Year shall be adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year, Landlord shall furnish to Tenant a Landlord’s Statement of Taxes for such Tax Year, and (A) if such Landlord’s Statement shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Tax Year, Tenant shall pay to Landlord the amount of such deficiency in Tenant’s Tax Payment within ten (10) Business Days after such Landlord’s Statement is furnished to Tenant, or (B) if such Landlord’s Statement shall show that the sums so paid by Tenant were more than Tenant’s Tax Payment for such Tax Year, Landlord shall credit such overpayment in Tenant’s Tax Payment against subsequent installments of Rent payable by Tenant, unless the Term has expired, in which event Landlord shall refund such overpayment to Tenant within thirty (30) days after the issuance of such Landlord’s Statement, provided that if Tenant is in default under this Lease and there are amounts due and payable to Landlord hereunder, then Landlord shall refund such overpayment to Tenant to the extent in excess of any amounts claimed to be in default hereunder within such thirty (30) day period and once all defaults under this Lease are cured and there are no amounts due and payable to Landlord hereunder, Landlord shall refund any remaining portion of such overpayment to Tenant within thirty (30) days. If there shall be any increases in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, whether during or after such Tax Year, Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. If the Base Taxes are reduced at any time during the Term as a result of a reassessment or otherwise, then Tenant shall pay to Landlord, within ten (10) days of Tenant’s receipt of written notice from Landlord of such reduction, an amount equal to the difference between (a) the amount of all of Tenant’s Tax Payments that would theretofore have been payable had the reduced amount of Base Taxes been used in calculating such Tenant’s Tax Payment and (b) all of Tenant’s Tax Payments theretofore actually made by Tenant. In the event that during the Term the City of New York changes the dates upon which Taxes are due, the Payment Dates shall be such dates upon which real estate taxes are payable to the City of New York. If, during the Term, Landlord shall elect to collect Tenant’s Tax Payments, in full or in quarterly or bi-annual or other installments on any other date or dates than as presently required (but not more frequently than monthly), then following Landlord’s notice to Tenant, Tenant’s Tax Payments shall be correspondingly revised.
          (b) Tenant shall be obligated to pay Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of taxes as the result of any reduction, abatement, or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic status or other tax-exempt status. The benefit of any discount for any early payment of Taxes shall accrue solely to the benefit of Landlord.
          (c) Tenant shall not (and hereby waives any and all rights it may now or hereafter have to) institute or maintain any action, proceeding or application in any court or other body having the power to fix or review assessed valuations, for the purpose of reducing Taxes, and the filing of any such proceeding by Tenant without Landlord’s consent shall be a default hereunder.
          (d) Tenant shall pay any occupancy or rent tax now in effect or hereafter enacted and applicable to Tenant’s occupancy of the Premises imposed by its terms upon Tenant.
     Section 8.3 Operating Expense Payments. (a) If the Operating Expenses for any Computation Year exceed the Base Expenses, Tenant shall pay to Landlord, as Additional Rent with respect to such Computation Year, an amount (“Tenant’s Operating Payment”) equal to Tenant’s Proportionate Share of the amount by which the Operating Expenses for such Computation Year exceed the Base Expenses. For each Computation Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s estimate of Tenant’s Operating Payment for such Computation Year. Tenant shall pay to Landlord, on the first day of each month during such Computation Year, an amount equal to one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Operating Payment for such Computation Year. If Landlord does not furnish any such estimate for a Computation Year until after the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 8.3 during the last month of the preceding Computation Year, (B) promptly after such estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Computation Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Computation Year in accordance with such estimate, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) Business Days after demand therefor or (2) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent installments of Rent due hereunder, unless the Term has expired, in which event Landlord shall refund such overpayment to Tenant within thirty (30) days after the issuance of such notice, provided that if Tenant is in default under this Lease and there are amounts due and payable to Landlord hereunder, then Landlord shall refund such overpayment to Tenant to the extent in excess of any amounts claimed to be in default hereunder within such thirty (30) day period and once all defaults under this Lease are cured and there are no amounts due and payable to Landlord hereunder, Landlord shall refund any remaining portion of such overpayment to Tenant within thirty (30) days, and (C) on the first day of the month following the month in which such estimate is furnished to Tenant, and on the first day of each month thereafter throughout the remainder of such Computation Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant’s Operating Payment shown on such estimate.
          (b) Landlord shall furnish to Tenant a Landlord’s Statement of Operating Expenses for each Computation Year with reasonable promptness after the expiration of such Computation Year. If such Landlord’s Statement shows that the sums paid by Tenant under Section 8.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Computation Year, Landlord shall credit the amount of such excess against subsequent installments of Rent due hereunder unless the Term has expired, in which event Landlord shall refund such overpayment to Tenant within thirty (30) days after the issuance of such Landlord’s Statement, provided that if Tenant is in default under this Lease and there are amounts due and payable to Landlord hereunder, then Landlord shall refund such overpayment to Tenant to the extent in excess of any amounts claimed to be in default hereunder within such thirty (30) day period and once all defaults under this Lease are cured and there are no amounts due and payable to Landlord hereunder, Landlord shall refund any remaining portion of such overpayment to Tenant within thirty (30) days. If Landlord’s Statement for such Computation Year shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Computation Year, Tenant shall pay the amount of such deficiency within ten (10) Business Days after Tenant’s receipt of Landlord’s Statement.
     Section 8.4 Certain Adjustments. (a) If the Rent Commencement Date shall be a day other than January 1 or the Expiration Date shall be a day other than December 31, or if there is any abatement of Fixed Rent payable under this Lease (other than any abatement under Article 1 hereof) or any termination of this Lease (other than a termination pursuant to Article 19), or if there is any increase or decrease in Tenant’s Area, then in each such event in applying the provisions of this Article with respect to the Tax Year or Computation Year in which the event occurred, appropriate adjustments shall be made to reflect the result of such event on a basis consistent with the principles underlying the provisions of this Article, taking into consideration (i) the portion of such Tax Year or Computation Year, as the case may be, which shall have elapsed prior to or after such event, (ii) the rentable area of the Premises affected thereby, and (iii) the duration of such event.
          (b) If during all or any part of any Computation Year (including the Base Operating Year), Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a rentable portion of the Building which is not then leased, Operating Expenses for such period shall include an amount equal to the costs and expenses which would reasonably have been incurred for such work or service during such period by Landlord if the Building had been one hundred percent (100%) leased and occupied.
     Section 8.5 Non-Waiver. Landlord’s failure to render a Landlord’s Statement on a timely basis with respect to any Tax Year or Computation Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to such Tax Year or Computation Year or any subsequent Tax Year or Computation Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for any Tax Year or Computation Year; provided, that Landlord shall not have the right to render a

Landlord’s Statement, or a corrected Landlord’s Statement, after the expiration of three (3) years after the expiration or sooner termination of the Term. Anything in this Lease to the contrary notwithstanding, but subject to the provisions of the immediately preceding sentence, the refund by Landlord to Tenant of any sums on account of overpayment, alleged overpayment, or believed overpayment on account of Tenant’s Tax Payment and/or Tenant’s Operating Payment shall not prejudice Landlord’s right thereafter to render a corrected estimate or Landlord’s Statement and collect from Tenant any sums due Landlord in accordance therewith.
     Section 8.6 Tenant Disputes. Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) pay to Landlord when due the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (ii) within ninety (90) days after such statement is sent, send a notice to Landlord objecting to such statement and specifying the reasons for Tenant’s claim that such statement is incorrect. Tenant covenants and agrees that Tenant will not employ, in connection with any dispute under this Lease, any Person who is to be compensated, in whole or in part, on a contingency fee basis. If the parties are unable to resolve any such dispute within thirty (30) days following the giving of Tenant’s notice of objection, either party may refer the issues raised to an independent firm of certified public accountants selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants shall determine that Landlord overstated the Operating Expenses by more than five percent (5%) for such Computation Year, as finally determined, in which case Landlord shall pay such fees and expenses.
ARTICLE 9
REQUIREMENTS OF LAW
     Section 9.1 (a) Tenant’s Compliance. Tenant, at its expense, shall comply (or cause compliance) with all Requirements applicable to the Premises (and to areas outside of the Premises, if resulting from any act or omission of Tenant, including, without limitation, any work undertaken by or on behalf of Tenant), regardless of whether imposed by their terms upon Landlord or Tenant provided however, that Tenant shall not be obligated to comply with any Requirement requiring any structural alteration to the Premises unless the application of such Requirement arises from (i) Tenant’s manner of use or occupancy of the Premises other than its mere use for executive and general offices, (ii) any cause or condition created by or on behalf of Tenant or any Tenant Party (including any Alterations), (iii) any wrongful act or wrongful omission by Tenant or any Tenant Party or (iv) the breach of any of Tenant’s obligations under this Lease. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof. All repairs and alterations, whether ordinary or extraordinary, required to be made to cause the Premises to comply with any Requirements shall be made by Tenant, at Tenant’s expense and in compliance with Article 5 if such repairs or alterations are nonstructural, do not affect any Building System, and do not involve the performance of work outside of the Premises, or by Landlord, at Tenant’s expense, if such repairs or alterations are structural, affect any Building System, or involve the performance of work outside the Premises.
          (b) Hazardous Materials. Tenant or any Tenant Party shall not (i) cause or wrongfully permit any Hazardous Materials to be brought into or onto the Real Property, (ii) cause or permit the storage or use of Hazardous Materials in any manner not permitted by any Requirements, or (iii) cause or permit the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Real Property. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from, the presence of Hazardous Materials in the Premises, the Building or the Real Property, which is caused or permitted by Tenant or any Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant or any Tenant Party with respect to any Requirements relating to Hazardous Materials, and any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time after reasonable written notice to Tenant.
          (c) Landlord’s Insurance. Tenant shall not cause or wrongfully permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Real Property, (iii) cause an increase in the premiums for fire insurance then covering the Building over that payable with respect to comparable first-class office buildings, or (iv) result in insurance companies of good standing refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If the fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Article, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant. In any action or proceeding to which Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the appropriate Fire Insurance Rating Organization, or other body fixing such fire insurance rates, shall be conclusive evidence of the fire insurance rates then applicable to the Building.
     Section 9.2 Fire Alarm System; Sprinklers. As part of Landlord’s Work, Landlord shall install a sprinkler system and fire-alarm and life-safety system serving the Premises. Tenant, at Tenant’s expense, shall thereafter maintain in good order and repair such sprinkler system and fire-alarm and life-safety system. Such maintenance shall be performed by Tenant in accordance with this Lease, the Rules and Regulations and all Requirements. If and to the extent that the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications or Alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire-alarm and life-safety system serving the Building or the Premises by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord (to the extent such modifications or Alterations are structural, affect any Building System or involve the performance of work outside the Premises), or Tenant (to the extent such modifications or Alterations are nonstructural, do not affect any Building System and do not involve the performance of work outside the Premises) shall make such modifications or Alterations, and supply such additional equipment, in either case at Tenant’s expense.
     Section 9.3 Limitations on Rent. If at any time during the Term, the Rent is not fully collectible by reason of any Requirements, Tenant shall take such other steps as Landlord may reasonably request, and as may be legally permissible, to permit Landlord to collect the maximum rents which may during the continuance of such restriction be legally permissible (but not in excess of the Rent reserved under this Lease). Upon the termination of such restriction during the Term, Tenant shall pay to Landlord, in addition to the Rent for the period following such termination, if legally permissible, the portion of Rent which would have been paid pursuant to this Lease but for such legal restriction, less the Rent paid by Tenant to Landlord while such restriction was in effect, together with interest thereon at the Base Rate.
ARTICLE 10
QUIET ENJOYMENT
          Provided this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and all Superior Leases and Mortgages.
ARTICLE 11
SUBORDINATION
     Section 11.1 Subordination and Attornment. (a) This Lease and Tenant’s rights and the rights of any Tenant Party hereunder are subject and subordinate to all Mortgages and Superior Leases. At the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
          (b) If a Lessor or Mortgagee or any other Person shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Article 11 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (1) evidencing such attornment, (2) setting forth the terms and conditions of Tenant’s tenancy, and (3) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, do not increase Tenant’s non-Rent obligations except to a de minimis extent or adversely affect Tenant’s rights under this Lease except to a de minimis extent. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:
          (i) liable for any act or omission of Landlord (except to the extent such act or omission is a default under this Lease and continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission to such successor landlord);
          (ii) subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;
          (iii) bound by any prepayment of more than one (1) month’s Rent to any prior landlord;
          (iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;
          (v) bound by any obligation to perform any work or to make improvements to the Premises except for (A) repairs and maintenance required to be made by the landlord under this Lease, and (B) repairs to the Premises as a result of damage by fire or other casualty, or partial condemnation, pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards actually made available to such successor landlord;
          (vi) bound by any modification, amendment or renewal of this Lease made without the consent of any Lessor or Mortgagee of which Tenant has been provided notice; or
          (vii) obligated to return any security deposit not actually received by any successor landlord.
          (c) Any Mortgagee may elect that this Lease shall have priority over the Mortgage that it holds and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, or of the interest of the lessee under any Superior Lease, Tenant shall consent to any reasonable modifications of this Lease requested by any lender, provided such modifications do not increase the Rent, increase Tenant’s non-Rent obligations except to a de minimis extent, or adversely affect Tenant’s rights under this Lease except to a de minimis extent. Upon notice to Tenant from any Mortgagee or Lessor that Landlord’s license to collect Rent has been revoked, Tenant shall be authorized to pay Rent to such Mortgagee or Lessor, as the case may be.

     Section 11.2 Termination by Tenant. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord (i) until Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (ii) until a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time) during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.
     Section 11.3 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to Article 9-B of the New York Real Property Law or any successor statute, provided that the Declaration does not by its terms increase the Rent, increase Tenant’s non-Rent obligations except to a de minimis extent, or adversely affect Tenant’s rights under this Lease except to a de minimis extent. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
     Section 11.4 Applicability. The provisions of this Article shall (i) inure to the benefit of Landlord, any future owner of the Real Property, any Lessor or Mortgagee and any successor or assign thereof, and (ii) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease or the foreclosure of any Mortgage.
ARTICLE 12
SERVICES
     Section 12.1 Elevators. Landlord shall provide passenger elevator service to each floor of the Premises which is above the street floor of the Building during Business Hours on Business Days, with at least one elevator being subject to call at all other times. In addition, Landlord shall make available to Tenant at least one freight elevator serving the Premises upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days from 8:00 a.m. to 12:00 noon, and from 1:00 p.m. to 5:00 p.m.
     Section 12.2 Heating, Ventilation and Air Conditioning. (a) Landlord shall furnish to the Premises heating, ventilation and air-conditioning (“HVAC”), in accordance with the standards set forth in Exhibit F, on all Business Days during Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, the “Mechanical Areas”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Areas. Neither Tenant nor any Tenant Party shall at any time enter the Mechanical Areas or tamper with, adjust, or otherwise affect the Mechanical Areas. Tenant shall not install any supplementary or auxiliary HVAC equipment to serve the Premises without Landlord’s prior consent in each instance.
          (b) Landlord shall not be responsible if the normal operation of the Building System providing HVAC to the Premises (the “HVAC System”) shall fail to provide cooled or heated air, as the case may be, in accordance with the specifications set forth in Exhibit F by reason of (i) any machinery or equipment installed by or on behalf of Tenant, which shall have an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, as the case may be, or (ii) any rearrangement of partitioning or other Alterations made or performed by or on behalf of Tenant. All blinds and shades shall be subject to Landlord’s approval. Tenant shall lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or when and as reasonably required by any Requirements. Tenant at all times shall cooperate fully with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
     Section 12.3 Overtime Building Services. The Rent does not reflect or include any charge to Tenant for the furnishing of any building services such as elevator service or HVAC other than to the extent described in Sections 12.1 and 12.2 above. Landlord shall not be required to furnish any building services at any times (“Overtime Periods”) other than the times specifically described in this Lease for the provision of such building services unless Tenant delivers notice to Landlord’s property management office serving the Building requesting such services at least 24 hours prior to the time at which such services are to be provided, but Landlord shall use reasonable efforts (without obligation to incur any additional cost) to arrange for building services during Overtime Periods on such shorter notice as Tenant shall provide. If Landlord furnishes elevator service, HVAC or any other building service to the Premises during Overtime Periods, Tenant shall pay to Landlord Landlord’s then established rates for supplying such overtime building services in the Building. Landlord and Tenant acknowledge that as of the date of this Lease Landlord’s charge for overtime HVAC service is $25.00 per hour; and Tenant acknowledges and agrees that such charge shall be subject to increase by Landlord from time to time, in Landlord’s discretion, provided that such increased charges shall be reasonably competitive with rates for similar service for similar buildings in mid-town Manhattan, New York City.
     Section 12.4 Cleaning. Landlord shall cause the Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, or as an exhibition area or classroom, or for storage, shipping room, mail room or similar purposes, or for private bathrooms, showers or exercise facilities, or as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit G. Any areas of the Premises requiring cleaning which Landlord is not required to clean under this Section 12.4, and any additional cleaning of any portion of the Premises requested by Tenant, shall be done, at Tenant’s expense, by Landlord’s employees or Landlord’s contractor, at rates which shall be competitive with rates of other cleaning contractors providing services to first-class office buildings in midtown Manhattan. Landlord’s cleaning personnel shall have access to the Premises at all times except between 7:00 A.M. and 7:00 P.M. on Business Days.
     Section 12.5 Water. Landlord, at Landlord’s expense, shall provide hot and cold water for drinking, cleaning and lavatory purposes. If Tenant requires or uses water or steam for any additional purposes, Landlord may install a meter to measure the water or steam furnished. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water or steam furnished. Tenant shall also pay Landlord’s reasonable charge for any required pumping or heating thereof, and any sewer rent, tax and/or charge now or hereafter assessed or imposed upon the Premises or the Real Property pursuant to any Requirements. If any tax is imposed upon Landlord’s receipts from the sale or resale of water or steam to Tenant, Tenant shall reimburse Landlord for such tax, if and to the extent permitted by law.
     Section 12.6 Refuse and Rubbish Removal. Landlord shall provide refuse and rubbish removal services at the Premises for ordinary office refuse and rubbish pursuant to regulations reasonably established by Landlord. Tenant shall pay to Landlord, within ten (10) Business Days after delivery of an invoice therefor, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds, in Landlord’s reasonable judgment, the refuse and rubbish customarily generated by executive and general office tenants. Tenant shall not dispose of any refuse and rubbish in the public areas of the Real Property or any part thereof, and if any Tenant Party does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall cause all Tenant Parties to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose, provided that Tenant is given reasonable prior written notice of the imposition thereof.
     Section 12.7 Listings in Building Directory. (a) Landlord shall, at the request of Tenant, maintain listings on the directory located in the Building lobby of the names of Tenant and any officers or employees of Tenant, provided that the number of listings shall be in the same proportion to the capacity of the directory as Tenant’s Area is to the rentable square foot area of the Building. Tenant shall deliver to Landlord, on or prior to the Commencement Date, a list of all names to be included in the directory. Tenant may deliver revised listings to Landlord from time to time throughout the Term (but Landlord shall not be obligated to revise the directory more often than once a month), and Tenant shall pay Landlord’s then established charge therefor.
          (b) Tenant, at its expense, shall have the right to install signs in the elevator lobby of the 34th Floor of the Building displaying the names of Tenant, permitted subtenants, and permitted Desk Space Users. Such signs shall be subject to the reasonable approval of Landlord as to number, location, size, color, style, and content.
     Section 12.8 Service Interruptions. (a) Landlord reserves the right to suspend any Building service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for repairs, alterations or improvements which, in Landlord’s reasonable judgment, are necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such repairs, alterations or improvements are completed, and Landlord shall not be liable to Tenant for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to restore such service, remedy such situation and minimize interference with Tenant’s business, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates, or to incur any other overtime costs or additional expenses whatsoever. The exercise of any such right or the occurrence of any such failure by Landlord shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any compensation, abatement or diminution of Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise.
          (b) Notwithstanding anything to the contrary contained in any other provision of this Lease, in the event that (i) Tenant is unable to use the Premises for the ordinary conduct of Tenant’s business due solely to Landlord’s breach of an obligation under this Lease, other than as a result of Unavoidable Delays, and such condition continues for a period in excess of fifteen (15) consecutive days after Tenant gives a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises is solely due to such condition, (ii) Tenant does not actually use or occupy the Premises during such period for the ordinary conduct of Tenant’s business, and (iii) such condition has not resulted from the negligence or misconduct of Tenant or any Tenant Party, then, as Tenant’s sole remedy therefor, Rent shall be abated on a per diem basis for the period commencing on the sixteenth (16th)) day after Tenant gives the Abatement Notice, and ending on the earlier of (A) the date Tenant reoccupies the Premises for the ordinary conduct of its business, or (B) the date on which such condition is substantially remedied.
          (c) Notwithstanding anything to the contrary set forth in Sections 8.1 or 8.7 or elsewhere in this Lease, Landlord makes no representations to Tenant with respect to the adequacy or effectiveness of any programs, systems, devices or equipment designed to preserve or enhance the safety or security of the Building, and Landlord will have no liability to Tenant, any Tenant Party, or any other Person whatsoever with respect thereto.
     Section 12.9 Supplemental HVAC. (a) As part of Landlord’s Work, a supplemental heating, ventilation and air conditioning system (“Supplemental HVAC”) shall be installed to service the Premises. Landlord shall provide four and one-half (4.5) tons of condenser water (the “Water Tonnage”) to Tenant for use in its Supplemental HVAC.
          (b) Tenant shall pay to Landlord, regardless of actual usage, as Additional Rent, for such condenser water on the first day of each month, the amount which is equal to 1/12th of the Water Charge for such calendar year. “Water Charge” shall mean (i) for the calendar year 2003, an amount equal to $500.00 per ton, multiplied by the Water Tonnage, and (ii) for each calendar year thereafter (including, without limitation, each year during any renewal term of this Lease pursuant to Article 36 of this Lease): the amount equal to 103% of the Water Charge payable for the prior calendar year. The Supplemental HVAC shall be installed pursuant to plans and specifications approved by Landlord in writing. The repair and maintenance of the Supplemental HVAC shall be at Tenant’s sole cost and expense. Tenant shall not make any changes to the Supplemental HVAC without Landlord’s prior written consent. Landlord makes no representations that the Supplemental HVAC will operate as designed or intended.

          (c) Tenant shall pay to Landlord, as Additional Rent, not later than five (5) days after demand by Landlord, a one-time charge of $1,500.00 for connection of the Supplemental HVAC System to the supply of condenser water. If and to the extent that after payment of all costs of Landlord’s Work, there shall be any unexpended balance of Landlord’s Contribution, then Tenant shall have the right to apply such balance (to the extent thereof) against such connection charge, but Tenant shall pay the cost for such connection charge to the extent that the unexpended balance of Landlord’s Contribution (if any) shall be insufficient therefor.
ARTICLE 13
INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT
     Section 13.1 Tenant’s Insurance. (a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:
               (i) a policy of commercial general liability insurance on an occurrence basis against claims for bodily injury, death and/or property damage occurring in or about the Premises or the Real Property, under which Tenant is named as the insured and Landlord, Landlord’s Affiliates and subsidiaries now or hereafter existing, Landlord’s managing agent (if any), Landlord’s leasing agent (if any), any Lessors, and any Mortgagees, now or hereafter existing, and their successors and assigns and (provided that Tenant shall not be required to bear any additional expenses to obtain same) any other parties whose names shall have been furnished by Landlord to Tenant from time to time are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s Affiliates and subsidiaries, Landlord’s managing agent, Landlord’s leasing agent, any Lessors, and any Mortgagees, now or hereafter existing, and their successors and assigns and such other parties named as additional insureds; and Tenant agrees to obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in Article 32 hereof. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000.00; provided, however, that Landlord may require Tenant to increase such coverage, from time to time, to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in first-class buildings in the Borough of Manhattan. If the aggregate limit applying to the Premises is reduced by the payment of a claim or establishment of a reserve equal to or greater than fifty percent (50%) of the annual aggregate, Tenant shall immediately arrange to have the aggregate limit restored by endorsement to the existing policy or the purchase of an additional insurance policy unless, in Landlord’s reasonable judgment, Tenant maintains sufficient concurrent excess liability insurance to satisfy the liability requirements of this Lease without the reinstatement of the aggregate limit;
               (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” property insurance policies, insuring Tenant’s Property, and all Alterations and improvements to the Premises to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (hereinafter, “Building Standard Installations”), for the full insurable value thereof or replacement cost value thereof, whichever is greater, having a deductible amount, if any, of not more than $100,000.00;
               (iii) during the performance of any Alteration, until completion thereof, Builder’s risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors), any Mortgagee and any Lessor in all work incorporated in the Building and all materials and equipment in or about the Premises;
               (iv) Workers’ Compensation Insurance, as required by law;
               (v) New York State disability benefits as required by law;
               (vi) Business Interruption Insurance; and
               (vii) such other insurance in such amounts as Landlord, any Mortgagee and/or any Lessor may reasonably require from time to time and which is, at the applicable time, generally or customarily required by landlords in mid-town Manhattan, New York in connection with buildings similar to the Building.
          (b) All insurance required to be carried by Tenant pursuant to the terms of this Lease (i) shall contain a provision that (A) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, (B) the policy shall be noncancellable and/or no material change in coverage shall be made thereto unless Landlord, Lessors and Mortgagees shall have received thirty (30) days’ prior notice of the same, and (C) Tenant shall be solely responsible for the payment of all premiums under such policies and Landlord, Lessors and Mortgagees shall have no obligation for the payment thereof (provided, however, that Tenant shall not be required to name Landlord, Landlord’s Affiliates and subsidiaries, any Lessors or any Mortgagees as additional insureds on property damage insurance policies insuring only Tenant’s Property), and (ii) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating of “A-” and a “Financial Size Category” of at least “X” or if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation, required to be carried by each party pursuant to this Article. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least ten (10) days prior to the expiration of such policy. In lieu of the policies of insurance required to be delivered to Landlord pursuant to this Article (the “Policies”), Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27”, or the equivalent), with such certification evidencing coverage, and which shall expressly provide that such certification (i) conveys to Landlord and any other named insured and/or additional insureds thereunder (the “Insured Parties”) all the rights and privileges afforded under the applicable Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing at least thirty (30) days in advance, of any termination of or change to the applicable Policies that would affect the interest of any of the Insured Parties.
     Section 13.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Premises, the Building and personal property, fixtures and equipment located therein, wherein the insurance companies shall waive subrogation or consent to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire and other hazards; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Tenant acknowledges that Landlord shall not carry insurance on, and (notwithstanding anything in this Lease or any rule of law to the contrary) shall not be responsible for, (i) damage to or destruction of any Alterations or improvements to the Premises, to the extent they exceed Building Standard Installations, (ii) damage to or destruction of Tenant’s Property, and/or (iii) any loss suffered by Tenant due to interruption of Tenant’s business, in all cases notwithstanding how any of such damage, destruction or interruption may arise or be caused; and (a) Tenant shall look solely to Tenant’s insurance policies for the recovery or any and all damages and/or compensation relating to damage or destruction of Tenant’s Property and/or such Alterations and improvements, and/or relating to interruption of Tenant’s business, and (ii) Tenant (and not Landlord) shall be solely responsible for paying and bearing the amounts of any and all deductibles, exclusions from coverage, and lack of coverage in such insurance policies.
     Section 13.3 Landlord’s Insurance. Landlord shall obtain and maintain in effect such insurance coverage respecting the Building as from time to time is obtainable at commercially reasonable rates and is then customarily obtained and maintained by landlords in respect of office buildings similar to the Building, located in midtown Manhattan, New York City.
ARTICLE 14
DESTRUCTION — FIRE OR OTHER CAUSE
     Section 14.1 Restoration. If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, Tenant shall give prompt notice to Landlord, and the damage shall be repaired by Landlord, at its expense, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property, or (ii) any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). Until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises.
     Section 14.2 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 14.1, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building is so damaged that in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than sixty (60) days following the date of the damage, give Tenant a notice terminating this Lease, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other office tenants in the Building aggregating, together with this Lease, at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (i) the Term shall expire upon the date set forth in Landlord’s notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord no later than the date set forth in the notice, (ii) Tenant’s liability for Rent shall cease as of the date of the damage, (iii) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (iv) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for Alterations and other improvements to the Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for such Alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.
     Section 14.3 Tenant’s Termination Right. (a) If the Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Premises, and if Landlord elects to restore the Premises, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than twelve (12) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following Tenant’s receipt of the Restoration Notice (with time of the essence). If Tenant delivers a Termination Notice to Landlord, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 14.2.
          (b) If (1) Landlord shall cause to be given a Restoration Notice as set forth in Section 14.3(a) stating that restoration shall be Substantially Completed by a date not more than twelve (12) months from the date of the damage (the date twelve (12) months after the date of the damage is hereinafter referred to as the “Restoration Outside Date”) and (2) for any reason other than Tenant Delay or other Unavoidable Delay such restoration is not Substantially Completed on or before the Restoration Outside Date, then Tenant, by notice given to Landlord not later than the date twenty (20) days after the Restoration Outside Date (with time of the essence) may give notice to Landlord (the “Tenant’s Restoration Outside Date Termination Notice”) of Tenant’s election to terminate this Lease. If such restoration is Substantially Completed on or before the date thirty (30) days after the Restoration Outside Date, then Tenant’s Restoration Outside Date Termination Notice shall be of no force or effect, and this Lease shall continue in full force and effect; and if such restoration is not Substantially Completed on or before the date thirty (30) days after the Restoration Outside Date, then on the thirty first (31st) day after the Restoration Outside Date this Lease shall automatically terminate in the manner set forth in the second sentence of Section 14.2, except that the Term shall expire on such thirty-first (31st) day and Tenant shall vacate the Premises and surrender the same to Landlord no later than such thirty-first (31st) day. If Tenant shall fail or omit in a timely manner to give Tenant’s Restoration Outside Date Termination Notice, Tenant shall have waived its right to terminate this Lease as provided in this Section 14.3(b).
     Section 14.4 Final 24 Months. Notwithstanding anything set forth to the contrary in this Article, in the event that any damage rendering the Premises wholly untenantable occurs during the final twenty-four (24) months of the Term, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice; provided, however, that if Landlord shall give notice terminating this Lease as provided in this Section 14.4 (“Landlord’s Section 14.4 Termination Notice”), and if (i) not later than the date thirty (30) days after Landlord has given Landlord’s Section 14.4 Termination Notice, Landlord actually receives a Renewal Notice (hereafter defined) from Tenant exercising Tenant’s option to renew the term of this Lease in accordance with the provisions of Article 36 (with TIME OF THE ESSENCE AS AGAINST TENANT), and (ii) all the conditions in this Lease to the exercise by Tenant of such renewal option are satisfied, then Landlord’s Section 14.4 Termination Notice shall be of no force or effect and this Lease shall continue in full force and effect as if Landlord had not given Landlord’s Section 14.4 Termination Notice. For purposes of this Section 14.4, the Premises shall be deemed wholly untenantable if due to such damage, Tenant shall be precluded from using more than fifty percent (50%) of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue until at least the earlier of the (i) Expiration Date, or (ii) the ninetieth (90th) day after the date when such damage occurs. Tenant shall have no right to exercise Tenant’s option to renew the term of this Lease if Tenant previously has terminated this Lease in accordance with the provisions of this Section 14.4, or otherwise. Nothing herein shall limit or affect Landlord’s right to terminate this Lease in accordance with Section 14.2.
     Section 14.5 Waiver of Real Property Law '227. This Article constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force, shall have no application in any such case.

     Section 14.6 Inability to Collect. Notwithstanding any of the foregoing provisions of this Article, if Landlord or any Lessor or Mortgagee shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Premises or the Building by reason of any action or inaction on the part of Tenant or any Tenant Party, then, without prejudice to any other remedies which may be available against Tenant, (i) there shall be no abatement of Rent, and (ii) Landlord shall have no obligation to restore the Premises, until Landlord receives the insurance proceeds withheld by reason of such action or inaction on the part of Tenant or any Tenant Party.
     Section 14.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor any of the Indemnitees shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Indemnitees shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in Article 7). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or Unavoidable Delays, in connection with any repair or restoration of any portion of the Premises or of the Building. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration; provided, however, Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Nothing in this Section 14.7 shall affect any right of Landlord to be indemnified by Tenant under Article 32 for payments made to compensate for losses of third parties.
     Section 14.8 Windows. If at any time any windows of the Premises are temporarily closed, darkened or covered over by reason of repairs, maintenance, alterations or improvements to the Building, or any of such windows are permanently closed, darkened or covered over due to any Requirements, Landlord shall not be liable for any damage Tenant may sustain and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.
ARTICLE 15
EMINENT DOMAIN
     Section 15.1 (a) Total Taking. If all or substantially all of the Premises, the Building or the Real Property shall be acquired or condemned for any public or quasi-public purpose, this Lease shall terminate and the Term shall end as of the date of the vesting of title, with the same effect as if such date were the Expiration Date.
          (b) Partial Taking. If only a part of the Premises, the Building or the Real Property shall be acquired or condemned, this Lease and the Term shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be modified to reflect the reduction of the Premises and/or the Building as a result of such acquisition or condemnation.
          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may give to Tenant, within sixty (60) days following the date upon which Landlord receives notice that all or a portion of the Building or the Real Property has been acquired or condemned, a notice of termination of this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least fifty percent (50%) of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates).
          (d) Tenant’s Termination Right. If the part of the Building or the Real Property so acquired or condemned contains a substantial part of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant received notice of such acquisition or condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated in accordance with this Section, Landlord, at Landlord’s expense but without requiring Landlord to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so acquired or condemned to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such acquisition or condemnation, excluding Tenant’s Property, Tenant’s Alterations and/or Above Building Standard Installations.
          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article, Fixed Rent and Tenant’s payments for Taxes and Operating Expenses shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
          (f) Applicability. The provisions of Sections 15.1 and 15.2 shall not apply to any acquisition or condemnation of all or any part of the Premises for a period of eighteen (18) months or less.
     Section 15.2 Awards. Upon any acquisition or condemnation of all or any part of the Building or the Real Property, Landlord shall receive the entire award for any such acquisition or condemnation, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant’s Alterations or improvements; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property and Tenant’s Above Building Standard Installations included in such taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

     Section 15.3 Temporary Taking. Notwithstanding the provisions of Section 15.1, if all or any part of the Premises is acquired or condemned for a period of eighteen (18) months or less during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord, and the Term shall not be reduced or affected in any way, and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority. Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which award shall be received, held and applied by Tenant for payment of Rent falling due, provided that if the acquisition or condemnation is for a period extending beyond the Term, such award shall be apportioned between Landlord and Tenant and Landlord shall receive the portion of such award relating to the period after the Term. If the acquisition or condemnation of all or any part of the Premises is for a period of more than eighteen (18) months, the provisions of Sections 15.1 and 15.2 shall apply.
ARTICLE 16
ASSIGNMENT AND SUBLETTING
     Section 16.1 (a) No Assignment or Subletting. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet (or underlet), or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article shall be null and void.
          (b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant, or this Lease or the Premises is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved. No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of any of the terms, covenants and conditions to be performed by Tenant under this Lease, including the payment of Rent.
          (c) No Waiver. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others. The listing of any name other than that of Tenant in the directory, or on the doors of the Premises or elsewhere, shall not vest in any such named party any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease, or to any sublease of the Premises, or to the use or occupancy thereof by others.

          (d) Desk Space Users. Notwithstanding the provisions of Section 16.1(a), and without the consent of Landlord, only Pzena Investment Management, LLC, as Tenant, or an Affiliate of Pzena Investment Management, LLC, as Tenant (if this Lease has been assigned to such Affiliate in accordance with the provisions of this Lease), may from time to time, subject to all of the provisions of this Lease, permit portions of the Premises to be used or occupied under so-called “desk sharing” arrangements by employees of any reputable company or reputable self-employed persons (provided the use under such “desk sharing arrangement” is for the Permitted Use only) (each such employee or person, a “Desk Space User”), provided that (i) any such use or occupancy of desk or office space shall be without the installation of any separate entrance to the Premises, (ii) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the use expressly permitted pursuant to this Lease, (iii) in no event shall the use of any portion of the Premises by a Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, (iv) at no time shall there be more than five (5) Desk Space Users in the aggregate, and at no time shall there be more than five (5) offices at the Premises, in the aggregate, used or occupied by Desk Space Users, and (v) such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, and (vi) such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 16. Prior to entering into any such desk sharing arrangement, Tenant shall notify Landlord in writing of its plan to provide any space in the Premises to a Desk Space User, which notice shall include (1) the identity of the Desk Space User and its principals, with such reasonable detail as may be required by Landlord as to particulars of such Desk Space User, (2) a description of the nature and character of the business to be conducted in the Premises by such Desk Space User and (3) the rentable square feet and location in the Premises to be occupied by such Desk Space User, together with a copy of the agreement, if any, relating to the use or occupancy of such portion of the Premises by such Desk Space User.
     Section 16.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord (“Tenant’s Proposed Assignment or Sublet Notice”), which shall be accompanied by (i) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (ii) with respect to a sublet of all or a part of the Premises, (A) the material business terms on which Tenant would sublet such premises, and (B) a description of the portion of the Premises to be sublet. Such Tenant’s Proposed Assignment or Sublet Notice shall (except as otherwise expressly provided in this Article 16) be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right, at Landlord’s option (1) to terminate this Lease with respect to such space as Tenant proposes to sublease, upon the terms and conditions hereinafter set forth, or (2) if the proposed transaction is an assignment of this Lease or a subletting of 50% or more of the rentable square footage of the Premises, to terminate this Lease with respect to the entire Premises. Such option may be exercised by notice from Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s Proposed Assignment or Sublet Notice. The foregoing notwithstanding, in the event of a proposed subletting Landlord shall not have such right of termination if such subletting (when aggregated with the portions of the Premises then subject to other sublettings) is (i) for less than fifty percent (50%) of the rentable square footage of the

Premises and (ii) for a term which expires not later than the date two (2) years prior to the expiration date of the Term of this Lease.
     Section 16.3 Landlord’s Termination. If Landlord exercises its option to terminate all or a portion of this Lease pursuant to Section 16.2: (i) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, (ii) Fixed Rent and Tenant’s payments for Taxes and Operating Expenses shall be apportioned, paid or refunded as of such date, (iii) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, (iv) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant, and (v) if this Lease shall end with respect to a portion of the Premises, Tenant shall, at Tenant’s sole cost and expense, separately demise such portion of the Premises, and make available all utility services so as to make such portion of the Premises a self-contained rental unit reasonably satisfactory to Landlord and in compliance with all Requirements; provided, however, that if Landlord exercises its option to terminate pursuant to Section 16.2, and if Tenant, in Tenant’s Proposed Assignment or Sublet Notice, had specifically set forth all material business terms of such transaction, which terms included the specific identity of the proposed subtenant and specifically provided that the sublet premises would not be physically separated from and separately demised from the balance of the Premises, then Landlord shall bear the expense of physically separating and separately demising such premises from the Premises; and Landlord shall have all reasonable and necessary access to the Premises (and the reasonable cooperation of Tenant, without charge therefor) in connection therewith.
     Section 16.4 Conditions to Assignment or Subletting. (a) If Landlord does not exercise its option to terminate all or a portion of this Lease pursuant to Section 16.2, and provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed, provided that the conditions set forth in Section 16.4(b)(i)-(v) and all the following conditions are satisfied:
     (i) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises will be used in a manner, which (A) is in keeping with the then standards of the Building , (B) limits the use of the Premises to general and executive offices, and (C) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease, or any negative covenant as to use of the Premises required by any other lease at the Building;
     (ii) the proposed assignee or subtenant is a reputable Person of good character with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be, and Landlord has been furnished with reasonable proof thereof, and Landlord or any Affiliate of Landlord is not litigating against or has been threatened with litigation by such proposed assignee or subtenant or its affiliates within the prior twelve (12) months;
     (iii) intentionally omitted;

     (iv) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the proposed assignee or subtenant is then an occupant of the Building;
     (v) if Landlord, at the relevant time, has reasonably comparable space available in the Building, the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agent is then, or has been within the prior six (6) months, negotiating in connection with the rental of space in the Building;
     (vi) there shall be not more than three (3) occupants of the Premises, including Tenant (but not including Desk Space Users);
     (vii) intentionally omitted;
     (viii) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for Alterations proposed to be made in connection therewith, and all legal costs reasonably incurred in connection with the granting of any requested consent;
     (ix) Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease, without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed, provided that Tenant shall in no event advertise the rental rate or any description of the rental rate;
     (x) the proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York;
     (xi) if the proposed assignee or subtenant is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such Person shall waive any immunity to which it may be entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the City and State of New York; and
     (xii) in Landlord’s reasonable judgment, the proposed assignee or subtenant shall not be of a type or character, or engaged in a business or activity, or owned or controlled by or identified with any entity, which may result in protests or civil disorders or commotions or other disruptions of the normal business activities at the Real Property.

          (b) With respect to each and every assignment and/or subletting authorized by Landlord under the provisions of this Lease, it is further agreed that:
          (i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Article;
          (ii) no sublease shall be for a term ending later than one (1) day prior to the Expiration Date of this Lease;
          (iii) no sublease shall be delivered to any subtenant, and no subtenant shall take possession of any part of the Premises, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord as provided in Section 16.4(a);
          (iv) if an Event of Default shall occur at any time prior to the effective date of such assignment or subletting, then (a) Landlord, at its discretion, by notice to Tenant given at any time prior to the effective date of such assignment or subletting, shall have the right to revoke Landlord’s consent thereto, if previously granted, and (b) if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 16.8, Landlord, at its discretion, by notice to Tenant, nonetheless shall have the right to void such assignment or subletting and render same without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and
          (v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one (1) month’s rent and additional rent under such sublease, (D) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this

Lease. The provisions of this Section 16.4(b)(v) shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
          (c) Any consent pursuant to Section 16.4(a) shall be granted or declined, as the case may be, within thirty (30) days after Landlord’s receipt of (1) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (2) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements, and (3) any other information Landlord may reasonably request.
     Section 16.5 No Release of Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of Rent by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any subtenant shall be deemed a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses (as defined in Section 32.1(b)) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 16. The foregoing notwithstanding, if this Lease shall end (in whole or with respect to a portion of the Premises) as provided in Section 16.3, and if Landlord, within one hundred twenty (120) days after the date of such end of this Lease (in whole or with respect to a portion of the Premises), shall enter into a lease of the Premises (or such portion thereof) (a) with a tenant to which Tenant had intended to assign the Lease or sublease the Premises (or such portion thereof), and which Tenant had specifically identified to Landlord in Tenant’s Proposed Assignment or Sublet Notice and (b) on business terms not less favorable to Landlord than the terms under which Tenant had intended to assign the Lease or sublease the Premises (or such portion thereof) to such tenant, as specifically set forth in Tenant’s Proposed Assignment or Sublet Notice (which notice shall set forth, among all other terms, the commissions and brokerage fees payable in connection with such transaction), then Landlord shall be responsible for the payment of such commissions and fees, provided that Landlord’s obligation shall not exceed, in the aggregate, the amount of one “industry-standard” (as applicable at such time) brokerage commission in connection with such lease by Landlord; and Tenant shall otherwise continue to be obligated in connection with (among other things) claims by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease in excess of that, or additional to or other than that, for which Landlord is obligated under this provision.
     Section 16.6 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within one hundred twenty (120) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Sections 16.2 and 16.4 hereof before assigning this Lease or subletting all or part of the Premises.
     Section 16.7 Profits. If Tenant shall enter into any assignment or sublease requiring the consent of Landlord, Tenant shall, within thirty (30) days after the effective date of an assignment or within thirty (30) days after the commencement date of a sublease, as the case may be, deliver to Landlord a complete list of Tenant’s reasonable costs actually paid or to be paid to third parties in connection with such transaction (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such assignee or subtenant. Such Transaction Costs shall include only (i) reasonable brokerage fees to the extent specifically incurred in connection with such assignment or sublease, (ii) reasonable costs of alterations and tenant improvements (including, without limitation, reasonable fees of architects and engineers, and permitting fees) to the extent such alterations and tenant improvements are made specifically by Tenant for such assignee or subtenant or amounts for such alterations and tenant improvements which are specifically allowed by Tenant to such assignee or subtenant (and shall not include any costs or expenses incurred by Tenant in connection with other Alterations made by or for Tenant, or the initial preparation of the Premises for Tenant’s occupancy), (iii) reasonable costs of alterations (including, without limitation, reasonable fees of architects and engineers, and permitting fees) made specifically for the purpose of separately demising subleased premises, (iv) reasonable fees and expenses of Tenant’s counsel to the extent reasonably and specifically incurred in connection with such assignment or sublease, and (v) commercially reasonable “free rent” respecting the premises offered by Tenant to such assignee or subtenant; provided, however, that (1) in no event shall there be any duplication of Transaction Costs or “double-dipping,” (2) in no event shall Transaction Costs include any costs or expenses of any “take-back” lease or similar transaction incurred by Tenant, and (3) in no event shall Transaction Costs include any amounts unless (and then only to the extent that) such amounts represent out-of-pocket costs and expenses actually and reasonably paid by Tenant to third parties for costs and expenses or reasonable allowances by Tenant to the assignee or subtenant, in all cases reasonably incurred by Tenant solely and directly in connection with such assignment or subletting. Tenant shall deliver to Landlord evidence of the payment of such costs and expenses promptly after the same are paid, or the granting of such allowances in accordance with the terms agreed to. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
          (a) In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of the Assignment Profit. As used herein, the term “Assignment Profit” shall mean (i) all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, in the case of a sale or rental thereof, the then fair market value thereof or fair market rental value thereof, as the case may be), less (ii) the Transaction Costs incurred by Tenant in connection with such assignment; or
          (b) In the case of a sublease, fifty percent (50%) of the Subletting Profit. As used herein, the term “Subletting Profit” shall mean (i) all consideration payable under the sublease to Tenant by the subtenant which exceeds, on a per square foot basis, Fixed Rent and Additional

Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale or rental thereof, the then fair market value thereof or fair market rental value thereof, as the case may be), less (ii) the Transaction Costs incurred by Tenant in connection with such sublease. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant, but after Tenant has first deducted the Transaction Costs.
     Section 16.8 (a) Transfers. If Tenant is a corporation or a limited liability company, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority of the stock of Tenant, or a majority of the membership interests in Tenant (as the case may be) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 16 shall not apply to (i) the transfer of shares of stock of Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange or (ii) bona fide transfers of membership interests between and among existing or new bona fide employees and/or members of Tenant, and/or (in connection with bona fide estate planning and/or probate of estates of such employees and/or members) to family members and/or trusts for the benefit of family members of any such employee or member; provided, in all cases, that such transfers are for a valid purpose and not for the purposes of circumventing the provisions of this Article 16. For purposes of this Section the term “transfers” shall be deemed to include the issuance of new stock or of treasury stock which results in a majority of the stock of Tenant being held by a Person or Persons that do not hold a majority of the stock of Tenant on the date hereof. If Tenant is a partnership, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the partnership or otherwise in violation of the provisions of Section 29.2 shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity (including a corporation or partnership), the transfer by one or more transfers, directly or indirectly, of Control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease, except as otherwise herein specifically provided. The provisions of Section 16.1 and Section 16.7 shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. Tenant may also, upon prior notice to but without the consent of Landlord, permit any Person which Controls, is Controlled by, or is under common Control with the original Tenant named herein (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder.

          (b) Applicability. The limitations set forth in this Section 16.8 shall apply to subtenant(s), assignee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 16.8 shall be a transfer in violation of Section 16.1.
          (c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord (or its affiliate) of a building other than the Building agrees to assume or perform the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 16.1 hereof.
     Section 16.9 Assumption of Obligations. Any assignment or transfer, whether made with Landlord’s consent or without Landlord’s consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee executes, acknowledges and delivers to Landlord (i) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (A) assumes Tenant’s obligations under this Lease, and (B) agrees that, notwithstanding such assignment or transfer, the provisions of Section 16.1 hereof shall be binding upon it in respect of all future assignments and transfers, and (ii) certificates or policies of insurance as required under Article 13.
     Section 16.10 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
     Section 16.11 Lease Not Affirmed or Rejected. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or rejected in any proceeding of the types described in Section 19.1(h) or (i) or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given within thirty (30) days after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (i) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (ii) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated in accordance therewith, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (A) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any Persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (B) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (C) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of twenty (20) days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.
     Section 16.12 Restrictions on Assignment/Subletting. Notwithstanding anything to the contrary contained herein, Tenant shall not be permitted to assign this Lease or sublet any portion of the Premises (including, without limitation, any assignment or sublet pursuant to Section 16.8) to any person which, in Landlord’s reasonable discretion, pose a security risk to the Building or its occupants.
ARTICLE 17
ELECTRICITY
     Section 17.1 Electric Charge. Tenant shall pay directly to the utility company supplying electricity to the Premises the amounts due for electric current consumed by Tenant as indicated by meters measuring Tenant’s consumption thereof. Tenant, at Tenant’s sole cost and expense, shall be responsible for maintenance and repair of such meters. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building.
     Section 17.2 Use of Electricity. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the Permitted Capacity or interfere with electrical service to other tenants of the Building. Tenant shall not make or perform, or permit the making or performance of, any Alterations to wiring installations or other electrical facilities in or serving the Premises without the prior consent of Landlord, in each instance, and in compliance with this Lease. “Permitted Capacity” shall mean a connected load of 6 watts per useable square foot of office space in the Premises. Landlord shall not take any action to diminish the Permitted Capacity of the Premises.
     Section 17.3 Service Disruption. (a) Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises (a “Service Disruption”) for any reason except if attributable to the gross negligence or willful misconduct of Landlord (but in no event shall Landlord be liable for consequential damages), nor shall there be any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, or relieve Tenant from any of its Lease obligations, and no liability shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to business, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord.
          (b) Notwithstanding the provisions of Section 17.3(a), in the event that Tenant is unable to use the Premises for the ordinary conduct of Tenant’s business as a result of a Service Disruption arising solely from Landlord’s breach of an obligation under this Lease, other than as a result of Unavoidable Delays, and such Service Disruption continues for a period in excess of fifteen (15) consecutive days after Tenant gives a notice to Landlord (the “Service Disruption Notice”) stating that Tenant’s inability to use the Premises is solely due to such Service Disruption, (ii) Tenant does not actually use or occupy the Premises during such period for the ordinary conduct of Tenant’s business, and (iii) such Service Disruption has not resulted from the negligence or misconduct of Tenant or any Tenant Party, then, as Tenant’s sole remedy therefor, Rent shall be abated on a per diem basis for the period commencing on the sixteenth (16th)) day after Tenant gives the Service Disruption Notice, and ending on the earlier of (A) the date Tenant reoccupies the Premises for the ordinary conduct of its business, or (B) the date on which such Service Disruption is substantially remedied.
ARTICLE 18
ACCESS TO PREMISES
     Section 18.1 Landlord’s Access. (a) Tenant shall permit Landlord, Landlord’s agents, utility companies and other service providers servicing the Building to erect, use and maintain concealed ducts, pipes and conduits in and through the Premises, provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article.
          (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, in which event notice shall not be required, (i) to examine the Premises, (ii) to show the Premises to prospective purchasers, Mortgagees or Lessors of the Real Property and their respective agents and representatives or others, and, during the last twelve (12) months of the Term, to prospective lessees of premises in the Building, and (iii) to make such repairs, alterations or additions to the Premises or the Building (A) as Landlord may deem necessary or desirable, (B) which Landlord may elect to perform following Tenant’s failure to perform, or (C) to comply with any Requirements, and Landlord shall be allowed to take all material into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of Rent.
          (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, including exterior Building walls, exterior core corridor walls, and doors and entrances (other than doors and entrances solely connecting areas within the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, risers, fan rooms, electrical and communications closets, stairways, mail chutes, conduits and other mechanical facilities, Building Systems and Building facilities are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
     Section 18.2 Alterations to Building. Landlord has the right at any time to (i) change the name, number or designation by which the Building is commonly known, or (ii) alter the

Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deny Tenant reasonable access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the making of such changes or alterations, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant shall bear and pay in full such overtime or premium pay rates, overtime costs, and other additional expenses, to the extent same exceed Landlord’s ordinary, non-overtime, non-premium pay rates, costs and expenses.
ARTICLE 19
DEFAULT
     Section 19.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:
          (a) Tenant fails to pay when due any installment of Fixed Rent or Additional Rent and such default continues for five (5) days after Landlord’s notice of such default is given to Tenant; provided, however, that if Tenant shall default in the timely payment of Fixed Rent or Additional Rent more than three times in any period of twelve (12) months, with notice thereof in each instance, then, notwithstanding that such defaults shall have each been cured within the applicable period provided above, upon any further default in the timely payment of Fixed Rent or Additional Rent within such twelve (12) month period, Landlord may serve a three (3) days= notice of termination upon Tenant without affording Tenant an opportunity to cure such further default; or
          (b) Tenant defaults in observing or performing the provisions of Section 3.1(a), and such default continues for twenty-four (24) hours after notice; provided, however, that if such default by Tenant consists solely of a violation of the prohibitions and restrictions respecting the use or occupancy of the Premises set forth in clauses (i) through (vi), inclusive, of the first sentence of the definition of “Prohibited Use” as set forth in Exhibit B to this Lease, then it shall be an Event of Default if such default or violation continues for seventy-two (72) hours after notice; or
          (c) if Landlord applies or retains any part of the Security Deposit, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as defined in Section 34.2), if applicable, within five (5) Business Days after notice by Landlord to Tenant stating the amount applied or retained; or
          (d) Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease to be observed or performed by Tenant (other than a default of the type described in Sections 19.1(a), (b), (c), (e), (f), (g), (h) or (i)) and such default continues for more than twenty (20) days after notice by Landlord to Tenant of such default; or if such default is of such a nature that it can be remedied but cannot be completely remedied within twenty (20) days, Tenant fails to commence to remedy such default within twenty (20) days after such notice; or, with respect to any such default, Tenant, having commenced such remedy within twenty (20) days after such notice, fails to diligently prosecute to completion all steps necessary to remedy such default, or Tenant fails to complete such remedy within sixty (60) days; or
          (e) Tenant defaults in the observance or performance of any term, covenant, or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor-in-interest for space in the Building, and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or
          (f) Tenant’s interest in this Lease shall devolve upon or pass to any Person, whether by operation of law or otherwise, except as expressly permitted under Article 16 hereof; or
          (g) Tenant is unable to, or admits in writing its inability to, pay its debts as they become due; or
          (h) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or
          (i) if, within sixty (60) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver, liquidator or other similar official for Tenant, or for all or any part of Tenant’s property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any lien, execution or attachment or other similar filing shall be made or issued against Tenant or any of Tenant’s property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant.
Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant three (3) days’ notice of cancellation of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three (3) day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in Article 20 hereof.

     Section 19.2 Tenant’s Liability. If, at any time, (i) Tenant shall be comprised of two or more Persons, (ii) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Sections 19.1(g), (h) and (i), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in this Article shall be deemed paid as compensation for the use and occupancy of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under this Lease. This Lease and the obligations of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays.
ARTICLE 20
REMEDIES AND DAMAGES
     Section 20.1 (a) Landlord’s Remedies. If any Event of Default occurs, and this Lease terminates as provided in Article 19:
          (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force (to the extent permitted by law) or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises.
          (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to and shall not be liable for refusal or failure to relet or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting; and no such refusal or failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
          (b) Other Remedies. Upon the breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.
          (c) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such Persons might otherwise have under any Requirements (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed or ejected by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
     Section 20.2 (a) Landlord’s Damages. If this Lease and the Term expires and comes to an end as provided in Article 19, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 20.1, then, in any of such events:
          (i) Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord up to the Expiration Date or to the date of re-entry upon the Premises by Landlord, as the case may be;
          (ii) Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, the Security Deposit or otherwise, and to draw upon any Letter of Credit or other security deposited by Tenant hereunder and retain the proceeds thereof, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;
          (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and
          (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming Additional Rent during such period to be the same as had been payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by four percent (4%) (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to two percent (2%) below the then Base Rate)

less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 20.2(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.
          (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceed Fixed Rent reserved in this Lease. Nothing contained in Articles 19 or 20 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages under applicable Requirements, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section.
     Section 20.3 Default Interest; Other Rights of Landlord. Any Rent or damages payable under this Lease and not paid when due shall bear interest at the Interest Rate from the due date until paid, and the interest shall be deemed Additional Rent. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any overtime Building services or labor, materials or other property or services for which Tenant is obligated to pay a separate charge under this Lease (excluding electricity and water), in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than five (5) Business Days after notice from Landlord to Tenant demanding the payment of such arrears.
ARTICLE 21
LANDLORD’S RIGHT TO CURE; REIMBURSEMENT
     Section 21.1 Landlord’s Right to Cure. If Tenant defaults in the performance of its obligations under this Lease, Landlord, without thereby waiving such default, may perform such obligation for the account and at the expense of Tenant: (i) immediately or at any time thereafter, and without notice, in the case of emergency or in case the default (A) materially interferes with the use by any other tenant of any space in the Building, (B) materially interferes with the efficient operation of the Building, (C) has resulted in a violation of any Requirements, (D) will result in a default under any Mortgage or Superior Lease, or (E) will result in a cancellation of any insurance policy maintained by Landlord, and (ii) in any other case if such default continues after ten (10) days from the date Landlord gives notice of Landlord’s intention so to perform the defaulted obligation. All out-of-pocket costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease (including the Rules and Regulations) are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord in accordance with the terms of the bills rendered by Landlord to Tenant.
     Section 21.2 Reimbursement For Tenant’s Default. Tenant shall reimburse Landlord, within five (5) days after demand, for all expenditures (including reasonable attorney fees and disbursements) made by, or damages, costs or fines sustained or incurred by, Landlord due to any default by Tenant under this Lease, with interest thereon at the Interest Rate, from the date such expenditures were made, or damages, costs or fines incurred, until the date reimbursed by Tenant.
ARTICLE 22
NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL
     Section 22.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (i) the rentable and usable areas of the Premises or the Building, (ii) the amount of any current or future Operating Expenses or Taxes, (iii) the compliance with applicable Requirements of the Premises or the Building, or (iv) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise. Tenant is not relying upon any statement or representation made by Landlord not embodied in this Lease.
     Section 22.2 Written Approval. All references in this Lease to the consent or approval of Landlord mean the written consent or approval of Landlord, duly executed by Landlord. All consents or approvals of Landlord may be granted or withheld in Landlord’s sole discretion unless specifically provided to the contrary in this Lease.
     Section 22.3 No Money Damages. (a) Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment.
          (b) In no event under this Lease shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.
ARTICLE 23
END OF TERM
     Section 23.1 Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean and in good order and condition, ordinary wear and tear and damage by fire, other casualty or taking by eminent domain for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Tenant’s Alterations as may be required pursuant to Article 5 of this Lease.
     Section 23.2 Holdover Rent. Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date or sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall:
          (a) (i) pay to Landlord, for each month (or any portion thereof) occurring prior to the date forty-five (45) days after the Expiration Date or sooner termination of the Term, during which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term, a sum equal to the greater of (1) one and one-half times (1.5x) the Rent payable under this Lease for the last full calendar month of the Term, or (2) one and one-half times (1.5x) the fair market rental value of the Premises for such month (as reasonably determined by Landlord); and
               (ii) pay to Landlord, for each month (or any portion thereof), occurring on or after the date forty-five (45) days after the Expiration Date or sooner termination of the Term, during which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term, a sum equal to the greater of (1) two times (2x) the Rent payable under this Lease for the last full calendar month of the Term, or (2) two times (2x) the fair market rental value of the Premises for such month (as reasonably determined by Landlord);
          (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and
          (c) indemnify Landlord against all claims for damages by any New Tenant; but Tenant shall have the right, at Tenant’s expense, to participate with Landlord in the defense of Landlord against any such claims by any New Tenant.
No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article.
     Section 23.3 Waiver of Stay. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article.
ARTICLE 24
NO SURRENDER; NO WAIVER
     Section 24.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender of the Premises shall be valid unless in writing and signed by Landlord. The delivery of keys to any employee of Landlord or Landlord’s agent shall not operate as a termination of this Lease or a surrender of the Premises.
     Section 24.2 No Waiver. No provision of this Lease shall be deemed to have been waived by any party unless such waiver is in writing and is signed by the party against whom such waiver is asserted, and any such waiver shall be effective only for the specific purpose and in the specific instance in which given. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Fixed Rent or Additional Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or acceptance of any check or other payment in the face of a statement on such check or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy provided in this Lease. The existence of a right of renewal or extension of this Lease, or the exercise of such right, shall not limit Landlord’s right to terminate this Lease in accordance with the terms hereof.
ARTICLE 25
WAIVER OF TRIAL BY JURY
          Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or the enforcement of any remedy under any Requirements. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 26
Intentionally Omitted.
ARTICLE 27
NOTICES
          (a) Except as otherwise expressly provided in this Lease, any consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed as follows:
          if to Tenant, (i) at Tenant’s address set forth on the first page of this Lease, Attention: General Counsel, if given prior to Tenant’s taking possession of the Premises, or (ii) at the Building, Attention: General Counsel, if given subsequent to Tenant’s taking possession of the Premises, and in either case with a copy thereof, similarly sent, shall be sent to Donald M. Bloch, Esq., Posternak Blankstein & Lund, LLP, 100 Charles River Plaza, Boston, Massachusetts 02114; or
          if to Landlord, at Landlord’s address set forth on the first page of this Lease, Attention: Property Management, and with copies to (A) Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attention: Jason Barnett, Esq., Office of

General Counsel, (B) Reckson Associates Realty Corp., 120 West 45th Street, New York, New York 10036, Attention: Building Management Office, and (C) any Mortgagee or Lessor which shall have requested copies of notices, by notice given to Tenant in accordance with the provisions of this Article, at the address designated by such Mortgagee or Lessor; or
          to such other address(es) as either Landlord or Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article. Any such consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery or refusal to accept delivery as provided in this Article 27, or the date delivery is first attempted but cannot be made due to a change of address of which no notice was given.
          (b) Rent statements, if any, and bills for Additional Rent shall be delivered to Tenant at the Building, Attention Keith Komar; telephone number: 212 583 1576.
ARTICLE 28
RULES AND REGULATIONS
          Tenant and all Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time, provided, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as supplemented or amended from time to time, the provisions of this Lease shall control. Landlord reserves the right, from time to time, to adopt additional Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not enforce any Rule or Regulation against Tenant in a discriminatory fashion.
ARTICLE 29
PARTNERSHIP TENANT
     Section 29.1 Partnership Tenant. If Tenant, or a permitted assignee of this Lease pursuant to Article 16, is a partnership, or is comprised of two or more Persons, individually or as partners of a partnership (any such partnership and such Persons are referred to in this Article 29 as “Partnership Tenant”), the following shall apply: (i) the liability of each of the general partners (excluding Persons solely holding interests as limited partners), each of the partners in a limited liability partnership or Persons comprising Partnership Tenant (the “Partners”) shall be joint and several; (ii) each of the Partners hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed by Partnership Tenant or any of the Partners, which shall modify, extend or discharge this Lease, in whole or in part, or surrender all or any part of the Premises to Landlord; (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the Partners shall be binding upon Partnership Tenant and all of the Partners; (iv) if Partnership Tenant shall admit new Partners, all new Partners shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; (v) Partnership Tenant shall give prompt notice to Landlord of the admission of any new Partners, and upon demand of Landlord, shall cause each new Partner to execute and deliver to Landlord an agreement in form and substance satisfactory to Landlord, wherein each new Partner shall assume joint and several liability for the performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any new Partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Section 29.1); and (vi) no change in the Partners of Partnership Tenant resulting from the admission of a new Partner, or the death, retirement or withdrawal of a Partner, shall release Partnership Tenant or any Partner or former Partner from their obligations under this Lease. Landlord agrees that so long as Tenant is a limited liability company and not a partnership, the provisions of this Section 29.1 shall not apply to Tenant.
ARTICLE 30
VAULT SPACE
     Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, no vaults, vault space or other space outside the boundaries of the Real Property are included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license. If any such license shall be revoked, or if the amount of such space shall be diminished as required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not (i) constitute an actual or constructive eviction, in whole or in part, (ii) entitle Tenant to any abatement or diminution of Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.
ARTICLE 31
BROKERS
          Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Insignia/ESG, Inc. and Julien J. Studley, Inc. (collectively, the “Broker”) and that, to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses (as defined in Section 32.1(b)) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. Landlord shall be responsible for the commission due and payable to the Broker pursuant to a separate agreement. Landlord confirms that Reckson Associates Realty Corp. is not a broker in connection with this Lease.
ARTICLE 32
INDEMNITY
     Section 32.1 (a) Tenant’s Indemnity. Tenant or any Tenant Party shall not do or permit to be done any act or thing upon the Premises, the Building or the Real Property which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirements, and shall exercise such control over the Premises as to fully protect the Indemnitees against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses to which any Indemnitee may (except to the extent arising from the negligence or willful misconduct of any such Indemnitee) be subject or suffer, whether by reason of, or by reason of any claim for, any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) or otherwise arising from or in connection with the use of, or from any work or thing whatsoever done in, any part of the Premises (other than by such Indemnitee) or by any Tenant Party in the Building, during the Term or during the period of time, if any, prior to the commencement or following the expiration of the Term that any Tenant Party may have been given access to any portion of the Premises for the purpose of performing work or otherwise, or as a result of any Tenant Party performing any such work or otherwise that subjects any Indemnitee to any Requirements to which such Indemnitee would not otherwise be subject, or arising from any condition of the Premises due to or resulting from any default by Tenant in the keeping, observance or performance of any provision contained in this Lease or from any act or negligence of any Tenant Party.
          (b) Indemnity Inclusions. As used in this Lease, the term “Losses” means any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises, the Building or the Real Property or any part thereof, or the appurtenances of any of the foregoing, to which a particular indemnity and hold harmless agreement applies.
          (c) Landlord’s Indemnity. Except as otherwise provided in Section 13.2, and subject to the provisions of Section 13.2, Landlord shall indemnify, defend and hold Tenant and any Tenant Party harmless from and against any and all Losses imposed upon, incurred by or asserted against Tenant and arising directly as a result of or directly in connection with Landlord=s negligence or willful misconduct or the negligence or willful misconduct of Landlord=s agents, servants, contractors or employees.
     Section 32.2 Defense and Settlement. If any claim, action or proceeding is made or brought against any party entitled to indemnification hereunder, then, upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party’s name (if necessary), by attorneys approved by the indemnified party, which approval shall not be unreasonably withheld. Attorneys for the indemnifying party’s insurer shall hereby be deemed approved for purposes of this Section 32.2. Notwithstanding the foregoing, an indemnified party, at its own cost and expense, may retain its own attorneys to participate or assist in defending any claim, action or proceeding, provided that the indemnifying party shall control the defense. Notwithstanding anything herein contained to the contrary, the indemnifying party may direct the indemnified party to settle any claim, suit or other proceeding provided that (i) such settlement shall involve no obligation on the part of the indemnified party other than the payment of money, (ii) any payments to be made pursuant to such settlement shall be paid in full exclusively by the indemnifying party at the time such settlement is reached, (iii) such settlement shall not require the indemnified party to admit any liability or wrongdoing, and (iv) the indemnified party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.
ARTICLE 33
TAX STATUS OF BENEFICIAL OWNERS
     Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (i) the loss of such status, (ii) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (iii) the imposition of penalty or similar taxes (each, an “Adverse Event”) is of material concern to Landlord and such beneficial owners and Tenant’s agreement herein contained regarding the avoidance of an Adverse Event is a material inducement to Landlord entering into this Lease. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord (at the reasonable expense of Landlord) in amending or modifying this Lease or such documents and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article 33 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Article 33, Landlord may waive the receipt of any amount payable to Landlord under this Lease, and such waiver shall constitute an amendment or modification of this Lease with respect to such payment.

ARTICLE 34
SECURITY DEPOSIT
          (a) Security Deposit. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease, including the surrender of possession of the Premises to Landlord as herein provided. If the Security Deposit is in the form of cash, the Security Deposit shall be held, until applied or returned in accordance with this Article, in an interest bearing account, and all interest earned thereon shall be deemed to be a portion of, and shall be treated in the same manner as, the Security Deposit, except that such interest (less the administrative fee due to Landlord) shall be paid to Tenant not less frequently than annually, provided that no Event of Default shall have occurred and be continuing. If the Security Deposit is in the form of cash (i) Landlord shall have no obligation to obtain any specific rate of interest on the Security Deposit, and (ii) Landlord shall receive a one percent (1%) per annum administrative fee in connection with the maintenance of such interest bearing account, except that Landlord shall waive such administrative fee only for the period of six (6) months from and after the Commencement Date.
     Section 34.2 Letter of Credit. In lieu of a cash deposit, Tenant (at any time after delivery to Landlord of such cash deposit) may deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit in the amount of the Security Deposit, in the form attached hereto as Exhibit H (the “Letter of Credit”) issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking and drawing purposes in the City of New York (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Ratings Service (and is not on credit-watch with negative implications), and has combined capital, surplus and undivided profits of not less than $500,000,000. The Letter of Credit shall (i) name Landlord as beneficiary, (ii) be in the amount of the Security Deposit, (iii) have a term of not less than one year, (iv) permit multiple drawings, (v) be fully transferable by Landlord multiple times without the consent of Tenant and without the payment of any fees or charges,(vi) be payable to Landlord or an authorized representative of Landlord upon presentation of only the Letter of Credit and a sight draft and shall not contain as a condition to a draw the requirement of Landlord’s certification or other statement as to the existence of Tenant’s default, and (vii) otherwise be in form and content satisfactory to Landlord; provided, however, that Landlord shall in no event be obligated to accept a Letter of Credit for any amount less than $50,000. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term through the date that is at least sixty (60) days after the Expiration Date, unless the Issuing

Bank sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than sixty (60) days prior to the then-current expiration date of the Letter of Credit, stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of a Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Article 34. The Letter of Credit shall state that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in New York City. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. Tenant shall cooperate, at Tenant’s expense, with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the intent, terms and conditions of this Article 34. If Tenant shall deliver to Landlord a Letter of Credit in lieu of a cash deposit as herein provided, then within a reasonable period thereafter Landlord shall return to Tenant the unapplied balance, if any, of the cash deposit previously deposited by Tenant with Landlord as security, plus the interest thereon to the extent not previously applied or paid to Tenant, and less, however, the administrative fee to which Landlord is entitled.
     Section 34.3 Application of Security. If Tenant defaults, beyond the applicable notice and/or cure period, if any, in the payment or performance of any of the terms, covenants or conditions of this Lease, including the payment of Rent, Landlord may use, apply or retain the whole or any part of the cash Security Deposit or may notify the Issuing Bank and thereupon receive all or a portion of the Security Deposit represented by the Letter of Credit, and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Rent or any other sum as to which Tenant is in default, including (i) any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and (ii) any damages or Deficiency to which Landlord is entitled pursuant to this Lease or applicable Requirements, whether such damages or Deficiency accrue before or after summary proceedings or other reentry by Landlord. If Landlord uses, applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the Security Deposit (or so much thereof as remains) shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease, but if Tenant shall not have so complied, then the Security Deposit (or so much thereof as remains) shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease, within thirty (30) days after all defaults under this Lease are cured and there are no amounts due and payable to Landlord hereunder. Tenant expressly agrees that Tenant shall have no right to apply any portion of the Security Deposit against any of Tenant’s obligations to pay Rent hereunder.
     Section 34.4 Transfer. Upon a sale of the Building or the Real Property or a leasing of the Building, or any financing of Landlord’s interest therein, Landlord shall have the right to transfer the cash Security Deposit or the Letter of Credit, as applicable, to the vendee, lessee or lender. With respect to the Letter of Credit, within ten (10) days after notice from Landlord of any such anticipated sale, leasing or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or lender, as designated by Landlord in the foregoing notice, or to have the Letter of Credit reissued in the name of the new landlord or lender. Tenant shall look solely to the new landlord or lender for the return of such cash Security Deposit or Letter of Credit, and the provisions of this Section 34.4 shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant will not assign or encumber, or attempt to assign or encumber, the cash Security Deposit or Letter of Credit, and neither Landlord nor its successors or assigns shall be bound by any such actual or attempted assignment or encumbrance.
     Section 34.5 Security Deposit Reduction. (a) Subject to the provisions of Section 34.5(b) hereof, the Security Deposit shall be reduced on each of the following reduction dates (the “Reduction Dates”) as follows:
          (i) On the day succeeding the second anniversary of the Rent Commencement Date, the total Security Deposit shall be reduced to $505,665.00.
          (ii) On the day succeeding the fourth anniversary of the Rent Commencement Date, the total Security Deposit shall be reduced to $429,815.00.
          (iii) On the day succeeding the sixth anniversary of the Rent Commencement Date, the total Security Deposit shall be reduced to $365,342.00.
          (iv) On the day succeeding the eighth anniversary of the Rent Commencement Date, until the expiration of the Term (as same may be extended or renewed pursuant to this Lease), the total Security Deposit shall be reduced to $148,725.00.
          (b) Notwithstanding anything to the contrary contained herein, the reduction of the Security Deposit set forth above shall be expressly conditioned that on each applicable Reduction Date the Lease shall be in full force and effect and no Event of Default is occurring or has occurred.
          (c) If the Security Deposit shall be held by Landlord in cash, then within ten (10) Business Days after any applicable Reduction Date under this Section, Landlord shall credit such amount against the next installment of Fixed Rent. If the Security Deposit is being held by Landlord in the form of a Letter of Credit pursuant to Section 34.2 of this Lease, prior to any such reduction, Tenant shall deliver to Landlord an amendment to, or a substitute for, the Letter of Credit (which amendment or substitute shall be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the reduction permitted by this Section.

ARTICLE 35
MISCELLANEOUS
     Section 35.1 Delivery. This Lease shall not be binding upon either party unless and until both parties shall have executed and delivered, each to the other, a counterpart of this Lease.
     Section 35.2 Transfer of Real Property. Landlord named herein shall not be liable for any obligations under this Lease accruing after the sale, conveyance, assignment, transfer or lease by Landlord named herein of Landlord’s interest in the Building or the Real Property, as the case may be (collectively, a “Transfer”) (nor shall any subsequent landlord be liable for any obligations under this Lease accruing after the Transfer by such subsequent landlord) and in the event of any such Transfer, Landlord (and any such subsequent landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder to the extent accruing after such Transfer, and the transferee of Landlord’s interest (or that of such subsequent landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease accruing from and after such Transfer.
     Section 35.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest from time to time in the Real Property and Tenant and any Tenant Party shall not look to any other property or assets of Landlord or the property or assets of any of the Indemnitees in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Indemnitees shall be personally liable for the performance of Landlord’s obligations under this Lease.
     Section 35.4 Rent. Notwithstanding anything to the contrary contained in this Lease, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code and other Requirements.
     Section 35.5 Entire Agreement. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. All Article and Section references set forth herein shall, unless the context otherwise requires, be deemed references to the Articles and Sections of this Lease.
     Section 35.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of New York.

     Section 35.7 Partial Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     Section 35.8 Consent to Jurisdiction. (a) Except as expressly provided to the contrary in this Lease, Tenant, any Tenant Party, and Landlord all agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of New York or the federal courts for the Southern District of New York; and for that purpose Tenant, any Tenant Party and Landlord each expressly and irrevocably submit themselves to the jurisdiction of such courts. Tenant, any Tenant Party and Landlord each agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court. Tenant, any Tenant Party and Landlord each further agree that judgment against them in any such action or proceeding shall be conclusive and, to the extent permitted by applicable law, may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.
          (b) To the extent that Tenant and any Tenant Party have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
     Section 35.9 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
     Section 35.10 Estoppels. Within ten (10) Business Days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (i) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment then payable, (iii) stating whether or not, to the best of Tenant’s knowledge,

Landlord is in default under this Lease, and, if Tenant asserts that Landlord is in default, setting forth the specific nature of any such defaults, (iv) stating whether Landlord has failed to complete any work required to be performed by Landlord under this Lease, (v) stating whether there are any sums payable to Tenant by Landlord under this Lease, (vi) stating the amount of the Security Deposit, if any, under this Lease, (vii) stating whether there are any subleases affecting the Premises, (viii) stating the address of Tenant to which all notices and communications under this Lease shall be sent, and (ix) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 35.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord’s interest in the Real Property or the Building or under any Superior Lease, or by any Mortgagee or assignee thereof, or by any Lessor or assignee thereof.
     Section 35.11 Certain Rules of Interpretation. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.
     Section 35.12 Captions. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
     Section 35.13 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
     Section 35.14 Recording. Neither this Lease nor any memorandum of this Lease shall be recorded.
     Section 35.15 Counterparts. This Lease may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
ARTICLE 36
RENEWAL TERM
     Section 36.1 Option to Renew. Pzena Investment Management, LLC only, as Tenant, shall have the one-time right, at its option, to renew this Lease, for all of the Premises for a renewal term (“Renewal Term”) of five (5) years. The Renewal Term shall commence (“Renewal Term Commencement Date”) on the day immediately following the Expiration Date and shall terminate on the day immediately preceding the fifth anniversary of the Renewal Term

Commencement Date. Tenant shall exercise the option described herein by giving Landlord written notice of such election to renew (“Renewal Notice”) not later than the day which is eighteen months prior to the Expiration Date, and upon the giving of such notice this Lease shall thereupon be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Term had originally been included in the term of this Lease. Time is of the essence with respect to Tenant’s Renewal Notice. The right of Tenant to renew this Lease shall be conditioned upon (i) there shall be no Event of Default at the time of the Renewal Notice and as of the Renewal Term Commencement Date, (ii) the original Tenant named herein and its Affiliates occupying, in the aggregate, not less than ninety percent (90%) of the rentable square footage of the Premises as of the date of the Renewal Notice and the Renewal Term Commencement Date, and (iii) upon this Lease being in full force and effect at the time of the exercise of such option and as of the Renewal Term Commencement Date.
     Section 36.2 Terms of Lease. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (i) the Fixed Rent for the Renewal Term shall be in an amount equal to the Fair Market Rent (as determined below), (ii) Tenant shall have no further right to renew the term of this Lease, (iii) Base Taxes shall be the average of (1) the Taxes for the Tax Year commencing July 1, 2012 and ending on June 30, 2013, and (2) the Taxes for the Tax Year commencing July 1, 2013 and ending on June 30, 2014, and Base Expenses shall be the Operating Expenses for the Computation Year commencing January 1, 2013 and ending December 31, 2013, and (iv) the Rent Commencement Date in respect of the Renewal Term shall be the Renewal Term Commencement Date. Any termination, cancellation or surrender of the interest of Tenant under this Lease at any time during the Term hereof shall terminate any right of renewal of Tenant hereunder. Upon the determination of the Fixed Rent in accordance with Section 36.3 below for the Renewal Term, Landlord and Tenant, upon the demand of either of them, shall execute and deliver an instrument setting forth the Fixed Rent for the Renewal Term.
     Section 36.3 Fixed Rent. For purposes of determining the Fixed Rent payable during the Renewal Term, the Fair Market Rent of the Premises shall be equal to the fair market annual rental value of the Premises as of the Renewal Term Commencement Date, as determined in accordance with the terms hereof. Not later than ninety (90) days prior to the Renewal Term Commencement Date, Landlord shall give notice (“Valuation Notice”) to Tenant setting forth the amount which Landlord determines to be the Fair Market Rent for the Renewal Term. If Tenant shall dispute Landlord’s determination of the Fair Market Rent, Tenant must (or Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s Valuation Notice) give notice to Landlord of such dispute within twenty (20) days of Tenant’s receipt of the Valuation Notice (with time of the essence). The parties shall then engage in good faith negotiations for ten (10) days to determine the Fair Market Rent for the Renewal Term. In the event the parties cannot resolve their dispute with regard to the Fair Market Rent for the Renewal Term within such ten (10) day period, then this Lease shall be deemed renewed and the Fair Market Rent shall be determined by arbitration in accordance with Article 37 hereof.

ARTICLE 37
ARBITRATION
     Section 37.1 Determination of Fair Market Rent. If Tenant shall dispute Landlord’s determination of the Fair Market Rent pursuant to Article 36 of this Lease, the Fair Market Rent shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in a calling related with the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. Within twenty (20) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the Fair Market Rent, together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Rent based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the parties hereto. Prior to the determination of the arbitrator, Tenant shall pay Rent in the amount equal to Landlord’s determination of Rent submitted to Tenant pursuant to Article 36 or Article 37. Following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be promptly adjusted between the parties.
THE REST OF THIS PAGE INTENTIONALLY HAS BEEN LEFT BLANK.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

MAGNOLIA ASSOCIATES, LTD.

By:	Metropolitan Orlando GP, LLC

	By:	Metropolitan Operating Partnership, L.P.

		By:	Metropolitan Partners, LLC

			By:	/s/ Philip M. Waterman III
Name: Philip M. Waterman III Title: Managing Director

TENANT:

PZENA INVESTMENT MANAGEMENT, LLC

/s/ Amelia C. Jones
Name: Amelia C. Jones Title: Vice President, Principal & Director of Operations and Administration

Tenant’s Federal Identification Number or Social Security Number: 13-3860154

ACKNOWLEDGMENT BY TENANT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)
     On the 4 day of February in the year 2003 before me, the undersigned, a Notary Public in and said State, personally appeared Amelia C. Jones, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ James M. Krebs
Notary Public

[Notary Seal]

EXHIBIT A
FLOOR PLAN
The floor plan which follows is intended solely to identify the location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
[Exhibit is Intentionally Omitted]

A-1

EXHIBIT B
DEFINITIONS
     Affiliate: With respect to any Person, any other Person that, directly or indirectly (through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such first Person.
     Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).
     Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to (but not including) the point of localized distribution to the Premises (excluding any systems or facilities exclusively serving the Premises).
     Business Days: All days, excluding Saturdays, Sundays and all days observed as legal holidays by either the State of New York, the Federal Government or the labor unions servicing the Building.
     Business Hours: The hours of 8:00 a.m. through 6:00 p.m. on Business Days.
     Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.
     Control: (a) The ownership, directly or indirectly, of more than 50% of the voting stock of a corporation, or (b)(i) in the case of any Person which is not a corporation, the ownership, directly or indirectly, of more than 50% of the beneficial ownership interests in such Person, or (ii) in the case of any such Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.
     Deficiency: The difference between (i) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term, and (ii) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of this Lease for any part of such period (after first deducting from such rents all expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs).
     Governmental Authority (Authorities): The United States of America, the City, County or State of New York or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any landmarks preservation agency (or other entity designated or accepted for such purpose by any

Governmental Authority or landmarks preservation commission), now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
     Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirements as “hazardous substances”, “toxic substances”, “contaminants”, “pollutants” or words of similar import.
     HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
     Indemnitees: Landlord, Landlord’s managing agent (if any), Landlord’s leasing agent (if any), each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents and representatives.
     Interest Rate: The lesser of (i) the greater of (a) 1.5% per month and (b) four percent per annum over the Base Rate (as same may change from time to time), and (ii) the maximum rate permitted by applicable Requirements.
     Lease Year: A “Lease Year” shall be comprised of a period of twelve (12) consecutive months. The first Lease Year shall commence on the Rent Commencement Date but, notwithstanding the first sentence of this paragraph, if the Rent Commencement Date is not the first day of a month, then the first Lease Year shall include the additional period from the Rent Commencement Date to the end of the then current month. Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year. For example, if the Rent Commencement date were January 1, 1999, the first Lease Year would begin on January 1, 1999, and end on December 31, 1999, and each succeeding Lease Year would end on December 31st. If, however, the Rent Commencement Date were January 2, 1999, the first Lease Year would end on January 31, 2000, the second Lease Year would commence on February 1, 2000, and each succeeding Lease Year would end on January 31st.
     Lessor: A lessor under a Superior Lease.
     Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Real Property, the Building, the Premises or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
     Mortgagee: Any mortgagee, trustee or other holder of a Mortgage.
     Person: Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, business trust, tenancy-in-common or other entity, or any Governmental Authority.

     Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment will: (i) cause damage to the Premises or the Real Property or any portion thereof or any equipment, facilities or other systems therein; (ii) impair the appearance of the Real Property or any portion thereof; (iii) interfere with the efficient and economical maintenance, operation and repair of the Premises, the Building or the Real Property or the equipment, facilities or systems thereof; (iv) adversely affect any service provided to, and/or the use and occupancy by, any Building tenants or occupants; (v) violate the certificate of occupancy issued for the Premises or the Building; or (vi) adversely affect the image of the Building as a first-class office location in midtown Manhattan. Prohibited Use also includes the use of any part of the Premises for: (A) a restaurant or bar; (B) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or drugs; (C) the business of photocopying, multilith or offset printing; (D) a typing or stenography business; (E) a school or classroom; (F) lodging or sleeping; (G) the operation of retail facilities (meaning facilities the primary patronage of which arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (H) a payroll office; (I) a barber, beauty or manicure shop; (J) an employment agency, executive search firm or similar enterprise; (K) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (L) the retail sale of merchandise, goods or property of any kind (other than the sale of financial services to regular clients, but nothing herein shall permit the use of the Premises for sale of such financial services to any “off-the-street” customers or traffic); (M) the manufacture, storage or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in a first-class office building; (N) the rendering of medical, dental or other therapeutic or diagnostic services; (O) broadcasting or the business of broadcasting by wire or wireless of any programs or pictures of any sort, or the sale of apparatus or devices connected with the business of such broadcasting; or (P) any illegal activity or any activity constituting a nuisance.
     Real Property: The Building and the parcel of land upon which it is constructed (the “Land”) and all easements, air rights, development rights and other appurtenances thereto.
     Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. '12101 (et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters, and landmarks preservation, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or any portion thereof, including the Building or the maintenance, use or occupation thereof, and (iii) all insurance bodies affecting the Premises.

     Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit E, as the same may be modified from time to time by Landlord.
     Substantial Completion: As defined on Exhibit D.
     Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
     Tenant Delay: As defined on Exhibit D.
     Tenant Party: (i) Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, and (ii) any of the direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, servants, agents or representatives of the parties described in clause (i) hereof, and (iii) any invitees of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, during such times as such invitees are conducting or transacting business for or with Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, or otherwise providing services to or for the benefit of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises.
     Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Premises or Building.
     Unavoidable Delays: Landlord’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Landlord, or Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures, if Landlord’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including Requirements, governmental preemption in connection with a national emergency, shortages, or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy or terrorist action, civil commotion, fire or other casualty.

EXHIBIT C
INTENTIONALLY OMITTED

C-1

EXHIBIT D
LANDLORD’S WORK
Section A — Plans, Etc.
1. Identified on Exhibit I are plans and specifications for Landlord’s Work, prepared by or for Tenant, and including, without limitation, all architectural and engineering drawings and specifications. Tenant acknowledges and agrees that such plans and specifications remain subject to Landlord’s review and approval (such plans and specifications as approved by Landlord, the “Final Plans”).
2. Tenant acknowledges that the Final Plans were prepared by or for Tenant, and not by Landlord, and Tenant agrees that, notwithstanding any acceptance, approval, consent, inspection or review of the Final Plans by Landlord, and notwithstanding the utilization of the Final Plans by Landlord in connection with the performance by Landlord of the Landlord’s Work, Landlord shall have no liability or obligation in respect of the Final Plans, and Tenant shall be solely responsible for the Final Plans including, without limitation, approval of same by all applicable Governmental Authority, and the conformity of same with all applicable Requirements. To the extent available and not otherwise applied, Landlord’s Contribution shall be applied to the application for such approvals by applicable Governmental Authorities, and the payment of any regular fees payable to such Governmental Authorities for the issuance thereof.
3. Provided the Lease shall be in full force and effect and there shall be no Event of Default, Landlord shall endeavor to procure and deliver to Tenant, not later than ten (10) Business Days after the date of the Lease, bids for performance and construction of the work set forth in the Final Plans (“Bids”), from JMK Construction Group, 156 Fifth Avenue, New York, New York (“Tenant’s Proposed Contractor”) and from two (2) other contractors selected by Landlord. (collectively, the “Contractors”). The Bids shall be based on the Final Plans. The day upon which the Bids are actually delivered to Tenant is referred to below as the “Bid Delivery Date.”
4. On or before the expiration of the second (2nd) Business Day following the Bid Delivery Date (the “Selection Date”), TIME BEING OF THE ESSENCE, Tenant shall, by actually delivering written notice to Landlord (the “Selection Notice”) select one (1) of the three (3) Contractors (which shall constitute selection of such Contractor’s Bid). If Tenant shall fail or omit to select one (1) of the three (3) Contractors prior to 5:00 pm on the Selection Date, then each day thereafter until the date after the date on which Tenant shall have delivered to Landlord the Selection Notice, shall constitute a day of Tenant Delay.
5. Tenant shall fully cooperate with Landlord and Landlord’s agent, the Contractors, the architect (if any) and all other parties involved (or which may be involved) in Landlord’s Work and shall make Tenant’s Agent (hereinafter defined) available at all reasonable times to facilitate the procurement of the Bids on or before the Bid Delivery Date. It is expressly understood and agreed that except for Landlord’s gross negligence or willful misconduct, Landlord shall not be subject to any liability whatsoever, and there shall be no abatement of Rent or any other monetary concession to Tenant whatsoever in the event Landlord fails to complete and deliver to Tenant the Bids on or before the Bid Delivery Date.
6. Tenant shall provide Landlord (and its contractors and designees) with unobstructed access to all portions of the Premises at all times to facilitate the performance and completion of Landlord’s Work.
7. Tenant’s selecting a Bid shall be deemed full authorization by Tenant for Landlord to proceed with the commencement of the Landlord’s Work in accordance with Section B of this Exhibit D.
SECTION B — PERFORMANCE OF THE LANDLORD’S WORK AND COSTS.
1. Landlord shall engage the selected Contractor and shall perform or cause to be performed the Landlord’s Work depicted on the Final Plans promptly following Tenant’s selection of the Bid as set forth in Section A of this Exhibit D.. It is understood and agreed that Landlord does not represent, warrant or guaranty that Landlord shall achieve Substantial Completion of the Landlord’s Work by any specific date, and that the failure by Landlord, for any reason whatsoever, to achieve Substantial Completion of the Landlord’s Work by any specific date, (x) shall not give rise to any liability or obligation of Landlord to Tenant, (y) shall not entitle Tenant to any compensation, abatement or diminution of Rent, and (z) shall not relieve Tenant from any of its obligations under this Lease or otherwise give rise to any rights of Tenant as against Landlord or this Lease.
2. Notwithstanding anything to the contrary contained in this Agreement, prior to Landlord’s commencement of Landlord’s Work, Tenant shall pay in full the cost of any and all work or materials (including, without limitation, any amounts payable by Landlord to third parties in connection with Landlord’s Work) (“Tenant Extra Work”) in excess of Landlord’s Contribution (“Tenant’s Contribution”), which excess amount shall be based upon the selected Bid. However, it is expressly agreed that Tenant’s obligation shall not be limited to Tenant’s Contribution, and that Tenant shall be obligated to pay any and all costs and expenses of Change Orders (hereinafter defined) and any and all cost overruns in the performance of Landlord’s Work.
3. Notwithstanding anything to the contrary set forth in this Lease or this Exhibit D, in the event of any change to the Final Plans required by any Governmental Authority or in the event the Final Plans shall require a change as a result of a field condition revealed during the performance of Landlord’s Work (a “Field Condition”); any such change shall be performed by Landlord, at Tenant’s sole cost, and shall not be deemed a breach or violation of any provision of this Lease or this Exhibit D, and shall be deemed automatically accepted and approved by Tenant. Landlord shall give written notice to Tenant of any such change, promptly after Landlord receives written notice thereof.
4. In addition to and not in limitation of any other provision of this Lease, Tenant shall pay to Landlord a sum equal to (i) any additional cost to Landlord in completing the Landlord’s

Work resulting from any Tenant Delay, (ii) any cost incurred by Landlord on account of any changes in or to the Final Plans or on account of any Change Orders, and (iii) all other costs of performing and completing Landlord’s Work in excess of Landlord’s Contribution. Any such sums shall be in addition to any sums payable hereunder and shall be paid to Landlord within five (5) Business Days after Landlord submits an invoice to Tenant with respect thereto. Such costs shall be collectible in the same manner as Additional Rent whether or not the term of this Lease shall have commenced or the Rent Commencement Date has occurred, and, if Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as it would have upon a default by Tenant in the payment of Rent under this Lease, and Landlord shall have no obligation to continue the performance of the Landlord’s Work until Tenant shall have cured such default.
5. It is expressly understood and agreed that except for Landlord’s gross negligence or willful misconduct, Landlord shall not be subject to any liability whatsoever, and there shall be no abatement of Rent or any other monetary concession to Tenant whatsoever, in connection with Landlord’s Work, or the performance of any work (including Landlord’s Work) by the Contractor whose Bid was selected, or any cost overruns in the performance or completion of Landlord’s Work.
SECTION C — GENERAL CONDITIONS OF LANDLORD’S WORK.
1. Notwithstanding anything to the contrary contained in the Lease or this Exhibit D Landlord shall not be required to perform, and Tenant shall not request any work unless such work (i) is reasonable and compatible with the status of the Building as a first-class office building, (ii) is non-structural and does not affect the Building Systems (except to the extent that such work may be specifically provided for in the Final Plans), (iii) affects only the Premises and are not visible from outside of the Premises or the Building, (iv) is consistent with the design, construction and equipment of the Building, (v) does not adversely affect any service furnished by Landlord in connection with the operation of the Building, (vi) complies with all applicable Requirements, (vii) does not call for use of any asbestos-containing or other hazardous materials, (viii) will not adversely affect the appearance or value of the Building, and (ix) is compatible with the Certificate of Occupancy for the Building (the requirements set forth in the preceding clauses (i) through (ix), the “Landlord’s Work Requirements”). Landlord shall give written notice to Tenant of any and all changes in the Final Plans required by any Governmental Authority promptly after Landlord receives written notice thereof.
2. Notwithstanding anything to the contrary contained in the Lease or in this Exhibit D, neither the recommendation, designation, selection, engagement or approval by Landlord of any contractor, architects or engineers, nor the review, consent to or approval by Landlord of the Final Plans (or any other plans), or the selected Bid (or any budget for Landlord’s Work), shall constitute a representation or warranty by Landlord (i) that the Final Plans either (a) are complete or suitable for their intended purpose, or (b) comply with applicable Requirements, or (ii) respecting or concerning the selected Contractor and/or its abilities or performance (and Tenant expressly agrees that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance of the Final Plans, or the sufficiency or inclusiveness of the selected Bid (or any budget), and/or the ability or performance of the selected Contractor).
3. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s Work Requirements.
SECTION D — TENANT DELAYS.
1. If Landlord shall be delayed in Substantially Completing the Landlord’s Work as a result of any act, neglect, failure or omission of Tenant, its agents, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall be deemed a “Tenant Delay”:
     (a) Tenant’s failure or omission, on or before the Selection Date, to actually deliver to Landlord the complete Selection Notice, TIME BEING OF THE ESSENCE.
     (b) Tenant’s failure to cooperate with Landlord, Landlord’s agent, the Contractor, architect and all other parties involved in Landlord’s Work, or Tenant’s failure to make Tenant’s Agent available at all reasonable times to facilitate the completion of the Final Plans;
     (c) Tenant’s request for any change, addition or modification in connection with the Final Plans;
     (d) Tenant’s request for any change, addition or modification in connection with any of the Bids, or in connection with the selected Bid, or Tenant’s request for the procurement of any other or additional Bids;
     (e) Tenant’s failure to pay to Landlord the entire amount of Tenant’s Contribution, and any other monies required to be paid pursuant to Section B of this Exhibit D;
     (f) Change Orders (including, but not limited to, the implementation, processing, review, analysis and approval thereof);
     (g) Tenant’s request for materials, finishes or installations that are not readily available at the time Landlord is ready to install same, unless within two (2) Business Days of being requested by Landlord to agree to substitute a material, finish or installation that is comparable in quality and not substantially greater in cost, Tenant agrees to such substitution;
     (h) The performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation;
     (i) Any delay which results from any act or omission of any Tenant Party, including delays due to changes in or additions to, or interference with, any work to be done by Landlord, or delays by Tenant in submission of information, or selecting construction materials to be installed by Landlord as part of the Landlord’s Work, if any, (e.g., color of paint and carpet), or approving working drawings or estimates or giving authorizations or approvals;
     (j) Any delay which results from any claim by any Governmental Authority or other person that the Final Plans are deficient or do not conform to and satisfy all applicable Requirements, or are deficient or insufficient for the prompt issuance of any and all necessary permits and approvals in connection with the performance of Landlord’s Work; or any delay in Landlord obtaining any of the Bids as a result of any claimed deficiency in the Final Plans; and/or
     (k) Any other failure by Tenant to comply with its obligations under the Lease.
2. Notwithstanding any other provision of this Exhibit D and/or the Lease to which this Exhibit D is attached, except as provided in the immediately succeeding Paragraph 3 of this Section D of Exhibit D, if the Substantial Completion Date shall be delayed by reason of a Tenant Delay or Unavoidable Delay, the Premises shall be deemed Substantially Completed as of the date that the Premises would have been substantially completed but for any such Tenant Delay or Unavoidable Delay and there shall not be any postponement of the Rent Commencement Date or any other rent abatement or monetary concession whatsoever on account of such Tenant Delay or Unavoidable Delay.
3. Notwithstanding any other provision of this Exhibit D and/or the Lease to which this Exhibit D is attached, if the Contractor selected by Tenant is Tenant’s Proposed Contractor, then the Rent Commencement Date shall be the earlier of (a) the date four (4) months after the Substantial Completion Date, and (b) the date eight (8) months after the Commencement Date.
SECTION E — ENTRY BY TENANT AND ITS AGENTS; DESIGNATION OF TENANT’S AGENT.
1. Except as hereinafter provided, neither Tenant nor its agents, employers, invitees or independent contractors shall enter the Premises during the performance of the Landlord’s Work. Tenant hereby designates Amy Jones as its authorized agent (“Tenant’s Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders to the Final Plans and for the purpose of consulting with Landlord as to any and all aspects of the Landlord’s Work. Tenant’s Agent shall have the right to inspect the Premises during the course of the Landlord’s Work provided Tenant’s Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.
2. In the event Tenant shall enter upon the Premises or any other part of the Building, as may be above permitted by Landlord, Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act of Tenant or anyone entering the Premises or Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s entry upon the Premises or Building.

SECTION F — CHANGE ORDERS.
1. (a) Tenant shall have the right to make reasonable changes from time to time in the Final Plans by submitting to Landlord revised plans and specifications (collectively, “Change Orders”). All Change Orders shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s Work Requirements. Without limiting the generality of the foregoing, no Change Order will be approved unless (a) all changes to and modifications of Tenant’s Final Plans are circled or highlighted as per standard industry practices, and (b) such Change Order conforms with the requirements of this Lease (including without limitation this Exhibit D, and including, without limitation, Landlord’s Work Requirements). Landlord shall notify Tenant of any required Tenant’s Contribution and any Tenant Delay that the performance of any such Change Order may entail. If Tenant does not respond affirmatively within three (3) Business Days of the giving of such notice, Landlord shall not make the proposed Change Order. Upon receipt and approval of any Change Order, Landlord shall submit the Change Order to the contractor or subcontractors performing the trade or trades involved in the Change Orders and, if applicable and so requested by Tenant, obtain and deliver to Tenant a work order in connection therewith. In no event shall Landlord be required to perform any Change Order unless and until Tenant has paid Landlord the entire amount of any Tenant Contribution required in connection therewith.
     (b) If Tenant shall submit to Landlord (i) a Change Order which complies in all respects with the requirements of the foregoing Paragraph (a) of this Section F of this Exhibit D (or revisions or supplements to a previously submitted and rejected Change Order), for approval by Landlord, together with (ii) written notice from Tenant expressly claiming same as a Change Order and requesting Landlord’s approval thereof, and which notice must be headed by the legend, in bold, capital letters stating that “LANDLORD MUST RESPOND WITHIN 3 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE,” then Landlord, within three (3) Business Days after actual receipt by Landlord of such Change Order (or such revisions or supplement thereto) and notice, shall give notice to Tenant either approving or disapproving same. If Landlord shall fail or omit to give such notice to Tenant approving or disapproving same by the expiration of such three (3) Business Day period, then, as the sole remedy of Tenant, each day after the expiration of such three (3) Business Day period that Landlord shall fail or omit to give such notice, until the date that Landlord shall give such notice of approval or disapproval, shall not constitute a day of Tenant Delay.
2. Such costs shall be collectible in the same manner as Additional Rent whether or not the term of this Lease as it applies to the Premises shall have commenced, and, if Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as it would have upon a default by Tenant in the payment of Rent under this Lease, and Landlord shall have no obligation to continue the performance of the Landlord’s Work until Tenant shall have cured such default.

SECTION G — SUBSTANTIAL COMPLETION.
1. The date that Landlord Substantially Completes the Landlord’s Work shall be deemed the “Substantial Completion Date.” For the purposes of this Lease and this Exhibit D, the term “Substantial Completion” shall mean that, with the exception of minor details of construction, mechanical adjustments or decoration which do not materially interfere with Tenant’s use of the Premises, or items of work which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises (collectively, “Punch-List Items”), the Landlord’s Work shall have been completed in accordance with the Final Plans and all mechanical systems serving or affecting the Premises shall then be in working order. Landlord and Tenant shall thereupon set a mutually convenient time for Tenant’s Agent, Landlord and Landlord’s contractor to inspect the Premises and the Landlord’s Work, at which time Tenant’s Agent shall prepare and submit to Landlord the Punch List of items to be completed. Upon completion of the inspection, Tenant’s Agent shall acknowledge in writing that Substantial Completion of the Landlord’s Work has occurred, subject to any Punch-List Items to be completed. Landlord shall endeavor to complete the Punch List Items within a reasonable period thereafter.

EXHIBIT E
RULES AND REGULATIONS
          1. The rights of Tenant in the sidewalks, entrances, corridors, stairways, elevators and escalators of the Building are limited to ingress to and egress from the Premises for Tenant and any other Tenant Party, and Tenant shall not invite to the Premises, nor permit the visit thereto by, persons in such numbers or under such conditions as to interfere with the use and enjoyment by others of the sidewalks, entrances, corridors, stairways, elevators, escalators or any other facilities of the Building. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by any Tenant Party. Landlord shall have the right to regulate the use of and operate the public portions of the Building, as well as portions furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.
          2. Landlord may refuse admission to the Building outside of Business Hours to any person not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building outside of Business Hours to register. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prohibit all access to the Building during the continuance of the same, by closing doors or otherwise, for the safety of the tenants or protection of property in the Building. Landlord shall, in no way, be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this rule. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from Tenant from whose Premises the package or object is being removed, but the establishment or enforcement of such requirement shall not impose any responsibility on Landlord for the protection of Tenant against the removal of property from the Premises of Tenant.
          3. Tenant shall not obtain or accept for use in the Premises ice, drinking water, food, beverage, towel, linen, uniform, barbering, boot blacking or similar or related services from any persons not authorized by Landlord to furnish such services. Such services shall be furnished only at such hours, in such places within the Premises and under such regulations as may be fixed by Landlord. Tenant reserves the right to order take-out prepared food and beverages from restaurants of its choosing.
          4. Where any damage to the public portions of the Building or to any portions used in common with other tenants is caused by any Tenant Party, the cost of repairing the same shall be paid by Tenant upon demand.
          5. No lettering, sign, advertisement, trademark, emblem, notice or object shall be displayed in or on the windows or doors, or on the outside of the Premises, or at any point inside the Premises where the same might be visible outside the Premises, except that the name of Tenant, Tenant’s Affiliates and Desk Space Users may be displayed on the entrance door of the Premises, subject to the approval of Landlord as to the location, size, color and style of such display. The inscription of the name of Tenant on the door of the Premises shall be done by Landlord and the expense thereof shall be paid by Tenant to Landlord.
          6. No awnings or other projections of any kind over or around the windows or entrances of the Premises shall be installed by Tenant, and only such window blinds and shades as are approved by Landlord shall be used in the Premises. Tenants shall be prohibited from opening the windows. Linoleum, tile or other floor covering shall be laid in the Premises only in a manner approved by Landlord.
          7. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon the Premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any safe or heavy object, the work involved in such distribution shall be done in such manner as Landlord shall determine and the expense thereof shall be paid by Tenant. The moving of safes and other heavy objects shall take place only upon previous notice to, and at times and in a manner approved by, Landlord, and the persons employed to move the same in and out of the Building shall be acceptable to Landlord. No machines, machinery or electrical or electronic equipment or appliances of any kind shall be placed or operated so as to disturb other tenants. Freight, furniture, business equipment, merchandise and packages of any description shall be delivered to and removed from the Premises only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Landlord.
          8. No noise, including the playing of any musical instrument, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by Tenant. No animals (except for seeing-eye dogs) shall be brought into or kept in the Building or the Premises. No dangerous, inflammable, combustible or explosive object or material shall be brought into or kept in the Building by Tenant or with the permission of Tenant, except as permitted by law and the insurance companies insuring the Building or the property therein. Tenant shall not cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in or emanate from the Premises.
          9. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in the Premises and no lock on any door shall be changed or altered in any respect. Duplicate keys for the Premises and toilet rooms shall be procured only from Landlord, and Tenant shall pay to Landlord Landlord’s reasonable charge therefor. Upon the expiration or termination of this Lease, all keys to the Premises and toilet rooms shall be delivered to Landlord.
          10. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use. No door (other than a door in an interior partition of the Premises) shall be left open at any time.
          11. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed by Landlord when, in its judgment, it deems it necessary, desirable or proper for its best interest or for the best interests of the tenants, and no rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant. Landlord shall not be responsible to Tenant for the nonobservance or violation by any other tenant of any of the rules or regulations at any time prescribed by Landlord.
          12. Tenant shall promptly notify Landlord of any inspection of the Premises by governmental agencies having jurisdiction over matters involving health or safety.
          13. Tenant shall be responsible for maintaining the Premises rodent and insect free. Extermination services shall be provided by Tenant on a monthly basis and additionally as required by Landlord.
          14. All food storage areas shall be adequately protected against vermin entry by a contractor approved in advance by Landlord.
          15. Drain pipes shall be kept free of obstructions and operable at all times.
          16. Exit signs shall be illuminated, and other exit identification required by Requirements shall be operable, at all times.
          17. Tenant shall bear the cost and expenses incurred by Landlord in maintaining emergency lighting, including battery components, in good working condition.
          18. Tenant shall not bring or keep, or allow to be brought or kept, in the Building, any bicycles, roller blades, in line or other skates or other type of wheeled pedestrian form of locomotion.
          19. Mail pick-up and delivery shall be responsibility of Tenant.

EXHIBIT F
HEATING, VENTILATION AND AIR CONDITIONING SPECIFICATIONS
The Premises will be heated, ventilated and air conditioned by a non-central heat pump unit system. Landlord shall provide water for heating or air-conditioning, as the case may be, to the heat pump units serving the Premises during the hours set forth in Section 12.2(a). Landlord shall supply hot water to provide supplemental heat during the hours set forth in Section 12.2(a). It is understood that the Building is designed to provide 0.0033 tons of HVAC per usable square foot. The heat pump unit system serving the Premises shall have separate controls in various locations throughout the Premises. Tenant, at Tenant’s expense in accordance with Article 17 hereof, shall obtain and furnish such electricity as is required to operate the heat pump units, fans and other HVAC equipment located in and serving the Premises both during and outside of Business Days and Business Hours. Landlord shall, at Landlord’s expense, maintain the heat pump units, fans, thermostats and other HVAC equipment serving the Premises.

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EXHIBIT G
CLEANING SPECIFICATIONS
GENERAL
OFFICES
DAILY
X	Empty all trash receptacles; replace liners if necessary but not less than weekly.

X	Remove all collected trash to designated area outside the Premises.

X	Dust all furniture, fixtures, equipment and accessories utilizing a chemically treated cloth to avoid dust dispersion.

X	Sweep and/or dust mop all hard surface floors with broom or electrostatic dust mop.

X	Dust wipe all telephones including ear and mouthpiece.

X	Empty recyclable paper trash containers; replace correct color liners in containers as necessary.

X	Remove recyclable paper trash and store in designated area outside the Premises.

X	Clean top of glass top tables.

X	Vacuum internal stairs, dust railings and ledges (if any).
WEEKLY
X	Spot vacuum all carpeted traffic lane areas.

X	Dust all chairs and table legs and rungs, baseboards, ledges, moldings, and other low reach areas.

X	Spot clean doors, door frames and light switches.

X	Fully vacuum all carpets.
MONTHLY
X	Vacuum all fabric furniture.

X	Damp wipe if necessary all trash containers.
QUARTERLY
X	Dust all high reach areas.

X	Dust HVAC Louvers (non-ceiling).

X	Dust venation blinds.

X	Dust exterior side of ceiling light lenses.
BI-ANNUALLY
X	Wipe clean all ceiling diffusers.

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CORE LAVATORIES
DAILY
X	Refill dispensers, empty trash, clean and sanitize all restroom fixtures, wipe all counters, clean mirrors, wipe chrome, spot wipe partitions, sweep and damp mop floors using a germicidal cleaner. Empty sanitary napkin holders.

X	All lavatory supplies to be provided by Contractor.
MONTHLY
X	Wash all restroom partitions on both sides.

X	Hand wash all walls.
BI-MONTHLY
X	Machine scrub all restroom floors using a germicidal detergent.
QUARTERLY
X	Dust and clean all return air vents.

X	Dust ceiling light lenses.

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EXHIBIT H
FORM LETTER OF CREDIT
LETTERHEAD OF ISSUING BANK
LETTER OF CREDIT DEPARTMENT
Issue Date: _________ ___, 200_
Our Number: _________ _________
No.
Irrevocable Commercial Letter of Credit

Applicant:

Beneficiary:	[Landlord]
c/o Reckson Associates Realty Corp.
225 Broad Hollow Road
Melville, New York 11747
Attn.: Tom Carey, Corporate Controller

Amount (U.S.):	$[Full amount of Security Deposit]

Expiry:	[Expiration Date of the Lease]
Gentlemen:
          For the account of Applicant we hereby establish this Irrevocable Letter of Credit No. _________ in your favor for an amount of up to $_________ effective immediately, available by your drafts at sight when accompanied by this Irrevocable Letter of Credit.
          All drafts must be marked “Drawn under _________ Bank, Irrevocable Letter of Credit No. _________ dated _________, 200_.”
          It is a condition of this Irrevocable Letter of Credit that it shall be payable in multiple drafts and shall be fully transferable by Beneficiary multiple times without any fees or charges payable by Beneficiary in connection therewith.
          It is a condition of this Irrevocable Letter of Credit that it shall be automatically extended for additional periods of one year from the present or any future expiry date, unless, at least 60 days prior to any such expiry date, we notify you in writing at the above address, by certified or registered mail, return receipt requested, that we elect not to renew this Irrevocable Letter of Credit for such additional period. Upon receipt by you of such notice, you may draw

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drafts on us at sight for an amount not to exceed the balance remaining in this Irrevocable Letter of Credit within the then applicable expiry date.
          We hereby agree with you that drafts drawn under and in accordance with the terms of this Irrevocable Letter of Credit will be duly honored by us on delivery of this Irrevocable Letter of Credit to this office as follows: [Bank address, including floor and attn. — THIS ADDRESS MUST BE EITHER IN MANHATTAN OR WITHIN A REASONABLE DISTANCE THEREOF].
          In the event that the Applicants becomes a debtor in a case under Title 11 of the United States Code (the “Bankruptcy Code”), or in any other insolvency or similar proceeding, our obligations to the Beneficiary hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, stayed, terminated or otherwise affected by reason thereof or by reason of any provisions of the Bankruptcy Code (including, but not limited to, Section 362 and 502(b) of the Bankruptcy code), or the provisions of any other insolvency or similar law.
          This credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590; provided, however, that in the event the expiration date occurs during an interruption of our business of the type described in such publication, then the expiration date shall be deemed to be automatically extended until the date which shall be five (5) days after the resumption of our business.

Authorized Signature

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EXHIBIT I
PLANS
[Intentionally Omitted]

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AMENDMENT OF LEASE
                  AMENDMENT OF LEASE (this “Amendment”), dated as of March 31, 2005, between MAGNOLIA ASSOCIATES, LTD., a Florida limited partnership, having an office c/o Reckson Associates Realty Corp., 1350 Avenue of the Americas, New York, New York 10019 (“Landlord”) and PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited partnership having an office at 120 West 45th Street, New York, New York 10036 (“Tenant”).
W I T N E S S E T H:
                  WHEREAS, Landlord and Tenant entered into that certain Lease dated February 4, 2003 (the “Original Lease”), covering space on the 34th floor in the office building located at 120 West 45th Street, New York, New York (the “Building”), as more fully described in the Original Lease (the “Original Premises”), at the rent and on the other terms and conditions set forth in the Original Lease; and
                  WHEREAS, Tenant desires to (i) surrender to Landlord and vacate the Original Premises and (ii) lease additional premises, consisting of the entire rentable area of the twentieth (20th) and twenty-first (21st) floors of the Building comprising in total 24,958 rentable square feet, as shown on the floor plan attached hereto as Exhibit A-2 and made a part hereof (the “20th/21st Floor Space”), and Landlord is agreeable thereto on the terms and conditions hereinafter set forth.
                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment, Landlord and Tenant agree as follows:
     SECTION 1 DEFINITIONS, NO OTHER AMENDMENTS, EFFECTIVE DATE.
                  1.1 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Lease. The provisions of this Amendment shall supersede any inconsistent provisions contained in the Original Lease, regardless of whether such inconsistent provisions are contained in the body of the Original Lease or in any rider, exhibit or schedule thereto, or in any amendment, modification, letter, notice or other written instrument executed in connection therewith or sent pursuant thereto. Effective as of the Effective Date (as hereinafter defined) (i) any and all exhibits to this Amendment shall be deemed incorporated into, and made a part of, the Original Lease, (ii) all references in the Original Lease to the “Lease,” or similar references, shall mean the Original Lease as amended and modified by this Amendment, and (iii) all references in the Original Lease, as amended by this Amendment, to the “Term” (or words of similar import) shall be deemed to refer to the 20th/21st Floor Term (hereinafter defined). During the period from and after the date immediately succeeding the Surrender Date (hereinafter defined), all references in the Original Lease, as amended by this Amendment, to the “Premises” (or words of similar import) shall be deemed to refer to the 20th/21st Floor Space; during the period from and after the 20th/21st Floor Commencement Date (hereafter defined) through and including the Surrender Date, all references in the Original Lease, as amended by this Amendment, to the “Premises” (or words of similar import) shall be deemed to refer to the 20th/21st Floor Space and the Original Premises.

                  1.2 Each of Landlord and Tenant hereby confirms and agrees that, except for the Original Lease, there are not, as of the date hereof and prior to the execution of this Amendment, any amendments, modifications, written instruments or other oral or written agreements which amend or modify the provisions of the Original Lease in any manner.
                  1.3 The Original Lease shall be deemed amended on the terms and conditions hereinafter set forth effective as of the date hereof (the “Effective Date”). Except as may be otherwise specifically provided in this Amendment, all references in this Amendment hereinafter made to the “Lease” or “the Original Lease, as amended by this Amendment” shall mean the Original Lease as modified and amended by this Amendment.
SECTION 2 TWENTIETH AND TWENTY-FIRST FLOOR SPACE.
                  2.1 Demise; Premises. Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, the 20th/21st Floor Space upon all of the terms and conditions of the Original Lease, as modified and amended by this Amendment, for a term (the “20th/21st Floor Term”) (i) commencing on June 1, 2005 (the “20th/21st Floor Commencement Date”) and (ii) ending on the last day of the calendar month in which the day preceding the tenth (10th) anniversary of the “20th/21st Rent Commencement Date” (hereafter defined) occurs (the “20th/21st Floor Expiration Date”) or sooner termination of the Lease, both dates inclusive. All terms and conditions of the Original Lease with respect to or concerning the Expiration Date shall, except to the extent modified by this Amendment, apply to the 20th/21st Floor Space, except that the same shall apply with respect to the 20th/21st Floor Space as of the 20th/21st Floor Expiration Date. Effective as of the 20th/21st Floor Commencement Date, the 20th/21st Floor Space shall be added to the Premises and shall constitute part thereof for all purposes of the Lease (subject, however, to the provisions of this Amendment), and (together with the Original Premises) shall be included in the Premises, and Exhibit A-2 hereof shall be added to Exhibit A annexed to the Original Lease, and Exhibit A of the Original Lease shall be amended by the addition of Exhibit A-2. Landlord and Tenant agree that, for all purposes of the Original Lease and this Amendment, the square footage of the 20th/21st Floor Space is conclusively deemed to be 24,958 rentable square feet.
                  2.2 Delivery. (a) Landlord shall use commercially reasonable efforts to cause the tenant(s) occupying the 20th/21st Floor Space (or any part thereof) on the date hereof to vacate such space prior to the 20th/21st Floor Commencement Date. However, anything in this Lease to the contrary notwithstanding, Landlord shall not be liable for failure to deliver possession of the 20th/21st Floor Space to Tenant on any particular date for any reason whatsoever, including the failure of the current occupant(s) of the 20th/21st Floor Space, if any, to vacate the 20th/21st Floor Space in a timely manner, and such failure by Landlord shall not impair the validity of the Original Lease or this Amendment, nor shall Tenant’s obligations under the Original Lease and/or this Amendment be affected thereby. Subject to the terms and provisions hereof, Landlord shall deliver possession of the 20th/21st Floor Space to Tenant and Tenant shall accept possession of the 20th/21st Floor Space immediately upon the date (the “20th/21st Floor Possession Date”) on which Landlord gives notice (the “Possession Date Notice”) to Tenant that the “Phase I Landlord’s 20th/21st Floor Work” (hereafter defined) is Substantially Completed; and Landlord shall be deemed to have delivered possession of the 20th/21st Floor Space to Tenant and Tenant shall be deemed to have accepted such possession on the 20th/21st Possession Date.

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There shall be no postponement of the 20th/21st Floor Commencement Date, or the 20th/21st Floor Possession Date, or the 20th/21st Floor Rent Commencement Date for (i) any delay in the delivery of possession and/or occupancy of the 20th/21st Floor Space to Tenant, or otherwise in the achievement of such dates, which results from any Tenant Delay or any Unavoidable Delay, or (ii) any delay by Landlord in the performance of any Punch List Items relating to Landlord’s Work; and there shall be no postponement of the 20th/21st Floor Commencement Date, the 20th/21st Floor Possession Date, or the 20th/21st Floor Rent Commencement Date for failure by Landlord to achieve Substantial Completion of Landlord’s Work by any particular date. The provisions of this Section 2.2 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirements. Notwithstanding anything to the contrary in the Original Lease, as amended by this Amendment, (i) the Possession Date Notice may be delivered orally and (ii) the Possession Date Notice shall be deemed given on the earlier to occur of (a) the date of actual giving of such notice and (b) if such notice is in written form and given pursuant to Article 27 of the Original Lease, the date such notice would be deemed given pursuant to Article 27 of the Original Lease.
                  (b) Notwithstanding anything to the contrary set forth in the Original Lease, as modified by this Amendment, Landlord and Tenant agree that (i) prior to the Possession Date, Tenant shall have no right to enter, possess, use or occupy the 20th/21st Floor Space for any purpose whatsoever, and (ii) as respects the 20th/21st Floor Space only, prior to the Possession Date, (x) Tenant have no obligation to comply with the provisions of Section 7.2 or Section 9.1(a) of the Original Lease, (y) Tenant shall have no obligation to obtain the insurance policies required under Article 13 of the Original Lease, and (z) Tenant shall have no obligations or liabilities pursuant to Article 32 of the Original Lease, except for any Losses arising from or in connection with (A) the negligence or willful misconduct of Tenant or any Tenant Party or (B) any work or thing whatsoever done by Tenant or any Tenant Party, if Tenant or such Tenant Party enters upon any portion of the 20th/21st Floor Space for the purpose of performing any work or otherwise prior to the Possession Date (it being understood that Landlord shall have sole discretion as to whether any such entry shall be permitted prior to the Possession Date). Landlord and Tenant acknowledge and agree that (i) at the request of Tenant, and subject to the terms and provisions of the Original Lease, as amended by this Amendment, Landlord shall perform the “Phase II of Landlord’s 20th/21st Floor Work” (hereafter defined) as hereinafter provided; and (ii) to facilitate the performance of such work, and notwithstanding anything to the contrary set forth in the Original Lease, as modified by this Amendment, prior to the date (the “20th/21st Floor Occupancy Date”) of Substantial Completion of Phase II Landlord’s 20th/21st Floor Work, and notwithstanding that Landlord shall have previously delivered possession of the 20th/21st Floor Space to Tenant and that Tenant shall have accepted such possession, Tenant and the other Tenant Parties shall have no right to use or occupy the 20th/21st Floor Space for any purpose whatsoever, or to enter thereupon in any manner or at any time that shall interfere, in Landlord’s judgment, with the proper, economical, safe and efficient performance of Phase II of Landlord’s 20th/21st Floor Work or create a security risk or a danger to person or property (it being understood that Landlord shall have sole discretion at to whether any such entry shall be permitted prior to the 20th/21st Floor Occupancy Date); but nothing in this sentence, and no limitation on the right of Tenant to enter, use or occupy the 20th/21st Floor Space, shall limit or modify the obligations of Tenant in respect of the 20th/21st Floor Space as otherwise provided in the Original Lease, as amended hereby. Nothing in this Section 2.2(b) shall limit or affect the rights or obligations of Tenant respecting the Original Premises.

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                  2.3 Condition. Tenant has inspected the 20th/21st Floor Space and agrees (i) to accept possession of the 20th/21st Floor Space in the “as is” condition of such space existing on the 20th/21st Floor Possession Date except as expressly set forth herein, subject to Substantial Completion of Phase II of Landlord’s 20th/21st Floor Work, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the 20th/21st Floor Space, and (iii) that except for the work set forth on Exhibit B-2 to this Amendment (“Landlord’s 20th/21st Floor Work”), and except as otherwise expressly set forth in Section 4 hereof respecting “Landlord’s 20th/21st Floor Contribution” (hereinafter defined) and “Landlord’s Restroom Contribution” (hereinafter defined), Landlord shall have no obligation to perform any work, supply any materials, incur any expense or cost or make any installations, alterations or improvements to the 20th/21st Floor Space to prepare the 20th/21st Floor Space for Tenant’s occupancy thereof, or make any payment or contribution for such purpose. Landlord shall deliver possession of the 20th/21st Floor Space vacant and broom clean. Tenant’s occupancy of any portion of the 20th/21st Floor Space shall be conclusive evidence, as against Tenant, that (A) Landlord has Substantially Completed Landlord’s 20th/21st Floor Work (B) Tenant has accepted, in its then current condition, possession of the entire 20th/21st Floor Space, and (C) the Building and the 20th/21st Floor Space are in a good and satisfactory condition as required by this Amendment.
                  2.4 Article 36 of Original Lease (Option to Renew). Article 36 and Article 37 of the Original Lease are hereby deemed deleted in their entirety, and shall be of no force or effect.
                  2.5 Desk Space Users. In respect only of the 20th/21st Floor Space, the first sentence of Section 16.1(d) of the Original Lease is deemed amended by deletion of clause “(iv)” of such sentence and insertion of the following in lieu thereof: “(iv) at no time shall there be more than twelve (12) Desk Space users in the aggregate, and at no time shall there be more than twelve (12) offices at the 20th/21st Floor Space, in the aggregate, used or occupied by Desk Space Users, and”.
SECTION 3 RENT; OPERATING EXPENSES; INSURANCE FOR THE 20th/21st FLOOR SPACE.
                  3.1 Fixed Rent for the 20th/21st Floor Space. In addition to the Fixed Rent set forth in the Original Lease, for the period commencing on the date which is the later to occur of (x) the 20th/21st Floor Occupancy Date and (y) the date three (3) months after the 20th/21st Floor Possession Date (the “20th/21st Floor Rent Commencement Date”), and continuing thereafter until the 20th/21st Expiration Date, Tenant shall pay Fixed Rent with respect to the 20th/21st Floor Space as follows: (a) One Million One Hundred Ninety Seven Thousand Nine Hundred Eighty Four Dollars ($1,197,984.00) per annum ($99,832.00 per month) commencing on the 20th/21st Floor Rent Commencement Date through and including the day immediately preceding the fifth (5th) anniversary of the 20th/21st Floor Rent Commencement Date; and (b) One Million Two Hundred Ninety Seven Thousand Eight Hundred Sixteen Dollars ($1,297,816.00) per annum ($108,151.33) per month) from and after the fifth (5th) anniversary of the 20th/21st Floor Rent Commencement Date through and including the 20th/21st Floor Expiration Date, which Fixed Rent shall be paid in advance, in equal monthly installments on the first day of each calendar month and otherwise in accordance with the provisions of the Lease governing payment of Fixed Rent. If the 20th/21st Floor Rent Commencement Date is not the first day of a calendar month,

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the Fixed Rent in respect of the 20th/21st Floor Space for the month in which the 20th/21st Floor Rent Commencement Date occurs shall be prorated for the number of days of the term of the Lease in respect of the 20th/21st Floor Space that occur within said month. The provisions of this Section 3.1 shall apply only to the 20th/21st Floor Space and nothing contained in this Section 3.1 shall modify or otherwise affect Tenant’s obligations to pay Fixed Rent for any other portions of the Premises.
                  3.2 Intentionally Omitted.
                  3.3 Operating Expenses for the 20th/21st Floor Space. In addition to the payment of Tenant’s Operating Payment in respect of the Original Premises pursuant to the Original Lease, from and after the 20th/21st Floor Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an additional payment on account of Operating Expenses (the “20th/21st Floor Additional Operating Payment”) in respect of the 20th/21st Floor Space. Landlord and Tenant agree that the provisions of Article 8 of the Original Lease shall otherwise be applicable to the determination of Operating Expenses in respect of the 20th/21st Floor Space and the obligation of Tenant to pay the 20th/21st Floor Additional Operating Payment, except that (in respect of the 20th/21st Floor Additional Operating Payment only) (i) the Base Operating Year shall be the Computation Year commencing on January 1, 2005 and ending on December 31, 2005 and (ii) Tenant’s proportionate share shall be 5.848% (which Landlord and Tenant stipulate and agree is based upon the 20th/21st Floor Space containing 24,958 rentable square feet and the Building containing 426,755 rentable square feet for purposes of computing Operating Expenses). The provisions of this Section 3.3 shall apply only to the 20th/21st Floor Space and the 20th/21st Floor Additional Operating Payment, and nothing contained in this Section 3.3 shall affect the Tenant’s Operating Payment (or Tenant’s obligations in respect thereof) in respect of any other portion of the Premises. From and after the Surrender Date, all references in the Original Lease, as amended by this Amendment, to “Tenant’s Operating Payment” shall be deemed to refer to Tenant’s 20th/21st Floor Additional Operating Payment.
                  3.4 Taxes for the 20th/21st Floor Space. In addition to the payment of Tenant’s Tax Payment in respect of the Original Premises pursuant to the Original Lease, from and after the 20th/21st Floor Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an additional payment on account of Taxes (the “20th/21st Floor Additional Tax Payment”) in respect of the 20th/21st Floor Space. Landlord and Tenant agree that the provisions of Article 8 of the Original Lease shall otherwise be applicable to the determination of Taxes in respect of the 20th/21st Floor Space and the obligation of Tenant to pay the 20th/21st Floor Additional Tax Payment, except that (in respect of the 20th/21st Floor Additional Tax Payment only) (i) Base Taxes shall be the Taxes for the Tax Year commencing July 1, 2005 and ending on June 30, 2006 and (ii) Tenant’s proportionate share shall be 5.624% (which Landlord and Tenant stipulate and agree is based upon the 20th/21st Floor Space containing 24,958 rentable square feet and the 443,750 rentable square feet for purposes of computing Taxes). The provisions of this Section 3.4 shall apply only to the 20th/21st Floor Space and the 20th/21st Floor Additional Tax Payment, and nothing contained in this Section 3.4 shall affect the Tenant’s Tax Payment (or Tenant’s obligations in respect thereof) in respect of any other portion of the Premises. From and after the Surrender Date, all references in the Original Lease, as amended by this Amendment, to “Tenant’s Tax Payment” shall be deemed to refer to Tenant’s 20th/21st Floor Additional Tax Payment.

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                  3.5 Electricity for the 20th/21st Floor Space. Landlord and Tenant agree that, commencing on the 20th/21st Floor Occupancy Date, Tenant shall obtain electricity for the 20th/21st Floor Space directly from the public utility servicing the Building and, accordingly, the provisions of Article 17 of the Original Lease shall be applicable to the 20th/21st Floor Space in addition to the Original Premises.
SECTION 4 LANDLORD’S 20th/21st FLOOR WORK AND LANDLORD’S
20th/21st FLOOR CONTRIBUTION.
                  4.1 Performance of Landlord’s 20th/21st Floor Work. Provided the Original Lease, as amended by this Amendment, shall be in full force and effect and no Event of Default then exists, Landlord shall perform “Landlord’s 20th/21st Floor Work” in accordance with the provisions of this Section 4 and Exhibit B-2 hereto. Tenant shall not interfere with the performance of Landlord’s 20th/21st Floor Work by Landlord, its employees, agents, contractors, subcontractors and suppliers, and Tenant at all times shall fully and freely cooperate with Landlord, its employees, agents, contractors, subcontractors and suppliers in connection with the performance of Landlord’s 20th/21st Floor Work. To the extent that in the performance of Landlord’s 20th/21st Floor Work there shall be issued, by any contractor, subcontractor or supplier, any warranty or guaranty, then Landlord, at Landlord’s option, shall either (i) use reasonable efforts (without being required to incur any cost or expense, or to commence or continue any suit, action or proceeding), to obtain the benefits of such warranties and guaranties for Tenant, or (ii) to the extent assignable, and without representation or warranty by Landlord, and without recourse to Landlord, assign such warranties and guaranties to Tenant; provided that in either case Landlord in no way shall be liable or obligated in connection with any such warranties or guaranties, or the issuance or non-issuance thereof, or the performance or non-performance thereof by or on behalf of the issuer thereof. Landlord’s 20th/21st Floor Work shall consist of the “Phase I Landlord’s 20th/21st Floor Work,” as described in Exhibit B-2, and the “Phase II Landlord’s 20th/21st Floor Work,” as described in Exhibit B-2.
                  4.2 Landlord’s 20th/21st Work. In connection with the performance of Landlord’s 20th/21st Floor Work, as set forth in Section 4.1 hereof, Tenant shall provide Landlord with access at all times to all portions of the 20th/21st Floor Space. Notwithstanding anything to the contrary contained in the Original Lease, as amended by this Amendment, Landlord shall not be subject to any liability and/or penalty whatsoever as a result of any delays in connection with the performance of Landlord’s 20th/21st Floor Work which result from Unavoidable Delay, including, without limitation, Tenant Delay.
                  4.3 Landlord’s 20th/21st Floor Contribution. Provided the Original Lease, as amended by this Amendment, shall be in full force and effect and that no Event of Default shall have occurred and be continuing, Landlord, subject to the provisions of the Original Lease, as amended hereby, agrees to pay Landlord’s 20th/21st Floor Contribution toward the cost of the Landlord’s 20th/21st Floor Work. “Landlord’s 20th/21st Floor Contribution” shall be in the aggregate amount of One Million One Hundred Twenty Three Thousand One Hundred Ten Dollars ($1,123,110.00). Tenant shall pay any and all costs of Landlord’s 20th/21st Floor Work (including both “hard costs,” such as costs of construction labor and materials, and “soft costs”, such as costs of obtaining permits and approvals, and inspection, architectural and engineering costs), in excess of Landlord’s 20th/21st Floor Contribution in accordance with the terms and

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conditions set forth herein and in Exhibit B-2. Landlord’s 20th/21st Floor Contribution shall be payable solely on account of work related to the Landlord’s 20th/21st Floor Work (including, without limitation, (i) actual architectural, consulting and engineering fees and costs incurred by Tenant in connection therewith and (ii) costs of electricity and other utilities incurred in connection therewith). Tenant shall not be entitled to receive any portion of Landlord’s 20th/21st Floor Contribution not actually expended in the performance of the Landlord’s 20th/21st Floor Work in accordance with Exhibit B, nor shall Tenant have any right to apply any unexpended portion of Landlord’s 20th/21st Floor Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant under the Original Lease, as amended by this Amendment; provided, however (and subject to the first sentence of this Section 4.3), that if, after payment of all costs of Landlord’s 20th/21st Floor Work and the costs set forth in Section 4.4 hereof, there shall be any unexpended balance of Landlord’s 20th/21st Floor Contribution, then such balance shall be applied to reimburse Tenant for costs incurred by Tenant for installing Tenant’s initial telecommunications and computer data wiring and initial built-in furniture (if any) in the 20th/21st Floor Space, provided that Tenant provides to Landlord, not later than sixty (60) days after the Substantial Completion Date for the 20th/21st Floor (with TIME OF THE ESSENCE), a request for such reimbursement accompanied by evidence reasonably satisfactory to Landlord substantiating that such work has been performed and completed and that such costs actually have been incurred and paid by Tenant; but Tenant shall pay the costs for such wiring and built-in furniture to the extent that the unexpended balance of Landlord’s 20th/21st Floor Contribution (if any), after payment of the costs and expenses to which said Landlord’s 20th/21st Floor Contribution otherwise is to be applied, including the costs set forth in Section 4.4 hereof, shall be insufficient therefor. Such reimbursement out of the unexpended balance of Landlord’s 20th/21st Floor Contribution shall be provided by Landlord to Tenant not later than thirty (30) days after request by Tenant for such reimbursement made as and when provided herein, accompanied by such substantiating evidence.
                  4.4 Supplemental HVAC. (a) As part of Landlord’s 20th/21st Floor Work, a supplemental heating, ventilation and air conditioning system (“20th/21st Floor Supplemental HVAC”) shall be installed to service the 20th/21st Floor Space.
                         (a) From and after the 20th/21st Floor Occupancy Date, Landlord shall provide four and one-half (4.5) tons of condenser water (the “20th/21st Floor Water Tonnage”) to Tenant for use in its 20th/21st Floor Supplemental HVAC.
                         (b) From and after the 20th/21st Floor Occupancy Date, Tenant shall pay to Landlord, regardless of actual usage, as Additional Rent, for such condenser water on the first day of each month, the amount which is equal to 1/12th of the 20th/21st Floor Water Charge for such calendar year. “20th/21st Floor Water Charge” shall mean (i) for the calendar year 2005, an amount equal to $530.45 per ton, multiplied by the 20th/21st Floor Water Tonnage, and (ii) for each calendar year thereafter (including, without limitation, each year during any renewal term of the Original Lease, as amended by this Amendment, pursuant to Section 10 of this Amendment): the amount equal to 103% of the 20th/21st Floor Water Charge payable for the prior calendar year. The 20th/21st Floor Supplemental HVAC shall be installed pursuant to plans and specifications approved by Landlord in writing. The repair and maintenance of the 20th/21st Floor Supplemental HVAC shall be at Tenant’s sole cost and expense. Tenant shall not make any changes to the 20th/21st Floor Supplemental HVAC without Landlord’s prior written consent.

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Landlord makes no representations that the 20th/21st Floor Supplemental HVAC will operate as designed or intended.
                         (c) Tenant shall pay to Landlord, as Additional Rent, not later than five (5) days after demand by Landlord, a one-time charge of $1,500.00 for connection of the 20th/21st Floor Supplemental HVAC System to the supply of condenser water. If and to the extent that after payment of all costs of Landlord’s 20th/21st Floor Work, there shall be any unexpended balance of Landlord’s 20th/21st Floor Contribution, then Tenant shall have the right to apply such balance (to the extent thereof) against such connection charge, but Tenant shall pay the cost for such connection charge to the extent that the unexpended balance of Landlord’s Contribution (if any) shall be insufficient therefor.
                         (d) The provisions of this Section 4.4 of this Amendment shall be in addition to, and not in replacement of, the provisions of Section 12.9 of the Original Lease; and through and including the Surrender Date (hereafter defined), the provisions of Section 12.9 of the Original Lease shall continue in full force and effect as respects the Original Premises only, and until and through the Surrender Date Tenant shall be entitled to receive, in respect of the Original Premises, the condenser water described in Section 12.9 of the Original Lease, and Tenant shall obligated to make the pay the payments described in Section 12.9 of the Original Lease.
                  4.5 Landlord’s Restroom Contribution. If Tenant elects to have the Restroom Renovations (hereafter defined) included as part of Landlord’s 20th/21st Floor Work (it being agreed that Tenant automatically shall be deemed to have so elected in the event that, and to the extent that, Restroom Renovations are required for compliance of the Restrooms with any Requirements), and provided that the Original Lease, as amended by this Amendment, shall be in full force and effect and that no Event of Default shall have occurred and be continuing, and subject to the provisions of the Original Lease, as amended hereby, Landlord agrees to pay Landlord’s Restroom Contribution (in addition to Landlord’s 20th/21st Floor Contribution) toward the cost of the renovations and alterations, if any (the “Restroom Renovations”), by Tenant of the two restrooms on each floor of the 20th/21st Floor Space (the “Restrooms”), which Restroom Renovations, if elected by Tenant (or if required for compliance with any Requirements), shall be performed contemporaneously with, and shall constitute part of, Phase II of Landlord’s 20th/21st Floor Work. “Landlord’s Restroom Contribution” shall be in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000). Tenant shall pay any and all costs of the Restroom Renovations (including both “hard costs,” such as costs of construction labor and materials, and “soft costs”, such as costs of obtaining permits and approvals, and inspection, architectural and engineering costs), in excess of Landlord’s Restroom Contribution in accordance with the terms and conditions set forth herein and in Exhibit B-2, except to the extent that such costs are otherwise paid by Landlord’s 20th/21st Floor Contribution pursuant to Section 4.3. Landlord’s Restroom Contribution shall be payable solely on account of work related to the Restroom Renovations (including, without limitation, (i) actual architectural, consulting and engineering fees and costs incurred by Tenant in connection therewith and (ii) costs of electricity and other utilities incurred in connection therewith). Tenant shall not be entitled to receive any portion of Landlord’s Restroom Contribution not actually expended in the performance of the Restroom Renovations in accordance with Exhibit B-2 as part of Landlord’s 20th/21st Floor Work, nor shall Tenant have the right to apply any such unexpended portion

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against any other Alterations or work (including Landlord’s 20th/21st Floor Work), nor shall Tenant have any right to apply any unexpended portion of Landlord’s Restroom Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant under the Original Lease, as amended by this Amendment.
SECTION 5 SECURITY DEPOSIT.
                  5.1 On the date hereof, the amount of the Security Deposit described in the Original Lease shall be increased by $655,000.00 (by Tenant either by making a cash deposit with Landlord or delivering an additional Letter of Credit which in all respects complies with and shall be governed by the terms, conditions and requirements of Section 34.2 of the Original Lease and all other applicable terms and conditions of the Original Lease) so that the Security Deposit under the Original Lease, as amended hereby, from and after the Effective Date shall be in the total amount of One Million Two Hundred Forty Seven Thousand Nine Hundred and 00/100 Dollars ($1,247,900.00), subject to reduction as hereinafter provided (such increased Security Deposit, the “Increased Security Deposit”). From and after the Effective Date, all references in the Original Lease, as amended hereby, to the “Security Deposit” shall be deemed to refer to the Increased Security Deposit. Except as otherwise specifically provided herein, the provisions of Article 34 of the Original Lease shall govern and apply to the Increased Security Deposit and, except as otherwise herein specifically provided, all terms and provisions of the Original Lease respecting the Security Deposit shall apply to the Increased Security Deposit.
                  5.2 Subject to the provisions of and satisfaction of all of the conditions set forth in Section 34.5(b) and (c) of the Original Lease, the Increased Security Deposit shall be reduced on each of the following reduction dates (the “20th/21st Floor Reduction Dates”) as follows:
     (a) On the day succeeding the second anniversary of the 20th/21st Floor Rent Commencement Date, the Increased Security Deposit shall be reduced to $1,064,293.06.
     (b) On the day succeeding the fourth anniversary of the 20th/21st Floor Rent Commencement Date, the Increased Security Deposit shall be reduced to $904,648.57.
     (c) On the day succeeding the sixth anniversary of the 20th/21st Rent Commencement Date, the Increased Security Deposit shall be reduced to $768,949.71.
     (d) On the day succeeding the eighth anniversary of the 20th/21st Rent Commencement Date, the Increased Security Deposit shall be reduced to $313,027.37.
     (e) There shall be no further reduction of or return of the Increased Security Deposit until the final expiration of the Term, and then only subject to and in accordance with the provisions of Article 34 of the Original Lease, as amended hereby.

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                  5.3 From and after the Effective Date, the provisions of Section 34.5(a) of the Original Lease shall be void and of no force or effect. The provisions of Section 34.5(b) and Section 34.5(c) of the Original Lease shall continue in full force and effect and shall apply in respect of the Increased Security Deposit.
SECTION 6 SURRENDER OF ORIGINAL PREMISES
                  6.1 (a) On a date selected by Tenant (and of which Tenant shall provide to Landlord at least two (2) Business Days’ prior notice) and occurring not earlier than the date immediately succeeding the date of Substantial Completion of the Phase II Landlord’s 20th/21st Floor Work and not later than the date two (2) weeks after the date of Substantial Completion of the Phase II Landlord’s 20th/21st Floor Work (the “Outside Surrender Date”), the Original Lease, as amended by this Amendment, and the term thereof, shall end and expire as respects the Original Premises only, as fully and completely as if the Surrender Date were the date fixed in the Original Lease for the end and expiration thereof; and Tenant shall surrender the Original Premises to Landlord in the condition required pursuant to the Original Lease (subject, however, to the following provisions of this Section 6.1) and Landlord shall accept such surrender (the date of actual surrender by Tenant of the Original Premises in accordance with the provisions hereof, the “Surrender Date”). If the Surrender Date shall not occur on the last day of a calendar month, then the Rent payable in respect of the Original Premises for the month in which the Surrender Date occurs shall be prorated for the number of days that occur within said month. In no event shall Tenant fail to so vacate and surrender the Original Premises by the Outside Surrender Date. The provisions of the first sentence of this Section 6.1(a) to the contrary notwithstanding, and the provisions of Section 5.3 (and any other provision) of the Original Lease to the contrary notwithstanding: (i) Tenant shall not remove from the Original Premises the following items existing in the Original Premises on the date hereof, and simultaneously with the surrender of the Original Premises by Tenant to Landlord such items shall be surrendered by Tenant to Landlord and shall be the property solely of Landlord (without payment of any consideration therefor by Landlord): (1) the reception gate and reception desk, (2) the cabinetry and appliances (refrigerator and dishwasher, but not the microwave) in the pantry, (3) the two supplemental air conditioning systems, (4) the ADA compliant private bathroom, (5) built in shelving in the mail/copy room, (5) desk/shelves in the IT room, plywood mounted on wall in the IT room, (6) printer/fax platforms over convectors, and (7) conference room drop-down screen and white board (the items described in subclauses (1), (2), (3), (4), (5), (6) and (7) of this clause (i), “Surrender Items”); (ii) Tenant shall not be required prior to the Surrender Date to remove the following Alterations or items of Tenant’s Property from the Original Premises: (1) the furniture workstations existing in the Original Premises on the date hereof, and (2) the boardroom table in the large conference room and the audio cabinet and shelf unit in the large conference room existing in the Original Premises on the date hereof (the items described in subclauses (1) and (2) of this clause (ii), “Unremoved Alterations and Tenant’s Property”); (iii) Tenant shall not be required to remove any telecommunications wires or cables existing in the walls or ceilings of the Original Premises as of the Surrender Date or the floor power receptacles in the Original Premises which provide power for workstations (the “In-Wall Cabling and Floor Receptacles”); (iv) except as otherwise specifically provided in the preceding clauses (i), (ii) and (iii) respecting the Surrender Items, the Unremoved Alterations and Tenant’s Property, and the In-Wall Cabling and Floor Receptacles, Tenant shall, prior to the Surrender Date, remove all Alterations and all Tenant’s Property and make all restorations or repairs otherwise required

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pursuant to the Original Lease (which restorations and repairs shall include, without limitation, spackling and repair of torn or damaged sheetrock, but not repainting); and (v) Tenant shall otherwise surrender the Original Premises in the condition (including without limitation broom clean condition) required pursuant to the Original Lease.
                         (b) If, in accordance with Section 6.1(a), Tenant shall not have removed Unremoved Alterations and Tenant’s Property from the Original Premises prior to the Surrender Date and made the related restorations and repairs, then, unless a new tenant of all or a part of the Original Premises has previously agreed (and given notice to Landlord to such effect, in form and substance reasonably satisfactory to Landlord) that such new tenant shall accept or acquire from Tenant, in place, the Unremoved Alterations and Tenant’s Property (without requiring any payment or work by Landlord in connection therewith), Tenant, at Tenant’s sole cost and expense, (i) may, at any reasonable time, upon reasonable notice to Landlord, and subject to such reasonable conditions as Landlord may impose for the protection of persons and property and the prevention of disruption of Building operations, remove from the Original Premises the Unremoved Alterations and Tenant’s Property (to the extent not so accepted or acquired by such new tenant) and make the related restorations or repairs otherwise required pursuant to the Original Lease, and (ii) shall, not later than thirty (30) days after demand by Landlord given at any time after the Surrender Date, but at a reasonable time and subject to such reasonable conditions as Landlord may impose for the protection of persons and property and the prevention of disruption of Building operations, remove from the Original Premises the Unremoved Alterations and Tenant’s Property (to the extent not so accepted or acquired by such new tenant) and make the related restorations or repairs otherwise required pursuant to the Original Lease; and if Tenant shall fail so to do, then anything herein to the contrary notwithstanding (including, without limitation, the provisions of clause (i) of this sentence), same shall be deemed abandoned and Landlord may either retain the same as Landlord’s property or remove and dispose of same without accountability to Tenant, and repair and restore any damage caused thereby, all at Tenant’s cost. Landlord shall have absolutely no liability or responsibility for the Unremoved Alterations and Tenant’s Property, and the failure by Tenant to remove same prior to the Surrender Date shall be at the sole risk of Tenant.
                  6.2 From and after the Surrender Date neither Tenant nor Landlord shall have any liability to the other in connection with the Original Premises, except for any matters which accrue or accrued under the Original Lease in respect of the Original Premises on or prior to the Surrender Date.
                  6.3 Anything herein to the contrary notwithstanding, the Surrender Date shall not be deemed to have occurred unless all of the “Conditions to Effectiveness” (hereinafter defined) are then satisfied, unless Landlord, in its sole discretion, shall waive any such Conditions to Effectiveness. The “Conditions to Effectiveness” are the following (any or all of which may be waived by Landlord, in its sole discretion): (i) on the Surrender Date, the Original Lease, as amended hereby shall be in full force and effect, (ii) by the Surrender Date, Tenant shall have accepted possession of the 20th/21st Floor Space and the Term, as respects the 20th/21st Floor Space, shall have commenced, and (iii) on the Surrender Date Tenant shall surrender the Original Premises to Landlord vacant and broom clean, and otherwise in the condition required by the Original Lease upon the expiration of the term thereof, subject, however, to the provisions of the last sentence of Section 6.1(a) of this Amendment.

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                  6.4 Through and including the Surrender Date, Tenant shall continue to pay to Landlord all Fixed Rent and Additional Rent due or to become due in respect of the Original Premises pursuant to the terms of the Original Lease (as in effect immediately prior to this Amendment).
                  6.5 Anything in this Amendment to the contrary notwithstanding, and notwithstanding that the Surrender Date shall occur, all obligations and liabilities of Landlord and Tenant to the other, including payment of Additional Rent (such as, but not limited to, any operating expense payments and adjustments or real estate tax payments and adjustments, or any sundry items not yet paid or billed), which accrue or accrued in respect of the Original Premises through the Surrender Date, under the Original Lease as in effect immediately prior to this Amendment, and all obligations and liabilities (under this Amendment and/or otherwise under the Original Lease prior to this Amendment) which by their nature or under the circumstances can only be, or by the provisions of the Original Lease, as amended hereby, may be performed after such Surrender Date shall survive the Surrender Date and the surrender of the Original Premises. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under the Original Lease, as in effect immediately prior to this Amendment, in connection with any matter which arose or arises, or accrues or accrued, on or prior to the Surrender Date in respect of the Original Premises, shall survive the Surrender Date.
                  6.6 Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Original Premises pursuant to this Section 6 may be substantial, may exceed the amount of the Rent theretofore payable under the Original Lease, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Original Premises is not surrendered to Landlord in the condition required pursuant to the Original Lease (subject, however, to the provisions of the last sentence of Section 6.1(a) of this Amendment) on or before the Outside Surrender Date in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall:
               (a) pay to Landlord,
                            (i) for each month (or any portion thereof, provided that the payment for partial months shall be prorated) during which Tenant holds over in the Original Premises during the period commencing on the date immediately succeeding the Outside Surrender Date but prior to the date two weeks after the Outside Surrender Date, a sum equal to one and one-quarter times (1.25x) the Rent payable under the Original Lease for the last full calendar month immediately preceding the Outside Surrender Date; and
                            (ii) for each month (or any portion thereof, provided that the payment for partial months shall be prorated) during which Tenant holds over in the Original Premises during the period commencing on the date two (2) weeks after the Outside Surrender Date but prior to the date four (4) weeks after the Outside Surrender Date, a sum equal to one and one-half times (1.5x) the Rent payable under the Original Lease for the last full calendar month immediately preceding the Outside Surrender Date; and

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                            (iii) for each month (or any portion thereof, provided that the payment for partial months shall be prorated) during which Tenant holds over in the Original Premises during the period commencing four (4) weeks after the Outside Surrender Date, a sum equal to two times (2x) the Rent payable under the Original Lease for the last full calendar month immediately preceding the Outside Surrender Date; and
               (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Original Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and
               (c) indemnify Landlord against all claims for damages by any New Tenant; but Tenant shall have the right, at Tenant’s expense, to participate with Landlord in the defense of Landlord against any such claims by any New Tenant.
                  6.7 No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the term of the Original Lease as respects the Original Premises beyond the Outside Surrender Date. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Original Premises after the Outside Surrender Date or sooner termination of the Original Lease, as amended hereby, and no acceptance by Landlord of payments from Tenant in respect of the Original Premises after the Outside Surrender Date or sooner termination of the Term as respects the Original Premises shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 6.
                  6.8 Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Section 6.
                  6.9 Tenant shall not be obligated to pay any Fixed Rent in respect of the Original Premises attributable to any period from and after the date immediately following the Surrender Date.
                  6.10 Tenant shall not be obligated to pay any Tenant’s Tax Payment in respect of the Original Premises attributable to any period from and after the date immediately following the Surrender Date.
                  6.11 Tenant shall not be obligated to pay any Tenant’s Operating Payment in respect of the Original Premises attributable to any period from and after the date immediately following the Surrender Date.

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                  6.12 In respect of Tenant’s Tax Payment and Tenant’s Operating Payment with respect to the period from and after the date immediately following the Surrender Date, Tenant’s Proportionate Share shall not include the Original Premises.
                  6.13 Landlord, one time only without charge to Tenant, shall make the appropriate changes to the Building Directory to reflect the premises actually leased to Tenant.
SECTION 7 NO OTHER MODIFICATIONS; RATIFICATION.
                  7.1 Except as specifically modified and amended by this Amendment, there are no other changes or modifications to the Original Lease and all of the terms, covenants and conditions of the Original Lease, as modified and amended by this Amendment, are hereby ratified and confirmed and shall continue to be and remain in full force and effect.
SECTION 8 BROKERS.
                  8.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than Studley, Inc., CB Richard Ellis, Inc. and RANY Management Group, Inc. (the “Brokers”) and that, to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Amendment or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses (as defined in Section 32.1(b) of the Original Lease) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Brokers) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. Landlord shall be responsible for the commission due and payable to the Brokers in connection with this Amendment pursuant to a separate agreement.
SECTION 9 NOTICES.
                  9.1 (a) All bills, statements, consents, notices, demands, requests, approvals or other communications to be given under the Lease as modified by this Amendment shall be given in accordance with the provisions of Article 27 of the Original Lease, as amended hereby.
                         (b) The address for Donald M. Bloch, Esq. set forth in Article 27 of the Original Lease is hereby revised to the following: Donald M. Bloch, Esq., Posternak Blankstein & Lund LLP, The Prudential Tower, 800 Boylston Street, 33rd Floor, Boston, Massachusetts, 02199.

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SECTION 10 OPTION TO RENEW RESPECTING THE 20th/21st FLOOR SPACE
                  10.1 The provisions of this Section 10 of this Amendment shall apply only to the 20th/21st Floor Space and shall not apply in any respect to the Original Premises or any part thereof.
                  10.2 Option to Renew. Pzena Investment Management, LLC only, as Tenant, shall have the one-time right, at its option, to renew the Original Lease, as amended by this Amendment (the “Renewal Option”), for all of the 20th/21st Floor Space only, for a renewal term (“Renewal Term”) of five (5) years. The Renewal Term shall commence (“Renewal Term Commencement Date”) on the day immediately following the 20th/21st Floor Space Expiration Date and shall terminate on the day immediately preceding the fifth anniversary of the Renewal Term Commencement Date. Tenant shall exercise the option described herein by giving Landlord written notice of such election to renew (“Renewal Notice”) not later than the day which is eighteen months prior to the 20th/21st Floor Space Expiration Date, and upon the giving of such notice the Original Lease, as amended by this Amendment, as respects the 20th/21st Floor Space only, shall thereupon be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Term had originally been included in the term of the Original Lease, as amended by this Amendment, as respects 20th/21st Floor Space. Time is of the essence with respect to Tenant’s Renewal Notice. The right of Tenant to renew the Original Lease, as amended by this Amendment, as respects the 20th/21st Floor Space shall be conditioned upon (i) there shall be no Event of Default at the time of the Renewal Notice and as of the Renewal Term Commencement Date, (ii) the original Tenant named herein and its Affiliates occupying, in the aggregate, not less than ninety percent (90%) of the rentable square footage of the 20th/21st Floor Space as of the date of the Renewal Notice and the Renewal Term Commencement Date, and (iii) the Original Lease, as amended by this Amendment, being in full force and effect at the time of the exercise of such option and as of the Renewal Term Commencement Date.
                  10.3 Terms of Lease. All of the terms, covenants and conditions of the Original Lease, as amended by this Amendment, as respects 20th/21st Floor Space, shall continue in full force and effect during the Renewal Term, except that (i) the Fixed Rent for the Renewal Term shall be in an amount equal to the Fair Market Rent (as determined below), (ii) Tenant shall have no further right to renew the term of the Original Lease, as amended by this Amendment, (iii) Base Taxes shall be the Taxes for the Tax Year commencing July 1, 2015 and ending on June 30, 2016, and Base Expenses shall be the Operating Expenses for the Computation Year commencing January 1, 2015 and ending December 31, 2015, (iv) the Rent Commencement Date in respect of the Renewal Term shall be the Renewal Term Commencement Date and Tenant shall not be entitled to any abatement of Fixed Rent (as such abatement is provided in Section 3.1 of this Amendment or otherwise), and (v) Landlord shall have no obligation to make any Landlord’s 20th/21st Floor Contribution or Landlord’s Restroom Contribution or perform any Landlord’s 20th/21st Floor Work, nor shall Landlord otherwise have any obligation to pay or contribute to the payment for, or perform, any Alterations or any other work intended to prepare the 20th/21st Floor Space for Tenant’s occupancy. Any termination, cancellation or surrender of the interest of Tenant under the Original Lease, as amended by this Amendment, at any time during the Term hereof shall terminate any right of renewal of Tenant hereunder. Upon the determination of the Fixed Rent in accordance with Section 10.4 or Section 10.5 below for the Renewal Term, Landlord and Tenant, upon the demand of either of

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them, shall execute and deliver an instrument setting forth the Fixed Rent for the Renewal Term; but failure of the parties, or either of them, to so execute and deliver such an instrument shall not affect the enforceability of the Fixed Rent for the Renewal Term, as determined as herein provided.
                  10.4 Fixed Rent. For purposes of determining the Fixed Rent payable during the Renewal Term, the Fair Market Rent of the 20th/21st Floor Space shall be equal to the fair market annual rental value of the 20th/21st Floor Space as of the Renewal Term Commencement Date, as determined in accordance with the terms hereof. Not later than ninety (90) days prior to the 20th/21st Floor Renewal Term Commencement Date, Landlord shall give notice (“20th/21st Floor Valuation Notice”) to Tenant setting forth the amount that Landlord determines to be the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term. If Tenant shall dispute Landlord’s determination of the Fair Market Rent, Tenant must (or Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s 20th/21st Floor Valuation Notice) give notice to Landlord of such dispute within twenty (20) days of Tenant’s receipt of the 20th/21st Floor Valuation Notice (with time of the essence). The parties shall then engage in good faith negotiations for ten (10) days to determine the Fair Market Rent for the 20th/21st Floor Space for the Floor Renewal Term. In the event the parties cannot resolve their dispute with regard to the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term within such ten (10) day period, then the Original Lease, as amended by this Amendment, shall be deemed renewed as respects the for the 20th/21st Floor Space and the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term shall be determined by arbitration in accordance with Section 10.5 hereof. For the avoidance of doubt, Fair Market Rent is defined as the annual amount of fixed, base rent that a willing lessee would pay and a willing lessor would accept for the 20th/21st Floor Space, paid over the Renewal Term, taking into account all reasonably relevant factors relating to the premises in question.
                  10.5 Arbitration. If Tenant shall dispute Landlord’s determination of the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term pursuant to Section 10.4 of this Amendment, such Fair Market Rent shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in a calling related with the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. Within thirty (30) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term (which need not be the same determination which the party submitted or proposed pursuant to Section 10.4), together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent for the 20th/21st Floor Space for the Renewal Term submitted to the arbitrator by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects such Fair Market Rent based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent for the 20th/21st Floor Space for the Renewal Term other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator

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shall be final and binding upon the parties hereto. Prior to the determination of the arbitrator, Tenant shall pay Rent in the amount equal to the lesser of the amount set forth in Landlord’s 20th/21st Floor Valuation Notice and the amount submitted by Landlord to the arbitrator pursuant to this Section 10.5, provided that during such period of time, if any prior to the determination of the arbitrator and prior to such time as Landlord shall make such submission to the arbitrator, Tenant shall pay Rent in an amount equal to the amount set forth in Landlord’s 20th/21st Floor Valuation Notice. Following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be promptly adjusted between the parties.
SECTION 11 RIGHT OF FIRST OFFER
                  11.1 Expansion Space and Landlord’s Notice. If all of the following conditions are satisfied:
(i)	the existing tenant, or any successor to or assign of the existing tenant (in either case, the “Existing Sixteenth Floor Tenant”) of the lease (the “Existing Sixteenth Floor Lease”) existing on the date hereof respecting the sixteenth (16th) floor of the Building, does not, at any time prior to the current expiration date of such lease (a) renew or extend the Existing Sixteenth Floor Lease pursuant to a renewal or extension which covers fifty percent (50%) or more of the rentable area of the sixteenth (16th) floor of the Building), or (b) enter into a new lease with Landlord pursuant to a lease covering fifty percent (50%) or more of the rentable areas of the sixteenth (16th) floor of the Building (any such renewal, extension or new lease covering fifty percent (50%) or more of the rentable areas of the sixteenth (16th) floor of the Building, a “Threshold New Lease”); and

(ii)	on both (a) the date the Expansion Space (hereinafter defined) is actually available (and/or the date Landlord reasonably anticipates that such Expansion Space shall become available) and (b) the date Tenant’s lease of the Expansion Space otherwise would commence (1) there shall be no Event of Default, (2) the original Tenant named herein and its Affiliates shall occupy, in the aggregate, not less than ninety percent (90%) of the rentable square footage of the 20th/21st Floor Space, and (3) the Original Lease, as amended hereby, is in force and effect;
then subject to the terms and provisions of this Section 11, (a) Tenant shall have a one time only option (the “Expansion Option”) to lease only the entirety of that portion, if any, of the rentable square footage on the sixteenth (16th) floor of the Building which is not subject to a renewal, extension or new lease with the Existing Sixteenth Floor Tenant (such space, comprising fifty percent (50%) or more of the rentable square footage on the sixteenth (16th) floor of the Building and which is not subject to a renewal, extension or new lease with the Existing Sixteenth Floor Tenant, the “Expansion Space”), and (b) Landlord shall promptly give notice to Tenant when

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Landlord reasonably believes that the Expansion Space shall become available, specifying in such notice the date or approximate date (in either case, the “Anticipated Availability Date”) that Landlord then believes such Expansion Space shall become available (the “Expansion Offer Notice”). The Expansion Offer Notice shall state the date that Landlord anticipates that the Expansion Space shall become available or ready for occupancy, the term (which Landlord and Tenant hereby agree shall be coterminous with the Term (including any renewal thereof pursuant to the Renewal Option) of the Original Lease, as amended hereby, as respects the 20th/21st Floor Space, the approximate rentable square footage and location of the Expansion Space, and Landlord’s calculation of the annual Fair Market Rent for the Expansion Space (not including any unexercised renewal term, it being understood that the Fair Market Rent for the Expansion Space as respects any such unexercised renewal term shall be determined in accordance with Section 10 of this Amendment (such annual Fair Market Rent, the “Expansion Space Fixed Rent”, and such terms, collectively, the “Offer”)). As used in this Section, “available” means that (i) the Expansion Space is vacant and free of any right existing in favor of the existing tenant on the floor to renew or extend its lease, and (ii) no Threshold New Lease with the existing tenant on the floor shall have been entered into. Landlord and Tenant agree that for all purposes of the Original Lease, as amended hereby, the sixteenth (16th) floor of the Building shall be deemed to comprise 13,745 rentable square feet.
                  11.2 Acceptance of Expansion Space and Tenant’s Notice. (a) Tenant shall have the one-time only option (the “Expansion Space Option”) to accept the Offer by giving Landlord notice (the “Expansion Acceptance Notice”) of such acceptance within fourteen (14) days after it’s receipt of the Expansion Offer Notice with time being of the essence with respect to said fourteen (14) day period. The last day of such fourteen (14) day period is hereinafter referred to as the “Expansion Notice Date”. If Tenant shall timely exercise the aforesaid right to accept the Offer, then the Expansion Space shall be added to and become part of the Premises on the terms of the Offer (subject to the provisions of Section 11.3 below) as of the date (the “Expansion Space Commencement Date”) which shall be the later of (x) the date on which Tenant exercises the aforesaid right to accept the Offer and (y) the date on which the Expansion Space shall become available for Tenant’s occupancy. Tenant shall accept possession of the Expansion Space in its “as is” and “where is” condition (except that such space, if delivered, shall be delivered vacant, broom clean, and free of occupancy claims), and Landlord shall have no obligation to perform any Landlord’s Work or any other work whatsoever to prepare the Expansion Space for Tenant’s occupancy, or make any repairs, improvements or alterations in or to the Expansion Space, nor shall Landlord otherwise have any obligation to pay or contribute to the payment for, or perform, any Alterations or any other work intended to prepare the Expansion Space for Tenant’s occupancy.
                         (b) If Tenant fails to timely deliver the Expansion Acceptance Notice to Landlord on or before the Expansion Notice Date, then the Offer with respect to such portion of the Expansion Space shall be deemed revoked, null and void, and of no further force and effect, and (i) Landlord may thereafter proceed with the leasing of such Expansion Space, or any portions thereof, to any person, upon any terms and conditions desired by Landlord, (ii) Tenant shall have no further rights with respect to all or any portion of the Expansion Space as may then be (or may thereafter at any time during the Term, as same may be renewed or extended) become available for leasing and (iii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of, and extinguishing, the Expansion Space

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Option, but the failure by Tenant to execute any such instrument shall not affect the provisions of the immediately preceding clauses (i) and (ii).
                  11.3 Anything in this Section 11 to the contrary notwithstanding, (i) Tenant shall have no right to lease the Expansion Space pursuant to the Expansion Space Option if, as of the Anticipated Availability Date (or the date the Expansion Space actually becomes available), the unexpired portion of the original Term remaining to the Original Lease, as amended by this Amendment, as respects the 20th/21st Floor Space, would be or is three (3) years or less, unless Tenant has duly exercised the Renewal Option; (ii) during the Renewal Term, Tenant shall have no right to lease the Expansion Space pursuant to the Expansion Space Option if, as of the Anticipated Availability Date (or the date the Expansion Space actually becomes available), the unexpired portion of the Renewal Term as respects the 20th/21st Floor Space, would be or is three (3) years or less; and (iii) if Tenant shall give an Expansion Acceptance Notice during the last three (3) years of the original Term of the Original Lease, as amended by this Amendment, as respects the 20th/21st Floor Space, but shall not have exercised the Renewal Option then, at the option of Landlord, Tenant automatically shall be deemed to have exercised the Renewal Option (subject, however, to the provisions of Section 10 of this Amendment).
                  11.4 Event of Default. Notwithstanding anything to the contrary contained in this Section 11, if at any time prior to the Expansion Space Commencement Date (including without limitation the period subsequent to the date on which Landlord shall have delivered an Expansion Offer Notice to Tenant, but prior to the Expansion Space Commencement Date), (i) there shall occur an Event of Default, or (ii) the original Tenant named herein and its Affiliates shall occupy, in the aggregate, less than ninety percent (90%) of the rentable square footage of the 20th/21st Floor Space, or (iii) the Original Lease, as amended hereby, is not in force and effect, or (iv) Tenant shall fail to deliver to Landlord the additional Security Deposit as required pursuant to Section 11.5(a)(vi), then Landlord, in Landlord’s sole and absolute discretion, may elect, by notice delivered to Tenant, to void Tenant’s acceptance of the Offer, in which case Tenant’s acceptance of the Offer shall be of no force and effect, and Tenant shall have no further rights with respect to all or any portion of the Expansion Space as may then be (or may thereafter at any time during the Term become) available for leasing.
                  11.5 Modifications to Lease. (a) From and after the Expansion Space Commencement Date, the provisions of the Original Lease as modified by this Amendment shall apply to the Expansion Space, except that:
(i)	The term “Premises” (as defined in Article 1 of the Original Lease, as amended hereby), shall be deemed to include the Expansion Space;

(ii)	Fixed Rent (as defined in Article 1 of the Original Lease, as amended hereby), shall be increased by an amount equal to the Fair Market Rent for the Expansion Space (which, subject to Section 11.7 of this Amendment, shall be Landlord’s determination of Fair Market Rent for the Expansion Space as set forth in the Expansion Offer Notice);

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(iii)	Tenant’s Proportionate Share shall be recalculated based on the square footage of the Expansion Space (as determined by Landlord in a manner consistent with Landlord’s then-current procedures for taking measurements in the Building) and the computations set forth in Sections 3.3 and 3.4 of this Amendment;

(iv)	All Additional Rent shall be recalculated to reflect the relevant Expansion Space, provided however, (a) the Base Operating Year applicable to the Expansion Space shall be the Computation Year commencing January 1 of the calendar year (the “Expansion Space Commencement Year”) in which the term of the Original Lease, as amended hereby, shall commence as respects the Expansion Space and ending on December 31 of the Expansion Space Commencement Year, and (ii) the Base Taxes applicable to the Expansion Space shall be the Taxes for the Tax Year commencing July 1 of the Expansion Space Commencement Year and ending on June 30 of the next succeeding calendar year;

(v)	The lease term with respect to the Expansion Space shall commence on the Expansion Space Commencement Date, and shall be coterminous with Term (including any renewal thereof pursuant to the Renewal Option) of the Original Lease, as amended hereby, as respects the 20th/21st Floor Space (whether such term shall terminate or expire by reason of expiration, default, or otherwise);

(vi)	The Security Deposit, to the extent outstanding on the Expansion Space Commencement Date, shall be increased by an additional fifty percent (50%); and on each Reduction Date, the Security Deposit, as so increased, shall be reduced to an amount equal to one hundred fifty percent (150%) of the amount to which the Security Deposit otherwise would be reduced pursuant to Section 34.5(a) of the Original Lease (subject however, to the provisions of Article 34 of the Original Lease, including without limitation the provisions of Sections 34.5(b) and (c) of the Original Lease). Except as otherwise herein provided, all of the terms and provisions of the Original Lease (including without limitation the provisions of Article 34) respecting the Security Deposit shall apply to the Security Deposit as so increased.
                         (b) At the request of either party, Landlord and Tenant shall amend the Original Lease, as amended by this Amendment, in order to reflect accurately the terms of this Section 11, provided that the failure to so execute or deliver any such amendment shall not in any way reduce Tenant’s obligations or Landlord’s rights under the Original Lease, as amended by this Amendment, with respect to the relevant Expansion Space, the 20th/21st Floor Space or the Premises.

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                  11.6 Delivery of Expansion Space. If Landlord, after using reasonable efforts, shall be unable to give possession of any Expansion Space to Tenant on the proposed Expansion Space Commencement Date because of the holding-over or retention of possession of any tenant, subtenant or occupants, or for any other reason beyond Landlord’s reasonable control, Landlord shall not be subject to any liability for failure to give possession on said date, and the validity of the Original Lease, as amended by this Amendment, shall not be impaired by reason thereof, nor shall the same be construed so as to extend the Term with respect to the Expansion Space or any other premises, but the Expansion Space Commencement Date shall be deemed extended until the date on which Landlord shall have delivered possession thereof to Tenant (provided that Tenant shall not have caused or contributed to the inability to obtain possession); provided, however, that if such inability of Landlord to so deliver possession shall continue until the date (the “Expansion Space Outside Delivery Date”) one year after the proposed Expansion Space Commencement Date, then (provided that Tenant shall not have caused or contributed to the inability to obtain possession) Tenant, as Tenant’s sole remedy, by giving written notice to Landlord not later than fifteen (15) days after the Expansion Space Outside Delivery Date (with time of the essence), may cancel Tenant’s exercise of the Expansion Option (and failing the timely delivery of such notice Tenant shall be deemed to have waived the right to cancel Tenant’s exercise of the Exercise Option). If Tenant shall so cancel Tenant’s exercise of the Expansion Option, the Expansion Option shall be of no force or effect, but otherwise the Original Lease, as amended by this Amendment, shall continue unaffected and in full force and effect. The provisions of this Section 11.6 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.
                  11.7 Fair Market Rent for the Expansion Space. If Tenant shall dispute Landlord’s determination of the Fair Market Rent for the Expansion Space, Tenant must (or Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s Expansion Offer Notice) give notice to Landlord of such dispute within twenty (20) days of Tenant’s receipt of Landlord’s Expansion Offer Notice (with time of the essence). The parties shall then engage in good faith negotiations for ten (10) days to determine the Fair Market Rent for the Expansion Space. In the event the parties cannot resolve their dispute with regard to the Fair Market Rent for the Expansion Space within such ten (10) day period, then the Fair Market Rent for the Expansion Space shall be determined by arbitration in accordance with Section 11.8 of this Amendment. For the avoidance of doubt, Fair Market Rent for the Expansion Space is defined as the annual amount of fixed, base rent that a willing lessee would pay and a willing lessor would accept for the Expansion Space, paid over the Term of the Original Lease, as amended hereby, as respects the Expansion Space, taking into account all reasonably relevant factors relating to the premises in question.
                  11.8 Arbitration. If Tenant shall dispute Landlord’s determination of the Fair Market Rent for Expansion Space pursuant to Section 11.7 of this Amendment, such Fair Market Rent shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in a calling related with the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. Within thirty (30) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its

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determination of the Fair Market Rent for the Expansion Space for the applicable term thereof (which need not be the same determination which the party submitted or proposed pursuant to the above provisions of this Section 11), together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent for the Expansion Space for such term submitted to the arbitrator by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects such Fair Market Rent for the Expansion Space based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent for the Expansion Space for the applicable term other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the parties hereto. Prior to the determination of the arbitrator, Tenant shall pay Rent respecting the Expansion Space in the amount equal to the lesser of the amount set forth in Landlord’s Expansion Offer Notice and the amount submitted by Landlord to the arbitrator pursuant to this Section 11.8, provided that during such period of time, if any prior to the determination of the arbitrator and prior to such time as Landlord shall make such submission to the arbitrator, Tenant shall pay Rent respecting the Expansion Space in an amount equal to the amount set forth in Landlord’s Expansion Offer Notice. Following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be promptly adjusted between the parties.
                  11.9 Exclusions. Notwithstanding anything to the contrary contained in this Section 11, neither the Expansion Space, nor any portion thereof, shall be deemed “available” for leasing for the purposes of this Section 11, and Tenant’s right to receive an Offer shall not apply to, and shall exclude, any and all assignments of any lease(s) in respect of any portion of the Expansion Space by the tenant(s) thereunder, any and all sublettings of such portions by such tenants and subtenants, any and all assignments of such sublettings, any and all extensions or renewals or modifications of such leases or subleases (whether or not pursuant to express conditions in such documents), and any and all new leases with the existing tenant then occupying space on the applicable floor.
                  11.10 Alternate Expansion Option. (a) If and only if (i) a Threshold New Lease with the Existing Sixteenth Floor Tenant shall occur or be entered into and (ii) at the relevant times, Tenant shall not have failed to satisfy in a timely manner any of the conditions to be satisfied (or which would have been required to be satisfied) by Tenant for the exercise by Tenant of the Expansion Option in respect of space on the sixteenth (16th) floor, then (and only if both of the conditions set forth in the immediately preceding clauses (i) and (ii) are satisfied) in lieu of (and not in addition to) the Expansion Option respecting the sixteenth (16th) floor described in the preceding Section 11.1 through Section 11.9, and subject to the terms, provisions and conditions hereof, Tenant, one time only, shall have an expansion option (the “Alternate Expansion Option”) in respect of space (the “Third Floor Expansion Space”) on the third (3rd) floor of the Building if and to the extent such space becomes available upon the current expiration date of the lease (the “Existing Third Floor Lease”) existing as of the date of this Amendment between Landlord and the tenant (or any successors to or assigns of such tenant) occupying the third (3rd) floor of the Building on the date hereof (the “Existing Third Floor Tenant”). The Alternate Expansion Option, the right of and conditions to the exercise of the Alternate Expansion Option by Tenant, and the terms of the Alternate Expansion Option,

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shall be subject to all of the same terms, conditions and provisions as are set forth in Section 11.1 through Section 11.9 (inclusive) above as respects the Expansion Option in respect of the Expansion Space on the sixteenth (16th floor), except that (A) the Alternate Expansion Option shall apply (one time only) in respect of the Third Floor Expansion Space (if any) that becomes available upon the current expiration date of the Existing Third Floor Lease, and (B) references to the Existing Sixteenth Floor Tenant shall be deemed references to the Existing Third Floor Tenant, (C) references to a “Threshold New Lease” shall be deemed references to a renewal, extension or new lease with the Existing Third Floor Tenant covering fifty percent (50%) or more of the rentable area of the third (3rd) floor of the Building and (D) it is expressly understood that the Alternate Expansion Option shall be subject to any renewal or extension of the Existing Third Floor Lease, or any new lease with the Existing Third Floor Tenant.
                         (b) The provisions of the immediately preceding Section 11.10(a) or any other provision of this Section 11 to the contrary notwithstanding, in the event that any Third Floor Expansion Space becomes available prior to the occurrence of both (i) the current expiration date of the Existing Third Floor Lease and (ii) the date the Expansion Space on the sixteenth (16th) floor becomes available, Landlord, at Landlord’s option, may submit to Tenant an Offer in respect of such Third Floor Expansion Space that has then become available, in which case such expansion option, the right of and conditions to the exercise of such expansion option by Tenant, and the terms of such expansion option, shall be subject to all of the same terms, conditions and provisions as are set forth in Section 11.1 through Section 11.9 (inclusive) above as respects the Expansion Option in respect of the Expansion Space on the sixteenth (16th floor), except that (A) such expansion option shall apply (one time only) in respect of such space on the third floor which has then become available, (B) references to the Existing Sixteenth Floor Tenant shall be deemed references to the Existing Third Floor Tenant and (C) references to a “Threshold New Lease” shall be deemed reference to a renewal, extension or new lease with the Existing Third Floor Tenant covering fifty percent (50%) or more of the rentable area of the third (3rd) floor of the Building. If Tenant shall exercise such expansion option in respect of such space on the third (3rd) floor of the Building that has then become available, Tenant shall have no further or other right or privilege to exercise any expansion option in respect of the Expansion Space on the sixteenth (16th) floor or the third (3rd) floor of the Building. If Tenant shall not exercise an expansion option when offered by Landlord pursuant to this Section 11.10(b), the expansion option respecting the sixteenth (16th) floor set above shall remain in full force and effect, subject to the provisions of Section 11.1 through Section 11.9 (inclusive).
SECTION 12 MISCELLANEOUS.
                  12.1 This Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant a fully executed counterpart of this Amendment.
                  12.2 As used in this Amendment: (i) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (ii) all Section references shall, unless otherwise expressly stated, be deemed references to the Sections of this Amendment, (iii) whenever a financial obligation is stated to be at a party’s expense, such obligation shall be at such party’s sole cost and expense, and (iv) wherever a period of time is stated in this Amendment as commencing or ending on specified dates, such period of time shall be deemed inclusive of such stated commencement and ending dates, and to commence at 12:00 a.m. Eastern Time on such stated commencement date and to end at 11:59 p.m. Eastern Time on such stated ending date.

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                  12.3 This Amendment (i) contains the entire agreement between the parties hereto relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein, (ii) may not be changed, modified, terminated or discharged, in whole or in part, except by an agreement in writing, executed by the party against which enforcement of the change, modification, termination or discharge is sought, (iii) shall be construed, governed and enforced in accordance with the laws of the State of New York, (iv) shall be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question, and (v) may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
                  12.4 The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
THE REST OF THIS PAGE INTENTIONALLY HAS BEEN LEFT BLANK.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:	MAGNOLIA ASSOCIATES, LTD.

	By:	Metropolitan Orlando GP, LLC

		By:	Metropolitan Operating Partnership, L.P.

			By:	Metropolitan Partners, LLC

By:	/s/ Philip M. Waterman III
Name:	Philip M. Waterman III
Title:	Executive Vice President

TENANT:	PZENA INVESTMENT MANAGEMENT, LLC

By:	/s/ Amelia C. Jones
Name:	Amelia C. Jones
Title:	Vice President

Federal Tax ID No.: 13-3860154

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EXHIBIT A-2
Floor Plans of the 20th/21st Floor Space
     The floor plan which follows is intended solely to identify the general location of the 20th/21st Floor Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
[Exhibit Intentionally Omitted]

EXHIBIT B-2
Landlord’s 20th/21st Floor Work
SECTION A — PLANS, ETC.
1. Not later than April 29, 2005 (the “Proposed Plans Date”), with time of the essence, Tenant shall, in accordance with the provisions of this Exhibit B-2, and the Original Lease, as amended by the Amendment, submit to Landlord, for Landlord’s approval, complete and detailed architectural, structural, mechanical and engineering plans and specifications, including, without limitation, sprinkler plans (the “Proposed Plans”), for the work, installations, alterations and improvements intended to prepare the 20th/21st Floor Space for Tenant’s initial occupancy, including, without limitation, the Restroom Renovations, if any (such work, installations, alterations and improvements, collectively, “Phase II of Landlord’s 20th/21st Floor Work”), prepared by or for Tenant, and including, without limitation, all architectural and engineering drawings and specifications. The Proposed Plans shall be prepared, at Tenant’s sole cost and expense (subject, however, to the provisions respecting the application of Landlord’s 20th/21st Floor Contribution pursuant to Section 4.3 of the Amendment to which this Exhibit B-2 is attached), by an architect selected by Tenant and reasonably satisfactory to Landlord.
2. Landlord shall respond to Tenant’s request for approval of the Proposed Plans within fifteen (15) days of the submission of the Proposed Plans prepared in accordance with the terms hereof, provided that such fifteen (15) day period may be extended for a reasonable time in the event Landlord determines, in its reasonable discretion, to submit the Proposed Plans for review to its independent consulting engineer or architect. In the event Landlord disapproves of all or a portion of the Proposed Plans, Landlord shall notify Tenant of its reasons therefor in reasonable detail, in which event Tenant shall revise the Proposed Plans and resubmit them to Landlord within five (5) Business Days after notice from Landlord, time being of the essence. Landlord shall respond to Tenant’s request for approval of the revised Plans within seven (7) days of submission. The Proposed Plans, as approved by Landlord, are referred to as the “Final Plans”. Anything herein to the contrary notwithstanding, each day after May 20, 2005 (such date, the “Final Plans Date”), with time of the essence, that the complete and detailed architectural, structural, mechanical and engineering plans and specifications, including, without limitation, sprinkler plans, shall not have been prepared by Tenant and submitted to and approved by Landlord, so as to constitute the Final Plans, shall be a day of Tenant Delay, except to the extent such delay results directly from (i) the negligence or willful misconduct of Landlord or (ii) the failure by Landlord to respond within the applicable time period set forth in this Section A 2 of this Exhibit B-2 for a response by Landlord.
3. Tenant acknowledges that the Proposed Plans and the Final Plans will be prepared by or for Tenant, and not by or for Landlord, and Tenant agrees that, notwithstanding any acceptance, approval, consent, inspection or review of the Proposed Plans and/or the Final Plans by Landlord, and notwithstanding the utilization of the Final Plans by Landlord in connection with the performance by Landlord of Phase II of Landlord’s 20th/21st Floor Work, Landlord shall have no liability or obligation in respect of the Proposed Plans and/or the Final Plans, and Tenant shall be solely responsible for the Proposed Plans and Final Plans including, without limitation, approval of same by all applicable Governmental Authority, and the conformity of same with all applicable Requirements. To the extent available and not otherwise applied, Landlord’s 20th/21st Floor Contribution shall be applied to the application for such approvals by applicable Governmental Authorities, and the payment of any regular fees payable to such Governmental Authorities for the issuance thereof.
4. Provided the Original Lease, as amended hereby, shall be in full force and effect and there shall be no Event of Default, Landlord shall use commercially reasonable efforts to procure and deliver to Tenant, not later than ten (10) Business Days after the date that Landlord has approved the Final Plans, bids for performance and construction of the work set forth in the Final Plans (“Bids”), from at least two independent contractors selected by Landlord and from CP Construction Corp. (which contractor has been designated by Tenant) (collectively, the “Contractors”). The Bids shall be based on the Final Plans. The day upon which the Bids are actually delivered to Tenant is referred to below as the “Bid Delivery Date.” Tenant shall be entitled to have a representative present when the Bids are opened by Landlord, provided that Tenant makes such representative available at the time designated by Landlord to Tenant (on not less than three (3) Business Day’s prior notice) for such opening in a notice (which may be oral) to Tenant. Landlord shall seek Bids that shall separately break out the costs of the Restroom Renovations, if any, and shall request that such Bids be broken down by trade.
5. On or before the expiration of the fourth (4th) Business Day following the Bid Delivery Date (the “Selection Date”), time being of the essence, Tenant shall, by actually delivering written notice to Landlord (the “Selection Notice”) select one (1) of the three (3) (or more) Contractors (which shall constitute selection of such Contractor’s Bid). If Tenant shall fail or omit to select one (1) of the three (3) Contractors prior to 5:00 pm on the Selection Date, then each day thereafter until the date after the date on which Tenant shall have delivered to Landlord the Selection Notice, shall constitute a day of Tenant Delay.
6. Tenant shall fully cooperate with Landlord and Landlord’s agent, the Contractors, the architect (if any) and all other parties involved (or which may be involved) in Landlord’s 20th/21st Floor Work and shall make Tenant’s Agent (hereinafter defined) available at all reasonable times to facilitate the procurement of the Bids on or before the Bid Delivery Date. It is expressly understood and agreed that except for Landlord’s gross negligence or willful misconduct, Landlord shall not be subject to any liability whatsoever, and there shall be no abatement of Rent or any other monetary concession to Tenant whatsoever in the event Landlord fails to complete and deliver to Tenant the Bids on or before the Bid Delivery Date.
7. Tenant shall provide Landlord (and its contractors and designees) with unobstructed access to all portions of the 20th/21st Floor Space at all times to facilitate the performance and completion of Landlord’s 20th/21st Floor Work.
8. Tenant’s selecting a Bid shall be deemed full authorization by Tenant for Landlord to proceed with the commencement of Phase II of Landlord’s 20th/21st Floor Work in accordance with Section B of this Exhibit B-2.

SECTION B — PERFORMANCE OF PHASE II OF LANDLORD’S 20TH/21ST FLOOR WORK AND COSTS.
1. Landlord shall engage the selected Contractor and shall perform or cause to be performed Phase II of Landlord’s 20th/21st Floor Work depicted on the Final Plans promptly following Tenant’s selection of the Bid as set forth in Section A of this Exhibit B-2. It is understood and agreed that Landlord does not represent, warrant or guaranty that Landlord shall achieve Substantial Completion of the Landlord’s 20th/21st Floor Work by any specific date, and that the failure by Landlord, for any reason whatsoever, to achieve Substantial Completion of the Landlord’s 20th/21st Floor Work by any specific date, (x) shall not give rise to any liability or obligation of Landlord to Tenant, (y) shall not entitle Tenant to any compensation, abatement or diminution of Rent, and (z) shall not relieve Tenant from any of its obligations under the Original Lease, as amended by this Amendment, or otherwise give rise to any rights of Tenant as against Landlord or the Original Lease, as amended by this Amendment.
2. Notwithstanding anything to the contrary contained in the Original Lease, as amended by this Amendment, prior to Landlord’s commencement of Landlord’s 20th/21st Floor Work, Tenant shall pay in full the cost of any and all work or materials (including, without limitation, any amounts payable by Landlord to third parties in connection with Phase II of Landlord’s 20th/21st Floor Work, including without limitation costs incurred in connection with Landlord’s review of the Final Plans and/or any preliminary plans (“Tenant Extra Work”) in excess of Landlord’s Contribution (“Tenant’s Contribution”), which excess amount shall be based upon the selected Bid. However, it is expressly agreed that Tenant’s obligation shall not be limited to Tenant’s Contribution, and that Tenant shall be obligated to pay any and all costs and expenses of Change Orders (hereinafter defined) and any and all cost overruns or other costs incurred in the performance of Phase II of Landlord’s 20th/21st Floor Work. Anything herein to the contrary, it is understood and agreed that (subject to the other provisions of this Amendment) (i) Tenant shall have the right to apply a portion of Landlord’s 20th/21st Floor Contribution to the Restroom Renovations, but (ii) Tenant shall not have the right to apply any portion of the Landlord’s Restroom Contribution to any portion of Landlord’s 20th/21st Floor Work other than the Restroom Renovations, or for any purpose other than the Restroom Renovations.
3. Notwithstanding anything to the contrary set forth in the Original Lease, as amended by this Amendment, including, without limitation, this Exhibit B-2, in the event of any change to the Final Plans required by any Governmental Authority or in the event the Final Plans shall require a change as a result of a field condition revealed during the performance of Phase II of Landlord’s 20th/21st Floor Work (a “Field Condition”); any such change shall be performed by Landlord, at Tenant’s sole cost, and shall not be deemed a breach or violation of any provision of the Original Lease, as amended by this Amendment, including without limitation this Exhibit B-2, and shall be deemed automatically accepted and approved by Tenant. Landlord shall give written notice to Tenant of any such change, promptly after Landlord receives written notice thereof.
4. In addition to and not in limitation of any other provision of the Original Lease, as amended by this Amendment, Tenant shall pay to Landlord a sum equal to (i) any additional cost to Landlord in completing Landlord’s 20th/21st Floor Work resulting from any Tenant Delay or any Unavoidable Delay, (ii) any cost incurred by Landlord on account of any changes in or to the

Final Plans or on account of any Change Orders, and (iii) all other costs of performing and completing Phase II of Landlord’s 20th/21st Floor Work in excess of Landlord’s 20th/21st Floor Contribution. Any such sums shall be in addition to any sums payable hereunder and shall be paid to Landlord within five (5) Business Days after Landlord submits an invoice to Tenant with respect thereto. Such costs shall be collectible in the same manner as Additional Rent whether or not the term of the Original Lease, as amended by this Amendment, respecting the 20th/21st Floor Space shall have commenced or the 20th/21st Floor Rent Commencement Date has occurred, and, if Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as it would have upon a default by Tenant in the payment of Rent under the Original Lease, as amended by this Amendment, and Landlord shall have no obligation to continue the performance of the Landlord’s 20th/21st Floor Work until Tenant shall have cured such default.
5. It is expressly understood and agreed that except for Landlord’s gross negligence or willful misconduct, Landlord shall not be subject to any liability whatsoever, and there shall be no abatement of Rent or any other monetary concession to Tenant whatsoever, in connection with Landlord’s 20th/21st Floor Work, or the performance of any work (including Landlord’s 20th/21st Floor Work) by the Contractor whose Bid was selected, or any cost overruns in the performance or completion of Landlord’s 20th/21st Floor Work.
SECTION C — GENERAL CONDITIONS OF LANDLORD’S 20TH/21ST FLOOR WORK.
1. Notwithstanding anything to the contrary contained in the Original Lease, as amended by this Amendment (including without limitation this Exhibit B-2), Landlord shall not be required to perform, and Tenant shall not request any work unless such work (i) is reasonable and compatible with the status of the Building as a first-class office building, (ii) is non-structural and does not (x) adversely affect the Building Systems, or the operation thereof, within the 20th/21st Floor Space or (y) affect the Building Systems, or the operation thereof, outside of the 20th/21st Floor Space, (iii) affects only the 20th/21st Floor Space and are not visible from outside of the 20th/21st Floor Space or the Building, (iv) is consistent with the design, construction and equipment of the Building, (v) does not adversely affect any service furnished by Landlord in connection with the operation of the Building, (vi) complies with all applicable Requirements, (vii) does not call for use of any asbestos-containing or other hazardous materials, (viii) will not adversely affect the appearance or value of the Building, and (ix) is compatible with the Certificate of Occupancy for the Building (the requirements set forth in the preceding clauses (i) through (ix), the “Landlord’s 20th/21st Floor Work Requirements”). Landlord shall give written notice to Tenant of any and all changes in the Final Plans required by any Governmental Authority promptly after Landlord receives written notice thereof.
2. Notwithstanding anything to the contrary contained in the Original Lease, as amended by this Amendment (including without limitation this Exhibit B-2) neither the recommendation, designation, selection, engagement or approval by Landlord of any contractor, architects or engineers, nor the review, consent to or approval by Landlord of the Final Plans (or any other plans), or the selected Bid (or any budget for Landlord’s 20th/21st Floor Work), shall constitute a representation or warranty by Landlord (i) that the Final Plans either (a) are complete or suitable for their intended purpose, or (b) comply with applicable Requirements, or (ii) respecting or concerning the selected Contractor and/or its abilities or performance (and Tenant expressly agrees that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance of the Final Plans, or the sufficiency or inclusiveness of the selected Bid (or any budget), and/or the ability or performance of the selected Contractor).
3. Tenant shall not make any changes in the Final Plans without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s 20th/21st Floor Work Requirements.
SECTION D — TENANT DELAYS.
1. If Landlord shall be delayed in Substantially Completing the Landlord’s 20th/21st Floor Work as a result of any act, neglect, failure or omission of Tenant, its agents, employees, contractors or sub-contractors, including, without limitation, any of the following, such delay shall, be deemed a “Tenant Delay”:
     (a) Tenant’s failure or omission, on or before the Selection Date, to actually deliver to Landlord the complete Selection Notice, time being of the essence.
     (b) Tenant’s failure to cooperate with Landlord, Landlord’s agent, the Contractor, architect and all other parties involved in Landlord’s 20th/21st Floor Work, or Tenant’s failure to make Tenant’s Agent available at all reasonable times to facilitate the completion of the Final Plans (provided that Tenant shall be charged with delay under this subsection 1.(b) starting on the date Landlord gives notice to Tenant);
     (c) Tenant’s request for any change, addition or modification in connection with the Final Plans;
     (d) Tenant’s request for any change, addition or modification in connection with any of the Bids, or in connection with the selected Bid, or Tenant’s request for the procurement of any other or additional Bids;
     (e) Tenant’s failure to pay to Landlord the entire amount of Tenant’s Contribution, and any other monies required to be paid pursuant to Section B of this Exhibit B-2;
     (f) Change Orders (including, but not limited to, the implementation, processing, review, analysis and approval thereof);
     (g) Tenant’s request for materials, finishes or installations that are not readily available at the time Landlord is ready to install same, unless within two (2) Business Days of being requested by Landlord to agree to substitute a material, finish or installation that is comparable in quality and not substantially greater in cost, Tenant agrees to such substitution;
     (h) The performance of work by a person, firm or corporation employed by Tenant and delays in the completion of the said work by said person, firm or corporation;

     (i) Any delay which results from any act or omission of any Tenant Party, including delays due to changes in or additions to, or interference with, any work to be done by Landlord, or delays by Tenant in submission of information, or selecting construction materials to be installed by Landlord as part of the Landlord’s 20th/21st Floor Work, if any, (e.g., color of paint and carpet), or approving working drawings or estimates or giving authorizations or approvals (provided that Tenant shall be charged with delay under this subsection 1.(i) starting on the date Landlord gives notice to Tenant of such act or omission);
     (j) If Tenant shall not, by the Proposed Plans Date, deliver the Proposed Plans to Landlord, in accordance with the provisions hereof;
     (k) If the Final Plans have not been delivered by Tenant to Landlord and approved by Landlord by the Final Plans Date, for any reason other than delay resulting directly from (i) the gross negligence or willful misconduct of Landlord or (ii) a failure by Landlord to respond within the applicable time period set forth in Section A 2 of this Exhibit B-2 for a response by Landlord;
     (l) Any delay which results from any claim by any Governmental Authority or other person that the Final Plans are deficient or do not conform to and satisfy all applicable Requirements, or are deficient or insufficient for the prompt issuance of any and all necessary permits and approvals in connection with the performance of Landlord’s 20th/21st Floor Work; or any delay in Landlord obtaining any of the Bids as a result of any claimed deficiency in the Final Plans; and/or
     (m) Any other failure by Tenant to comply with its obligations under the Original Lease, as amended by the Amendment.
2. Notwithstanding any other provision of this Exhibit B-2 and/or the Original Lease or the Amendment to which this Exhibit B-2 is attached, if the Substantial Completion Date shall be delayed by reason of a Tenant Delay or Unavoidable Delay, the 20th/21st Floor Space shall be deemed Substantially Completed as of the date that the 20th/21st Floor Space would have been substantially completed but for any such Tenant Delay or Unavoidable Delay and there shall not be any postponement of the 20th/21st Floor Commencement Date or the 20th/21st Floor Rent Commencement Date or any other rent abatement or monetary concession whatsoever on account of such Tenant Delay or Unavoidable Delay.
SECTION E — ENTRY BY TENANT AND ITS AGENTS; DESIGNATION OF TENANT’S AGENT.
1. Except as hereinafter provided, neither Tenant nor its agents, employers, invitees or independent contractors, nor any Tenant Party shall enter 20th/21st Floor Space the during the performance of the Landlord’s 20th/21st Floor Work. Tenant hereby designates Amelia C. Jones as its authorized agent (“Tenant’s Agent”) for the purpose of submitting to Landlord and authorizing any Change Orders to the Final Plans and for the purpose of consulting with Landlord as to any and all aspects of the Landlord’s 20th/21st Floor Work. Tenant’s Agent shall have the right to inspect the 20th/21st Floor from time to time during the course of the Landlord’s

20th/21st Floor Work provided Tenant’s Agent shall make a prior appointment with Landlord and/or its contractor at a mutually convenient time.
2. (a) In the event Tenant or any Tenant Party shall enter upon the 20th/21st Floor Space prior to the 20th/21st Floor Occupancy Date (as may be permitted by Landlord in Landlord’s sole discretion, subject however, to the provisions of the following subsection (b) of this Section E-2), Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act, neglect or failure to act of Tenant, any Tenant Party or anyone entering the 20th/21st Floor Space or the Building with Tenant’s permission, or (ii) any other reason whatsoever arising out of Tenant’s or such Tenant Party’s entry upon the 20th/21st Floor Space or Building.
     (b) Landlord shall in good faith use reasonable efforts to provide to Tenant and its contractors access to the 20th/21st Floor Space during the period in which Phase II of Landlord’s 20th/21st Floor Work is being performed, solely for the installation by Tenant of telephone and data cabling (the “Early Access Period”) (such installations to be performed in all respects in accordance with the requirements of Article 5 of the Original Lease and in accordance with plans approved by Landlord), provided that Tenant shall make a prior appointment with Landlord at a mutually convenient time or times during Business Hours to perform such installations and provided, further, that (i) such entry into the 20th/21st Floor Space and any other part of the Building shall be at the sole risk of Tenant and (ii) such entry shall not interrupt or otherwise interfere with the performance of Phase II of Landlord’s 20th/21st Floor Work. At least three (3) business days prior to any such early access, Tenant shall deliver to Landlord written evidence specifying that Tenant is then carrying all insurance required by the Original Lease, as amended by the Amendment, to be carried by Tenant in respect of the 20th/21st Floor Space and written evidence of the insurance carried by any such contractor (which insurance must be approved in writing by Landlord prior to any such contractor entering the 20th/21st Floor Space). If Landlord determines that Tenant or any contractor of Tenant is interfering with Phase II of Landlord’s 20th/21st Floor Work, then Landlord shall have the right to require the offending party to immediately leave the 20th/21st Floor Space, and, in any such event, Tenant shall have no right to assert that the 20th/21st Floor Commencement Date, or the 20th/21st Floor Possession Date, or the 20th/21st Floor Rent Commencement Date, or Tenant’s other obligations under the Original Lease as amended by the Amendment, are affected thereby. All of the obligations and duties of Tenant in respect of the 20th/21st Floor Space under the Original Lease as amended by the Amendment (including, without limitation, all insurance and indemnity provisions) shall apply during the Early Access Period, except that during such period Tenant shall not be obligated to pay Fixed Rent in respect of the 20th/21st Floor Space, 20th/21st Floor Additional Operating Payment, or 20th/21st Floor Additional Tax Payment. Landlord shall have no responsibility with respect to any items placed in the 20th/21st Floor Space prior to the 20th/21st Floor Occupancy Date. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant agree that, prior to the 20th/21st Floor Occupancy Date, Tenant shall have no right to (1) take occupancy of the 20th/21st Floor Space, or (2) except as specifically set forth in this subsection (b) of this Section E-2, perform any Alterations or other work on, or move any personal property into the 20th/21st Floor Space, or (3) except as otherwise specifically set forth in this Section E, otherwise access or enter upon the 20th/21st Floor Space.

SECTION F — CHANGE ORDERS.
1. (a) Tenant shall have the right to make reasonable changes from time to time in the Final Plans by submitting to Landlord revised plans and specifications (collectively, “Change Orders”). All Change Orders shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes which are inconsistent with or violative of the Landlord’s 20th/21st Floor Work Requirements. Without limiting the generality of the foregoing, no Change Order will be approved unless (a) all changes to and modifications of Tenant’s Final Plans are circled or highlighted as per standard industry practices, and (b) such Change Order conforms with the requirements of the Original Lease, as amended by this Amendment (including without limitation this Exhibit B-2, and including, without limitation, Landlord’s 20th/21st Floor Work Requirements). Landlord shall notify Tenant of any required Tenant’s Contribution and any Tenant Delay that the performance of any such Change Order may entail. If Tenant does not respond affirmatively within three (3) Business Days of the giving of such notice, Landlord shall not make the proposed Change Order. Upon receipt and approval of any Change Order, Landlord shall submit the Change Order to the contractor or subcontractors performing the trade or trades involved in the Change Orders and, if applicable and so requested by Tenant, obtain and deliver to Tenant a work order in connection therewith. In no event shall Landlord be required to perform any Change Order unless and until Tenant has paid Landlord the entire amount of any Tenant Contribution required in connection therewith.
     (b) If Tenant shall submit to Landlord (i) a Change Order which complies in all respects with the requirements of the foregoing Paragraph 1(a) of this Section F of this Exhibit B-2 (or revisions or supplements to a previously submitted and rejected Change Order), for approval by Landlord, together with (ii) written notice from Tenant expressly claiming same as a Change Order and requesting Landlord’s approval thereof, and which notice must be headed by the legend, in bold, capital letters stating that “LANDLORD MUST RESPOND WITHIN 3 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE,” then Landlord, within three (3) Business Days after actual receipt by Landlord of such Change Order (or such revisions or supplement thereto) and notice, shall give notice to Tenant either approving or disapproving same. If Landlord shall fail or omit to give such notice to Tenant approving or disapproving same by the expiration of such three (3) Business Day period, then, as the sole remedy of Tenant, each day after the expiration of such three (3) Business Day period that Landlord shall fail or omit to give such notice, until the date that Landlord shall give such notice of approval or disapproval, shall not constitute a day of Tenant Delay.
2. Such costs shall be collectible in the same manner as Additional Rent whether or not the term of the Original Lease, as amended by this Amendment as it applies to the 20th/21st Floor Space shall have commenced, and, if Tenant defaults in the payment thereof, Landlord shall (in addition to all other remedies) have the same rights as it would have upon a default by Tenant in the payment of Rent under the Original Lease, as amended by this Amendment, and Landlord shall have no obligation to continue the performance of the Landlord’s 20th/21st Floor Work until Tenant shall have cured such default.
SECTION G — SUBSTANTIAL COMPLETION.

1. The date that Landlord Substantially Completes Phase II of Landlord’s 20th/21st Floor Work shall be deemed the “Substantial Completion Date”. For the purposes of the Original Lease, as amended by this Amendment (including without limitation this Exhibit B-2), the term “Substantial Completion” shall mean that, with the exception of minor details of construction, mechanical adjustments or decoration, neither the completion of which nor the failure of completion of which shall materially interfere with Tenant’s use of the 20th/21st Floor Space, or items of work which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the 20th/21st Floor Space (collectively, “Punch-List Items”), the Landlord’s 20th/21st Floor Work shall have been completed substantially in accordance with the Final Plans and all mechanical systems serving or affecting the 20th/21st Floor Space shall then be in working order. Landlord and Tenant shall thereupon set a mutually convenient time for Tenant’s Agent, Landlord and Landlord’s contractor to inspect the 20th/21st Floor Space and the Landlord’s 20th/21st Floor Work, at which time Tenant’s Agent shall prepare and submit to Landlord the Punch List of items to be completed. Upon completion of the inspection, and unless at such time Tenant in good faith shall reasonably contend that Substantial Completion (subject to completion of the Punch-List Items) has not occurred, Tenant’s Agent shall acknowledge in writing that Substantial Completion of the Landlord’s 20th/21st Floor Work has occurred, subject to any Punch-List Items to be completed (it being agreed however, that (i) if Tenant shall contend that such Substantial Completion has not in fact occurred, then Tenant, within three (3) Business Days after the date of such inspection (with time of the essence) shall provide notice to Landlord, in reasonable detail, specifying why Tenant contends that such Substantial Completion (subject to completion of Punch-List Items) has not occurred, failing which Tenant shall be deemed to have acknowledged that such Substantial Completion has occurred and (ii) failure or refusal by Tenant’s Agent so to acknowledge that Substantial Completion of the Landlord’s 20th/21st Floor Work has occurred, subject to any Punch-List Items to be completed, shall not negate that Substantial Completion of Landlord’s 20th/21st Floor Work has in fact occurred, subject to any Punch-List Items to be completed). Landlord shall endeavor to complete the Punch List Items within a reasonable period thereafter. Anything herein to the contrary notwithstanding, it is expressly understood and agreed that if the Substantial Completion Date would have occurred by a particular date (the “Identified Date”) but for delays resulting from Tenant Delay and/or Unavoidable Delay, then notwithstanding such delays in achieving Substantial Completion, the Substantial Completion Date shall have been deemed to have occurred on the Identified Date.
SECTION H — CERTAIN WORK INCLUDED IN LANDLORD’S WORK
1. Notwithstanding anything to the contrary herein set forth, (i) the items of work described on Exhibit B-2 (A) shall be included in Landlord’s 20th/21st Floor Work (such items of work described on Exhibit B-2 (A), the “Phase I Landlord’s 20th/21st Floor Work”), (ii) the Phase I Landlord’s 20th/21st Floor Work (and the performance and methods of performance thereof) shall not require Tenant’s authorization and shall not be performed in accordance with the Final Plans, but shall be performed by Landlord in accordance with plans, specifications, procedures or methods determined by Landlord, in its sole discretion (provided that all such work shall comply with all Requirements), and (iii) the Phase I Landlord’s 20th/21st Floor Work shall be performed by Landlord at the cost and expense of Landlord, and Landlord’s 20th/21st Floor Contribution shall not be applied thereto, nor shall Tenant be required to pay or make any Tenant’s Contribution in connection with any such Phase I Landlord’s 20th/21st Floor Work.

EXHIBIT B-2 (A)
Phase I Landlord’s 20th/21st Floor Work
     The following items of work shall be included in the Phase I Landlord’s 20th/21st Floor Work:
     a. On each of the 20th and 21st floors, demolition of the premises leased to Tenant down to “base-building” condition.
     b. Delivery of an ACP-5 for the premises leased to Tenant on each of the 20th and 21st floors.
     c. On each of the 20th and 21st floors, providing access to the electrical panel in a location acceptable to Landlord.
     d. On each of the 20th and 21st floors, providing a sprinkler rig (only) in a location acceptable to Landlord.
     e. On each of the 20th and 21st floors, providing two (2) base-building ceiling hung, ten (10) ton, water source, package heat pump units, in their currently existing locations.
     f. On each of the 20th and 21st floors, providing up to seven (7) Class E connection points, in locations acceptable to Landlord.
     g. Removing the interior staircases connecting floor 19 of the Building with floor 20 of the Building, and repairing slab penetrations between floor 19 of the Building and floor 20 of the Building.

SECOND AMENDMENT OF LEASE
                  SECOND AMENDMENT OF LEASE (this “Amendment”), dated as of October 31, 2006, between MAGNOLIA ASSOCIATES, LTD., a Florida limited partnership, having an office c/o Reckson Associates Realty Corp., 1350 Avenue of the Americas, New York, New York 10019 (“Landlord”) and PZENA INVESTMENT MANAGEMENT, LLC, a Delaware limited partnership having an office at 120 West 45th Street, New York, New York 10036 (“Tenant”).
W I T N E S S E T H:
                  WHEREAS, Landlord and Tenant entered into that certain Lease dated February 4, 2003 (the “Original Lease”), covering space on the 34th floor in the office building located at 120 West 45th Street, New York, New York (the “Building”), as more fully described in the Original Lease (the “Original Premises”), at the rent and on the other terms and conditions set forth in the Original Lease.
                  WHEREAS, Landlord and Tenant entered into that certain Amendment of Lease (the “First Amendment”) dated March 31, 2005 in which Tenant (i) surrendered to Landlord and vacated the Original Premises and (ii) leased additional premises, consisting of the entire rentable area of the twentieth (20th) and twenty-first (21st) floors of the Building comprising in total 24,958 rentable square feet (the “Current Premises”); and
                  WHEREAS, Tenant desires to lease additional premises, consisting of the entire rentable area of the fifteenth (15th) floor of the Building comprising 10,010 rentable square feet, as shown on the floor plan attached hereto as Exhibit A-3 and made a part hereof (the “15th Floor Space”), and Landlord is agreeable thereto on the terms and conditions hereinafter set forth.
                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment, Landlord and Tenant agree as follows:
SECTION 13 DEFINITIONS, EFFECTIVE DATE.
                  13.1 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Lease and First Amendment (collectively, the “Lease”). The provisions of this Amendment shall supersede any inconsistent provisions contained in the Lease, regardless of whether such inconsistent provisions are contained in the body of the Lease or in any rider, exhibit or schedule thereto, or in any amendment, modification, letter, notice or other written instrument executed in connection therewith or sent pursuant thereto. Effective as of the Effective Date (as hereinafter defined) (i) any and all exhibits to this Amendment shall be deemed incorporated into, and made a part of, the Lease, (ii) all references in the Lease to the “Lease,” or similar references, shall mean the Lease as amended and modified by this Amendment, and (iii) all references in the Lease, as amended by this Amendment, to the “Term” (or words of similar import) shall be deemed to refer to the 15th Floor Term (hereafter defined); during the period from and after the 15th Floor Commencement Date (hereafter defined) through and including the Expiration Date (hereafter defined), all references in the Lease, as amended by this Amendment, to the “Premises” (or words of similar import) shall be deemed to include the 15th Floor Space and the Current Premises.
                  13.2 Each of Landlord and Tenant hereby confirms and agrees that, except for the Original Lease and First Amendment, there are not, as of the date hereof and prior to the execution of this Amendment, any amendments, modifications, written instruments or other oral or written agreements which amend or modify the provisions of the Original Lease and First Amendment in any manner.
                  13.3 The Lease shall be deemed amended on the terms and conditions hereinafter set forth effective as of the date hereof (the “Effective Date”).
SECTION 14 FIFTEENTH FLOOR SPACE.
                  14.1 Demise; Premises. Landlord hereby leases and demises to Tenant, and Tenant hereby hires and takes from Landlord, the 15th Floor Space upon all of the terms and conditions of the Lease, as modified and amended by this Amendment, for a term of approximately eight (8) years and eight (8) months (the “15th Floor Term”) (i) commencing on the later of (x) March 1, 2007 or (y) the date Landlord obtains exclusive possession of the 15th Floor Space and tenders delivery of the same in the condition required under Section 2.3 herein to Tenant (the “15th Floor Commencement Date”) and (ii) ending on the 20th/21st Floor Space Expiration Date (which the parties stipulate is October 31, 2015 and may also be referred to herein as the “Expiration Date”), or sooner termination of the Lease, both dates inclusive. Effective as of the 15th Floor Commencement Date, the 15th Floor Space shall be added to the Premises and shall constitute part thereof for all purposes of the Lease (subject, however, to the provisions of this Amendment), and (together with the Current Premises) shall be included in the Premises, and Exhibit A-3 hereof shall be added to Exhibit A-2 annexed to the First Amendment, and Exhibit A of the Original Lease shall be amended by the addition of Exhibit A-3. Landlord and Tenant agree that, for all purposes of the Original Lease and this Amendment, the square footage of the 15th Floor Space is conclusively deemed to be 10,010 rentable square feet.
                  14.2 Delivery. (a) Landlord shall use commercially reasonable efforts to cause the tenant(s) occupying the 15th Floor Space (or any part thereof) on the date hereof to vacate such space prior to March 1, 2007. However, anything in this Lease to the contrary notwithstanding, Landlord shall not be liable for failure to deliver possession of the 15th Floor Space to Tenant on any particular date for any reason whatsoever, including the failure of the current occupant(s) of the 15th Floor Space, if any, to vacate the 15th Floor Space in a timely manner, and such failure by Landlord shall not be construed to extend the Term of the Lease for the 15th Floor Space or the Current Premises and shall not impair the validity of the Lease or this Amendment, nor shall Tenant’s obligations under the Lease and/or this Amendment be affected thereby provided, however, that if Landlord’s inability to deliver the 15th Floor Space as required hereunder continues beyond October 31, 2007 (the “15th Floor Required Delivery Date”), then Landlord shall have no liability to Tenant by reason thereof, except that Tenant shall have, as Tenant’s sole remedy, a one-time right to terminate this Amendment provided that (1) Tenant shall exercise such right by giving written notice (the “Tenant 15th Floor Termination Notice”) to Landlord within fifteen (15) business days after the 15th Floor Required Delivery

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Date (with time being of the essence) and (2) the Tenant 15th Floor Termination Requirements (as hereinafter defined) have been and remain fulfilled and satisfied. If Tenant shall duly give the Tenant 15th Floor Termination Notice and the other Tenant 15th Floor Termination Requirements have been and remain satisfied, then this Amendment shall terminate and expire on the date that Landlord receives Tenant’s 15th Floor Termination Notice (the “15th Floor Termination Date”) with the same force and effect as if such date had been the date originally set forth in the Lease and this Amendment as the Expiration Date. For purposes of this Section 2.2(c), the “Tenant 15th Floor Termination Requirements” shall mean the following:
(i)	Tenant has duly given the Tenant 15th Floor Termination Notice to Landlord within fifteen (15) business days after the 15th Floor Required Delivery Date (with the time being of the essence);

(ii)	Tenant shall not have taken occupancy of, or commenced to use or occupy (for any purpose) all or any part of the 15th Floor Space; and

(iii)	the Lease, as amended by this Amendment, is in full force and effect and no Event of Default has occurred as of the 15th Floor Termination Date.
If Tenant shall terminate this Amendment, this Amendment shall be of no force and effect, but the Original Lease, as amended by the First Amendment shall continue unaffected and in full force and effect. Subject to the terms and provisions hereof, Landlord shall deliver possession of the 15th Floor Space to Tenant and Tenant shall accept possession of the 15th Floor Space immediately upon the date on which Landlord gives notice (the “Possession Date Notice”) to Tenant that the 15th Floor Space is available for Tenant’s occupancy and Tenant shall be deemed to have accepted such possession on such date provided, however, that such date shall not occur prior to March 1, 2007. There shall be no postponement of the 15th Floor Commencement Date, or the 15th Floor Rent Commencement Date for any delay in the delivery of possession and/or occupancy of the 15th Floor Space to Tenant, or otherwise in the achievement of such dates, which results from any Tenant Delay. The provisions of this Section 2.2 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirements. Notwithstanding anything to the contrary in the Lease, as amended by this Amendment, (i) the Possession Date Notice may be delivered orally and (ii) the Possession Date Notice shall be deemed given on the earlier to occur of (a) the date of actual giving of such notice and (b) if such notice is in written form and given pursuant to Article 27 of the Lease, the date such notice would be deemed given pursuant to Article 27 of the Lease.
                  (b) Notwithstanding anything to the contrary set forth in the Lease, as modified by this Amendment, Landlord and Tenant agree that (i) prior to the 15th Floor Commencement Date, Tenant shall have no right to enter, possess, use or occupy the 15th Floor Space for any purpose whatsoever, and (ii) as respects the 15th Floor Space only, prior to the 15th Floor Commencement Date, (x) Tenant shall have no obligation to comply with the provisions of Section 7.2 or Section 9.1(a) of the Original Lease, (y) Tenant shall have no obligation to obtain the insurance policies required under Article 13 of the Original Lease as amended by the First

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Amendment or this Amendment, and (z) Tenant shall have no obligations or liabilities pursuant to Article 32 of the Original Lease as amended by the First Amendment or this Amendment, except for any Losses arising from or in connection with (A) the negligence or willful misconduct of Tenant or any Tenant Party or (B) any work or thing whatsoever done by Tenant or any Tenant Party, if Tenant or such Tenant Party enters upon any portion of the 15th Floor Space for the purpose of performing any work or otherwise prior to the 15th Floor Commencement Date (it being understood that Landlord shall have sole discretion as to whether any such entry shall be permitted prior to the 15th Floor Commencement Date).
                  14.3 Condition. Tenant has inspected the 15th Floor Space and agrees (i) to accept possession of the 15th Floor Space in the “as is” condition of such space existing on the 15th Floor Commencement Date, subject to the provisions of Section 14 of the Original Lease, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the 15th Floor Space, and (iii) that Landlord shall have no obligation to perform any work, supply any materials, incur any expense or cost or make any installations, alterations or improvements to the 15th Floor Space to prepare the 15th Floor Space for Tenant’s occupancy thereof subject to the provisions of Section 14 of the Original Lease. Landlord shall deliver possession of the 15th Floor Space vacant and broom clean. Tenant’s occupancy of any portion of the 15th Floor Space shall be conclusive evidence, as against Tenant, that Tenant has accepted, in its then current condition, possession of the entire 15th Floor Space, and the Building and the 15th Floor Space are in a good and satisfactory condition as required by this Amendment.
SECTION 15 RENT; OPERATING EXPENSES; INSURANCE FOR THE 15th FLOOR SPACE.
                  15.1 Fixed Rent for the 15th Floor Space. In addition to the Fixed Rent set forth in the Lease, for the period commencing on the date which is five (5) months after the 15th Floor Commencement Date (the “15th Floor Rent Commencement Date”), and continuing thereafter until the Expiration Date, Tenant shall pay Fixed Rent with respect to the 15th Floor Space as follows: (a) Seven Hundred Fifty Thousand Seven Hundred Fifty Dollars ($750,750) per annum ($62,562.50) per month) commencing on the 15th Floor Rent Commencement Date through and including June 30, 2011; and (b) Eight Hundred Thousand Eight Hundred Dollars ($800,800) per annum ($66,733.33) per month) from July 1, 2011 through and including the Expiration Date, which Fixed Rent shall be paid in advance, in equal monthly installments on the first day of each calendar month and otherwise in accordance with the provisions of the Lease governing payment of Fixed Rent. If the 15th Floor Rent Commencement Date is not the first day of a calendar month, the Fixed Rent in respect of the 15th Floor Space for the month in which the 15th Floor Rent Commencement Date occurs shall be prorated for the number of days of the term of the Lease in respect of the 15th Floor Space that occur within said month. The provisions of this Section 3.1 shall apply only to the 15th Floor Space and nothing contained in this Section 3.1 shall modify or otherwise affect Tenant’s obligations to pay Fixed Rent for any other portions of the Premises.
                  15.2 Intentionally Omitted.

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                  15.3 Operating Expenses for the 15th Floor Space. In addition to the payment of Tenant’s Operating Payment in respect of the Current Premises pursuant to the Lease, from and after the 15th Floor Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an additional payment on account of Operating Expenses (the “15th Floor Additional Operating Payment”) in respect of the 15th Floor Space. Landlord and Tenant agree that the provisions of Article 8 of the Original Lease shall otherwise be applicable to the determination of Operating Expenses in respect of the 15th Floor Space and the obligation of Tenant to pay the 15th Floor Additional Operating Payment, except that (in respect of the 15th Floor Additional Operating Payment only) (i) the Base Operating Year shall be the Computation Year commencing on January 1, 2007 and ending on December 31, 2007 provided, however, if Landlord delivers the 15th Floor Space on or after September 1, 2007, the Base Operating Year shall be the Computation Year commencing January 1, 2008 and ending on December 31, 2008, and (ii) Tenant’s proportionate share shall be an additional 2.346% (which Landlord and Tenant stipulate and agree is based upon the 15th Floor Space containing 10,010 rentable square feet and the Building containing 426,755 rentable square feet for purposes of computing Operating Expenses). The provisions of this Section 3.3 shall apply only to the 15th Floor Space and the 15th Floor Additional Operating Payment, and nothing contained in this Section 3.3 shall affect the Tenant’s Operating Payment (or Tenant’s obligations in respect thereof) in respect of any other portion of the Premises.
                  15.4 Taxes for the 15th Floor Space. In addition to the payment of Tenant’s Tax Payment in respect of the Current Premises pursuant to the Lease, from and after the 15th Floor Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, an additional payment on account of Taxes (the “15th Floor Additional Tax Payment”) in respect of the 15th Floor Space. Landlord and Tenant agree that the provisions of Article 8 of the Original Lease shall otherwise be applicable to the determination of Taxes in respect of the 15th Floor Space and the obligation of Tenant to pay the 15th Floor Additional Tax Payment, except that (in respect of the 15th Floor Additional Tax Payment only) (i) Base Taxes shall be the average of (x) the Taxes for the Tax Year commencing July 1, 2006 and ending June 30, 2007 and (y) the Taxes for the Tax Year commencing July 1, 2007 and ending June 30, 2008 provided, however, if Landlord delivers the 15th Floor Space on or after September 1, 2007 Base Taxes shall be the Taxes for the Tax Year commencing on July 1, 2007 and ending June 30, 2008; and (ii) Tenant’s proportionate share shall be an additional 2.256% (which Landlord and Tenant stipulate and agree is based upon the 15th Floor Space containing 10,010 rentable square feet and the 443,750 rentable square feet for purposes of computing Taxes). The provisions of this Section 3.4 shall apply only to the 15th Floor Space and the 15th Floor Additional Tax Payment, and nothing contained in this Section 3.4 shall affect the Tenant’s Tax Payment (or Tenant’s obligations in respect thereof) in respect of any other portion of the Premises.
                  15.5 Electricity for the 15th Floor Space. Landlord and Tenant agree that, commencing on the 15th Floor Commencement Date, Tenant shall obtain electricity for the 15th Floor Space directly from the public utility servicing the Building and, accordingly, the provisions of Article 17 of the Original Lease shall be applicable to the 15th Floor Space in addition to the Current Premises.

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SECTION 16 LANDLORD’S 15th FLOOR CONTRIBUTION.
                  16.1 Landlord’s 15th Floor Contribution. Landlord agrees to pay Tenant toward the cost of the Tenant’s 15th Floor Work (as hereafter defined) an amount not to exceed Landlord’s 15th Floor Contribution (as hereafter defined) provided that as of the date on which Landlord is required to make payment pursuant to Section 4.2, (i) the Lease, as amended by this Amendment, shall be in full force and effect and (ii) no Event of Default shall have occurred and be continuing. Tenant shall pay all costs of Tenant’s 15th Floor Work in excess of Landlord’s Contribution. “Landlord’s 15th Floor Contribution” shall be in the aggregate amount of Four Hundred Fifty Thousand Four Hundred and Fifty Dollars ($450,450.00). “Tenant’s 15th Floor Work” shall include the work to be performed by or on behalf of Tenant to prepare the 15th Floor Space for Tenant’s initial occupancy so that such space is substantially similar to the Current Premises. Landlord’s Contribution shall be payable on account of labor directly related to the 15th Floor Work and materials delivered to the 15th Floor Space in connection with Tenant’s 15th Floor Work including, without limitation, (i) actual architectural, consulting and engineering fees and costs incurred by Tenant in connection therewith and (ii) costs of electricity and other utilities incurred in connection therewith. Tenant’s 15th Floor Work is deemed to be an Alteration under the Lease and Tenant shall obtain Landlord’s approval for Tenant’s 15th Floor Work and perform such work in accordance with the terms of the Lease. Tenant shall not be entitled to receive any portion of Landlord’s 15th Floor Contribution not actually expended in the performance of the Tenant’s 15th Floor Work, nor shall Tenant have any right to apply any unexpended portion of Landlord’s 15th Floor Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant under the Lease, as amended by this Amendment; provided, however (and subject to the first sentence of this Section 4.1) that if, after payment of all costs of Tenant’s 15th Floor Work hereof, there shall be any unexpended balance of Landlord’s 15th Floor Contribution, then such balance shall be applied to reimburse Tenant for costs incurred by Tenant for installing Tenant’s initial telecommunications and computer data wiring and initial built-in furniture (if any) in the 15th Floor Space, provided that Tenant provides to Landlord, not later than sixty (60) days after Tenant substantially completes Tenant’s 15th Floor Work (the “Substantial Completion Date”) (with TIME OF THE ESSENCE), a request for such reimbursement accompanied by evidence reasonably satisfactory to Landlord substantiating that such work has been performed and completed and that such costs actually have been incurred and paid by Tenant; but Tenant shall pay the costs for such wiring and built-in furniture to the extent that the unexpended balance of Landlord’s 15th Floor Contribution (if any), after payment of the costs and expenses to which said Landlord’s 15th Floor Contribution otherwise is to be applied. Such reimbursement out of the unexpended balance of Landlord’s 15th Floor Contribution shall be provided by Landlord to Tenant not later than thirty (30) days after request by Tenant for such reimbursement made as and when provided herein, accompanied by such substantiating evidence.
                  16.2 Payment of Landlord’s 15th Floor Contribution.
     (a) Provided the Lease, as amended by this Amendment, shall be in full force and effect and no Event of Default exists, Landlord shall make progress payments to Tenant of Landlord’s 15th Floor Contribution on a monthly basis for the work performed to date and/or for materials delivered to the job site during the previous month, as described in a requisition to be delivered by Tenant to Landlord (each a “Requisition”), less a retainage of ten

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percent (10%) (“Retainage”), which progress payments shall be made upon completion of the work (or actual delivery of the materials, as the case may be) described in the contractor’s or materialman’s invoice. Notwithstanding anything to the contrary in the Lease, as amended by this Amendment, but subject to Landlord’s right to holdback Retainage as provided herein, each of Landlord’s payments shall be limited to that fraction of the total amount of such payment, the numerator of which shall be the amount of Landlord’s 15th Floor Contribution, and the denominator of which shall be the total contract (or reasonably estimated) price for the performance of all of Tenant’s 15th Floor Work, shown on all plans and specifications approved by Landlord. Landlord shall make such progress payments within thirty (30) days after receipt of a complete Requisition therefor signed by the chief financial officer or managing partner of Tenant (but not more frequently than one time per month), which Requisition shall set forth the names of each contractor, subcontractor or materialman to whom payment is due and the amount due to each of them, and shall include (i) a written certification from Tenant’s architect (the “Architect’s Certification”) evidencing that the portion of Tenant’s 15th Floor Work described in such Requisition has been performed and completed in accordance with the plans and specifications previously approved by Landlord and that all materials have actually been delivered, (ii) copies of any invoices evidencing the work performed and/or materials delivered which are the subject of such Requisition, (iii) with the exception of the first Requisition, copies of waivers of lien from all contractors, subcontractors and materialmen covering all work and materials which were the subject of all previous Requisitions, and such other proof of full payment of all work and materials which were the subject of all previous Requisitions, as Landlord shall reasonably require, (iv) with the exception of the first Requisition, copies of paid invoices covering all work and materials which were the subject of all previous Requisitions and payments by Landlord, and (v) with the exception of the first Requisition, proof of the satisfactory completion of all required inspections, if any, and the issuance of any required approvals and sign-offs by Governmental Authorities, if any, with respect with the work that has been completed. Landlord hereby agrees to disburse to Tenant the Retainage upon submission of a final Requisition by Tenant to Landlord therefor signed by the chief financial officer or managing partner of Tenant, with accompanying documentation, including (A) satisfactory evidence of completion of construction of the entirety of the work of Tenant’s 15th Floor Work, and the satisfactory completion of all required inspections and issuance of any required approvals and signoffs of Governmental Authorities with respect thereto, (B) satisfactory evidence of payment in full for all work performed and materials delivered in connection with Tenant’s 15th Floor Work, (C) all final lien waivers from all contractors, subcontractors and materialmen who performed work and/or delivered materials to the 15th Floor Space in connection with Tenant’s 15th Floor Work, (D) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (E) final “as built” plans and specifications for Tenant’s 15th Floor Work as required pursuant to Section 5.1(c) of the Original Lease, and (F) such other documents and information as Landlord may reasonably request. It is agreed that Landlord shall have the right (but not the obligation), out of each progress payment, prior to disbursing such progress payment to Tenant, to pay to itself a proportionate share of any reasonable out-of-pocket costs and expenses incurred by Landlord, or by any third-party on behalf of Landlord, in connection with Landlord’s review of plans, specifications, lien waivers, certificates, permits and other construction documents pursuant to Section 5.6 of the Original Lease and/or Landlord’s provision of services pursuant to Section 5.6 and/or this Section 4.2.

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     (b) If Tenant does not pay a contractor, subcontractor or materialman within the time periods provided in the contract with such contractor, subcontractor or materialman, Landlord shall have the right after ten (10) days notice to Tenant, but shall not be obligated, to promptly pay to such contractor, subcontractor or materialman all sums so due from Tenant and Landlord thereafter shall have all remedies available to Landlord at law or in equity for collection of all sums so paid by Landlord and due to Landlord from Tenant provided, however, if Tenant shall furnish evidence to Landlord within such ten (10) day period that it is contesting such payment and provides evidence satisfactory to Landlord that Tenant is bonding any lien arising from such non-payment, then Landlord shall not have the right to make such payment unless a lien is filed against the 15th Floor Space or the Building and such lien is not discharged pursuant to Section 5.4 of the Original Lease in which case Landlord shall have the right to make such payment in addition to any other rights or remedies Landlord may have under the Lease, in equity or pursuant to law. In addition, Tenant agrees that any such payment made by Landlord shall be collectable as Additional Rent pursuant to the Lease, as amended by this amendment, and, in default of payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in the event of default of payment of Rent under the Lease. Tenant shall reimburse Landlord (to the extent Landlord has not paid itself any such costs under the last sentence of Section 4.2(a) above), as Additional Rent, for all reasonable out-of-pocket costs and expenses incurred by Landlord, or by any third-party on behalf of Landlord, in connection with Landlord’s review of plans, specifications, lien waivers, certificates, permits and other construction documents pursuant to Section 5.6 and/or this Section 4.2 and/or Landlord’s provision of services pursuant to Section 5.6.
     (c) The right to receive Landlord’s 15th Floor Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other Person.
SECTION 17 SECURITY DEPOSIT
                  17.1 On the date hereof, the amount of the Security Deposit described in the Original Lease and First Amendment shall be increased by $750,750.00 (“15th Floor Security Deposit”) (by Tenant either by making a cash deposit with Landlord or delivering an additional Letter of Credit which in all respects complies with and shall be governed by the terms, conditions and requirements of Section 34.2 of the Original Lease and all other applicable terms and conditions of the Original Lease) so that the Security Deposit under the Original Lease and First Amendment, as amended hereby, from and after the Effective Date shall be in the total amount of One Million Nine Hundred Ninety Eight Thousand Six Hundred Fifty and 00/100 Dollars ($1,998,650.00), subject to reduction as provided in the First Amendment and as hereinafter provided (such increased Security Deposit, the “Additional Increased Security Deposit”). Except as otherwise specifically provided herein, from and after the Effective Date, all references in the Original Lease, as amended hereby, to the “Security Deposit” shall be deemed to also refer to the 15th Floor Security Deposit. Except as otherwise specifically provided herein, the provisions of Article 34 of the Original Lease shall govern and apply to the 15th Floor Security Deposit and, except as otherwise herein specifically provided, all terms and provisions of the Original Lease respecting the Security Deposit shall apply to the 15th Floor Security Deposit.

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                  17.2 Subject to the provisions of and satisfaction of all of the conditions set forth in Section 34.5(b) and (c) of the Original Lease, the 15th Floor Security Deposit shall be reduced on each of the following reduction dates (the “15th Floor Reduction Dates”) as follows:
     (a) On September 1, 2009, the 15th Floor Security Deposit shall be reduced to $500,500.
     (b) On September 1, 2011, the 15th Floor Security Deposit shall be reduced to $250,250.
     (c) On September 1, 2013, the 15th Floor Security Deposit shall be reduced to $0.00.
                  17.3 The provisions of Section 34.5(a) of the Original Lease shall continue to be void and of no force or effect (as provided in the First Amendment), but the provisions of Section 34.5(b) and Section 34.5(c) of the Original Lease shall continue in full force and effect and shall apply to the 15th Floor Security Deposit. Section 5 of the First Amendment shall not be affected or changed in any manner whatsoever by the terms of this Amendment and the terms of Section 5.2 of the First Amendment shall not in any way apply to this Amendment.
SECTION 18 INTENTIONALLY OMITTED
SECTION 19 NO OTHER MODIFICATIONS; RATIFICATION.
                  19.1 Except as specifically modified and amended by this Amendment, there are no other changes or modifications to the Lease and all of the terms, covenants and conditions of the Lease, as modified and amended by this Amendment, are hereby ratified and confirmed and shall continue to be and remain in full force and effect.
SECTION 20 BROKERS.
                  20.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than Studley, Inc. and RANY Management Group, Inc. (the “Brokers”) and that, to the best of its knowledge and belief, no other broker, finder or like entity procured or negotiated this Amendment or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses (as defined in Section 32.1(b) of the Original Lease) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Brokers) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. Landlord shall be responsible for the commission due and payable to the Brokers in connection with this Amendment pursuant to a separate agreement.
SECTION 21 NOTICES.
                  21.1 All bills, statements, consents, notices, demands, requests, approvals or other communications to be given under the Lease as modified by this Amendment shall be

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given in accordance with the provisions of Article 27 of the Original Lease and Section 9 of the First Amendment.
SECTION 22 OPTION TO RENEW RESPECTING THE PREMISES
                  22.1 The provisions of Section 10 of the First Amendment shall be deleted and replaced by the following:
                         “10.1 Option to Renew. Pzena Investment Management, LLC only, as Tenant, shall have the one-time right, at its option, to renew the Lease, as amended by this Amendment (the “Premises Renewal Option”), for the entire Premises, for a renewal term (“Premises Renewal Term”) of five (5) years from and including November 1, 2015. The Premises Renewal Term shall commence (“Premises Renewal Term Commencement Date”) on November 1, 2015 and shall terminate on October 31, 2020. Tenant shall exercise the option described herein by giving Landlord written notice of such election to renew (“Premises Renewal Notice”) not later than April 30, 2014, and upon the giving of such notice the Lease, as amended by this Amendment, shall thereupon be deemed renewed for the entire Premises for the Premises Renewal Term with the same force and effect as if the Premises Renewal Term had originally been included in the term of the Lease, as amended by this Amendment. Time is of the essence with respect to Tenant’s Renewal Notice. The right of Tenant to renew the Lease, as amended by this Amendment, shall be conditioned upon (i) there shall be no Event of Default at the time of the Premises Renewal Notice and as of the Premises Renewal Term Commencement Date, (ii) the original Tenant named herein and its Affiliates occupying, in the aggregate, not less than ninety percent (90%) of the total rentable square footage of the Premises as of the date of the Premises Renewal Notice and the Premises Renewal Term Commencement Date, and (iii) the Lease, as amended by this Amendment, being in full force and effect at the time of the exercise of such option and as of the Premises Renewal Term Commencement Date.
                  22.2 Terms of Lease. All of the terms, covenants and conditions of the Lease, as amended by this Amendment shall continue in full force and effect during the Premises Renewal Term, except that (i) the Fixed Rent for the Premises Renewal Term shall be in an amount equal to the Fair Market Rent (as determined below), (ii) Tenant shall have no further right to renew the term of the Lease, as amended by this Amendment, (iii) Base Taxes shall be the Taxes for the Tax Year commencing July 1, 2015 and ending on June 30, 2016, and Base Expenses shall be the Operating Expenses for the Computation Year commencing January 1, 2015 and ending December 31, 2015, (iv) the Rent Commencement Date in respect of the Premises Renewal Term shall be the Premises Renewal Term Commencement Date and Tenant shall not be entitled to any abatement of Fixed Rent (as such abatement is provided in Section 3.1 of this Amendment or otherwise), and (v) Landlord shall have no obligation to make any Landlord Contribution of any kind (including, without limitation, any Landlord’s Restroom Contribution as referred to in the First Amendment) or perform any Landlord’s Work of any kind, nor shall Landlord otherwise have any obligation to pay or contribute to the payment for, or perform, any Alterations or any other work intended to prepare the Premises for Tenant’s occupancy. Any termination, cancellation or surrender of the interest of Tenant under the Lease, as amended by this Amendment, at any time during the Term hereof shall terminate any right of renewal of Tenant hereunder. Upon the determination of the Fixed Rent in accordance with Section 10.4 or Section 10.5 below for the Premises Renewal Term, Landlord and Tenant, upon

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the demand of either of them, shall execute and deliver an instrument setting forth the Fixed Rent for the Premises Renewal Term; but failure of the parties, or either of them, to so execute and deliver such an instrument shall not affect the enforceability of the Fixed Rent for the Premises Renewal Term, as determined as herein provided.
                  22.3 Fixed Rent. For purposes of determining the Fixed Rent payable during the Premises Renewal Term, the Fair Market Rent of the Premises shall be equal to the fair market annual rental value of the Premises as of the Premises Renewal Term Commencement Date, as determined in accordance with the terms hereof. Not later than ninety (90) days prior to the Premises Renewal Term Commencement Date, Landlord shall give notice (“Premises Valuation Notice”) to Tenant setting forth the amount that Landlord determines to be the Fair Market Rent for the Premises for the Premises Renewal Term. If Tenant shall dispute Landlord’s determination of the Fair Market Rent, Tenant must (or Tenant shall be deemed to have accepted the Fair Market Rent set forth in Landlord’s Premises Valuation Notice) give notice to Landlord of such dispute within twenty (20) days of Tenant’s receipt of the Premises Valuation Notice (with time of the essence). The parties shall then engage in good faith negotiations for ten (10) days to determine the Fair Market Rent for the Premises for the Premises Renewal Term. In the event the parties cannot resolve their dispute with regard to the Fair Market Rent for the Premises for the Premises Renewal Term within such ten (10) day period, then the Lease, as amended by this Amendment, shall be deemed renewed as respects the Premises and the Fair Market Rent for the Premises for the Premises Renewal Term shall be determined by arbitration in accordance with Section 10.5 hereof. For the avoidance of doubt, Fair Market Rent is defined as the annual amount of fixed, base rent that a willing lessee would pay and a willing lessor would accept for the Premises, paid over the Premises Renewal Term, taking into account all reasonably relevant factors relating to the premises in question.
                  22.4 Arbitration. If Tenant shall dispute Landlord’s determination of the Fair Market Rent for the Premises for the Premises Renewal Term pursuant to Section 10.4 of this Amendment, such Fair Market Rent shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the County of New York in a calling related with the leasing of commercial office space in office buildings comparable to the Building, and the fees of such arbitrator, shall be shared equally by Landlord and Tenant. Within thirty (30) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the Fair Market Rent for the Premises for the Premises Renewal Term (which need not be the same determination which the party submitted or proposed pursuant to Section 10.4), together with such information on comparable rentals or such other evidence as such party shall deem relevant. The arbitrator shall, within thirty (30) days following such hearing and submission of evidence, render its decision by selecting the determination of the Fair Market Rent for the Premises for the Premises Renewal Term submitted to the arbitrator by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects such Fair Market Rent based on all relevant factors relating to the premises in question. It is expressly understood that such arbitrator shall have no power or authority to select any Fair Market Rent for the Premises for the Premises Renewal Term other than the Fair Market Rent submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the parties hereto. Prior to the determination of the arbitrator, Tenant shall

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pay Rent in the amount equal to the lesser of the amount set forth in Landlord’s Premises Valuation Notice and the amount submitted by Landlord to the arbitrator pursuant to this Section 10.5, provided that during such period of time, if any prior to the determination of the arbitrator and prior to such time as Landlord shall make such submission to the arbitrator, Tenant shall pay Rent in an amount equal to the amount set forth in Landlord’s Premises Valuation Notice. Following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be promptly adjusted between the parties.”
SECTION 23 INTENTIONALLY OMITTED
SECTION 24 MISCELLANEOUS.
                  24.1 This Amendment shall not be binding upon or enforceable against Landlord unless and until Landlord shall have executed and unconditionally delivered to Tenant a fully executed counterpart of this Amendment.
                  24.2 As used in this Amendment: (i) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (ii) all Section references shall, unless otherwise expressly stated, be deemed references to the Sections of this Amendment, (iii) whenever a financial obligation is stated to be at a party’s expense, such obligation shall be at such party’s sole cost and expense, and (iv) wherever a period of time is stated in this Amendment as commencing or ending on specified dates, such period of time shall be deemed inclusive of such stated commencement and ending dates, and to commence at 12:00 a.m. Eastern Time on such stated commencement date and to end at 11:59 p.m. Eastern Time on such stated ending date.
                  24.3 This Amendment (i) contains the entire agreement between the parties hereto relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein, (ii) may not be changed, modified, terminated or discharged, in whole or in part, except by an agreement in writing, executed by the party against which enforcement of the change, modification, termination or discharge is sought, (iii) shall be construed, governed and enforced in accordance with the laws of the State of New York, (iv) shall be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question, and (v) may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
                  24.4 The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
THE REST OF THIS PAGE INTENTIONALLY HAS BEEN LEFT BLANK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:	MAGNOLIA ASSOCIATES, LTD.

	By:	Metropolitan Orlando GP, LLC

		By:	Metropolitan Operating Partnership, L.P.

			By:	Metropolitan Partners, LLC

By:	/s/ William Elder
Name:	William Elder
Title:	Senior Vice President and Co-Director

TENANT:	PZENA INVESTMENT MANAGEMENT, LLC

By:	/s/ Richard S. Pzena
Name:	Richard S. Pzena
Title:	Managing Member

Federal Tax ID No.: 13-3860154

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EXHIBIT A-3
Floor Plans of the 15th Floor Space
     The floor plan which follows is intended solely to identify the general location of the 15th Floor Space, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
[Exhibit Intentionally Omitted]